Exhibit 99.2

January 19, 2005

Dear Cendant Stockholder:

I am pleased to advise you that Cendant Corporation’s previously announced spin-off of its mortgage and fleet management services businesses to Cendant’s common stockholders will occur on January 31, 2005 through a distribution of all of the outstanding common stock of PHH Corporation. The PHH common stock will trade on the New York Stock Exchange under the symbol “PHH.”

Holders of record of Cendant common stock as of the close of business on January 19, 2005, which will be the record date for the distribution, will receive one share of PHH common stock for every 20 shares of Cendant common stock held. No action is required on your part to receive your PHH shares. You will not be required to pay for the new shares or to surrender any shares of Cendant common stock. No fractional shares of PHH common stock will be issued. If you otherwise would be entitled to a fractional share, you will receive the cash value thereof, which may be taxable to you.

The attached information statement describes the distribution of shares of PHH common stock to Cendant stockholders and contains important information, including:

•	a description of the U.S. federal income tax consequences of your receipt of PHH common stock;

•	how you will receive your shares of PHH common stock;

•	a description of the business of PHH following the spin-off;

•	pro forma financial information for PHH reflecting the transactions to be effected in connection with the spin-off; and

•	information regarding the management and board of directors of PHH following the spin-off.

I suggest that you read this information statement carefully. If you have any questions regarding the distribution, please contact Cendant’s transfer agent, Mellon Investor Services, at 800-589-8660. On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of Cendant Corporation.

Sincerely,

Henry R. Silverman
Chairman and Chief Executive Officer

Information Statement

Distribution of

Common Shares of

PHH CORPORATION

by

CENDANT CORPORATION

to Cendant Corporation Common Stockholders

Cendant Corporation (“Cendant”) is sending you this information statement because it is distributing all of the shares of common stock of PHH Corporation held by it to the holders of Cendant’s common stock on a pro rata basis. Cendant is distributing one share of PHH’s common stock for every twenty (20) shares of Cendant common stock outstanding on the record date for the distribution. The distribution will be effective as of January 31, 2005 to holders of record of shares of Cendant common stock on January 19, 2005.

We are a leading outsource provider of mortgage and vehicle fleet management services. Prior to the spin-off, we will undergo an internal reorganization after which we will continue to own Cendant Mortgage Corporation (which will be renamed PHH Mortgage Corporation), PHH Vehicle Management Services, LLC and our other subsidiaries that engage in the mortgage and fleet management services businesses. Pursuant to our internal reorganization, Cendant Mobility Services Corporation, our relocation business, Wright Express LLC, our fuel card business, and our other subsidiaries that engage in the relocation and fuel card businesses will be separated from us and distributed to Cendant.

All of the outstanding shares of our common stock are currently owned by Cendant. Accordingly, there is no public trading market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “PHH.”

No vote of Cendant stockholders is required in connection with this distribution. Therefore, you are not required to take any action. Cendant stockholders will not be required to pay for the shares of our common stock they receive in the distribution, or to surrender or exchange shares of Cendant common stock in order to receive shares of our common stock in the distribution, or to take any other action in connection with the distribution. Cendant is sending you this information statement, which contains additional information about us and our business, as well as a description of the distribution and certain U.S. federal income tax consequences of the distribution, for your information only.

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities regulator has approved our common stock to be issued to you pursuant to this distribution or determined if this information statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is January 19, 2005.

CONTENTS

Summary	1
Risk Factors	6
Forward-Looking Statements	12
Where You Can Find More Information	13
The Reorganization and Spin-Off	14
Unaudited Pro Forma Financial Information	19
Analysis of Pro Forma Results of Operations for the Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003	27
Pro Forma Financial Condition, Liquidity and Capital Resources	35
Our Business Following the Spin-Off	43
Management of PHH Following the Spin-Off	51
Beneficial Ownership	57
Executive Compensation	59
Certain Relationships and Related Transactions	68
Intercompany Arrangements	69
Description of Capital Stock	80
Certain Provisions of the Maryland General Corporation Law and Our Charter and By-Laws	82
Recent Sales of Unregistered Securities	86
Annual Meeting of Stockholders	87

i

SUMMARY

Except as expressly indicated or unless the context otherwise requires, the “Company”, “PHH”, “we”, “our” or “us” means PHH Corporation, a Maryland corporation, and its subsidiaries.

The Reorganization and Spin-off

Distributing Company	Cendant Corporation, one of the foremost providers of travel and real estate services in the world.

Distributed Company	PHH Corporation, a leading outsource provider of mortgage and vehicle fleet management services.

The Reorganization	Prior to the spin-off, we will undergo an internal reorganization after which we will continue to own Cendant Mortgage Corporation (which will be renamed PHH Mortgage Corporation), PHH Vehicle Management Services, LLC and our other subsidiaries that engage in the mortgage and fleet management services businesses. Pursuant to our internal reorganization, Cendant Mobility Services Corporation, our relocation business, Wright Express LLC, our fuel card business, and our other subsidiaries that engage in the relocation and fuel card businesses will be separated from us and distributed to Cendant. In addition, in January 2005, Cendant contributed to us Speedy Title and Appraisal Review Services, LLC, its appraisal services business.

Distribution Ratio	Each holder of Cendant common stock will receive one share of our common stock for every twenty (20) shares of Cendant common stock held on January 19, 2005, the record date for the distribution. However, if you own shares of Cendant common stock at the close of business on the record date and sell those shares in the regular way market prior to or on the distribution date, you will also be selling your right to receive the shares of our common stock that would have been distributed to you in the distribution. See “The Reorganization and Spin-Off — Trading Between the Record Date and the Distribution Date” for an explanation of how trading in Cendant common stock after the record date could impact your right to receive our shares.

Securities to be Distributed	Based on 1.05 billion shares of Cendant common stock outstanding on December 31, 2004, approximately 52.6 million shares of our common stock will be distributed to Cendant stockholders. We refer to this distribution of securities as the “spin-off.” The shares of our common stock distributed will constitute all of the outstanding shares of our common stock immediately after the spin-off. Cendant stockholders will not be required to pay for the shares of our common stock to be received by them in the spin-off, or to surrender or exchange shares of Cendant common stock in order to receive our common stock, or to take any other action in connection with the spin-off.

Fractional Shares	Fractional shares of our common stock will not be distributed. Fractional shares of our common stock will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the Cendant stockholders who would otherwise have received fractional share interests. These proceeds may be taxable to those stockholders. See “The Reorganization and Spin-Off — U.S. Federal Income Tax Consequences of the Distribution” for an explanation of the U.S. federal income tax consequences of the distribution.

Record Date	The record date for the distribution is the close of business on January 19, 2005.

Distribution Date	January 31, 2005.

U.S. Federal Income Tax Consequences of the Distribution	Cendant expects to receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that the spin-off should qualify as a tax-free transaction to us, Cendant and Cendant stockholders under Section 355 of the Internal Revenue Code of 1986, as amended. See “The Reorganization and Spin-Off — U.S. Federal Income Tax Consequences of the Distribution” for a more complete discussion of the U.S. federal income tax consequences of the distribution.

Stock Exchange Listing	There is currently no public market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, or the NYSE, under the symbol “PHH.” It is anticipated that trading in respect of our common stock will commence on a “when-issued” basis on the record date. On February 1, 2005, when-issued trading in respect of our common stock will end and regular-way trading will commence.

Distribution Agent, Transfer Agent and Registrar for Our Common Stock	Mellon Investor Services will be the distribution agent, transfer agent and registrar for the shares of our common stock.

Relationship Between Cendant and PHH After the Distribution	Following the spin-off, we will be a public company and Cendant will have no continuing stock ownership interest in us. In connection with the spin-off, we intend to form a mortgage venture with Cendant for the purpose of originating and selling mortgage loans primarily sourced through Cendant’s owned residential real estate brokerage and corporate relocation businesses. In connection with the mortgage venture, we will enter into a number of other agreements with Cendant, including a strategic relationship agreement, a license agreement and a management agreement. Also in connection with the spin-off, we will enter into a separation agreement, tax sharing agreement and transition services agreement with Cendant, which will contain the key provisions of our relationship with Cendant following the spin-off. In addition, we and certain of our subsidiaries and Cendant and certain of its subsidiaries will enter into or maintain various other intercompany arrangements. See “Intercompany Arrangements” for a more detailed description of these arrangements.

PHH Dividend Policy	The declaration and payment of future dividends by us will be subject to the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Currently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risk Factors	Stockholders should carefully consider the matters discussed in “Risk Factors” beginning on page 6.

Our Principal Executive Offices	Following the spin-off, our principal office will be located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 and our telephone number will be 1-856-917-1744.

Our Business Following the Spin-off

We are a leading outsource provider of mortgage and vehicle fleet management services. Following the completion of the spin-off, we will operate in two segments, mortgage services and fleet management services.

Mortgage Services. Our mortgage services segment originates and services mortgages through Cendant Mortgage, which will be renamed PHH Mortgage in connection with the spin-off. We are a centralized mortgage lender conducting business throughout the United States with a focus on retail mortgage originations in which we provide mortgages directly to consumers. In the United States, for the nine months ended September 30, 2004, we were the sixth largest retail originator of residential mortgages, a leading outsource provider of mortgage origination services to financial institutions and the only mortgage company authorized to harness the power of the Coldwell Banker, Century 21 and ERA brand names.

We originate mortgage loans through three principal business channels: financial institutions (on a private label or co-branded basis for clients including Merrill Lynch Credit Corporation, American Express Membership Bank, PNC Bank, N.A., The Northern Trust Company and Charles Schwab Bank), real estate brokers (including brokers associated with brokerages owned or franchised by Cendant as well as independent brokers) and relocation (mortgage services for clients of Cendant Mobility). We originate mortgage loans utilizing three distinct origination platforms: teleservices (also known as our Phone In, Move In program), field sales representatives and closed loan purchases. Our mortgage services segment also provides appraisal services.

In connection with the spin-off, we intend to form a venture (the “mortgage venture”) with Cendant, to be named PHH Home Loans, LLC, for the purpose of originating and selling mortgage loans primarily sourced through Cendant’s owned residential real estate brokerage and relocation businesses. For the nine months ended September 30, 2004, approximately 29% of all loans originated by our mortgage services segment were derived from these sources. We will contribute to the mortgage venture certain of our assets and employees that currently support originations from these sources. The mortgage venture will have a 25-year term, subject to earlier termination upon the occurrence of certain events or at Cendant’s election at any time after the eighth anniversary of the completion of the spin-off by giving two years’ notice to us. See “Our Business Following the Spin-off — Segments — Mortgage Services Segment” for a more complete description of our mortgage business and “Intercompany Arrangements — Cendant-PHH Mortgage Venture” for a more complete description of the mortgage venture.

Fleet Management Services. Our fleet management services segment provides commercial fleet management services to corporate clients and government agencies through PHH Vehicle Management Services, LLC (d/b/a PHH Arval). We are the second largest provider of outsourced commercial fleet management services in both the United States and Canada.

Fleet management services include vehicle leasing, fleet policy analysis and recommendations, benchmarking, vehicle recommendations, ordering and purchasing vehicles, arranging for vehicle delivery and administration of the title and registration process, as well as tax and insurance requirements, pursuing warranty claims and remarketing used vehicles. We also provide fuel, maintenance, accident and similar management services, which assist our corporate and governmental clients in the effective management and control of automotive expenses by providing cards that permit a client’s representatives to purchase gasoline or other fleet-related products and services through a network of merchants. As of September 30, 2004, we had more than 317,000 vehicles leased and approximately 303,000 additional vehicles serviced under fuel, maintenance, accident and/or similar management arrangements. See “Our Business Following the Spin-off — Segments — Fleet Management Services Segment” for a more complete description of our fleet management business.

Our Strategy

We seek to achieve growth in revenues and income from our mortgage and fleet management services businesses. The key aspects of our business strategy are to:

•	maintain our focus on providing high quality outsourced services;

•	leverage our existing platforms through new products and services;

•	increase mortgage loan capture rates at real estate brokerages owned by, or affiliated with, Cendant;

•	increase market share by entering into new mortgage origination relationships across all channels;

•	expand mortgage origination relationships with real estate brokers unaffiliated with Cendant; and

•	continue to focus on growth in large fleet customers with increased emphasis on national fleet and truck fleet segments.

Unaudited Pro Forma Summary Financial Data

The following Unaudited Pro Forma Summary Financial Data have been derived from our historical financial statements and adjusted to give effect to the following:

•	the planned distribution of our relocation and fuel card businesses to Cendant;

•	Cendant’s contribution of its appraisal services business to us in January 2005;

•
the planned equity contribution to us by Cendant, or through one of its wholly-owned subsidiaries, of $100 million in cash and Cendant’s assumption of $55 million of our pension-related liabilities; and

•
the subsequent planned distribution of our common stock to Cendant stockholders by Cendant and the related transactions described in the Notes to the Unaudited Pro Forma Balance Sheets and Statements of Operations presented elsewhere in this filing.

See “Unaudited Pro Forma Financial Information” for more detail regarding the information provided below.

	As of and for the
	Nine Months Ended		As of and for the
	September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(in millions, except per share data)
Statement of Operations Data:
Net revenue	$1,753	$1,930	$2,505	$1,904	$2,014
Net income (loss)	67	139	167	(15)	158
Earnings (loss) per share(*)	1.27	2.64	3.17	(0.29)	3.00
Balance Sheet Data:
Total assets	$9,470		$9,933
Debt under management and mortgage programs	6,610		6,768
Total stockholders’ equity	1,458		1,476

(*)
Earnings per share reflect the estimated number of common shares we expect to have outstanding upon the completion of the spin-off. The dilutive effect of existing awards in Cendant common stock to be converted into equity awards in PHH common stock in connection with the completion of the spin-off has not been reflected in earnings per share as such amount is not determinable until completion of the spin-off. It is currently expected that approximately 4.5 million PHH common stock options and approximately 1.7 million PHH restricted stock units will be issued upon completion of the spin-off in replacement of existing equity awards in Cendant common stock. We estimate that, immediately following the spin-off, the earnings per share dilution associated with such options and restricted stock units will be less than 2% compared to the calculation of earnings per share above.

Historical Operating Statistics

Presented below are historical operating statistics for our mortgage and fleet management businesses:

	As of and for the
	Nine Months Ended		As of and for the
	September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001
	(dollars in millions)
Mortgage Services:
Mortgage loan originations	$41,570	$68,759	$83,701	$59,279	$44,522
Production loans closed to be securitized	$27,244	$50,314	$60,333	$38,455	$37,705
Other production loans closed	$14,326	$18,445	$23,368	$20,824	$6,817
Production loans sold	$25,719	$48,199	$59,521	$38,055	$35,945
Average servicing loan portfolio	$136,553	$120,261	$122,887	$105,780	$88,943
Outstanding mortgage loans serviced	$144,714	$132,926	$136,427	$114,079	$97,205
Number of loans serviced	922,950	820,729	888,860	786,201	717,251
Fleet Management Services:
Leased vehicles	317,846	312,593	313,818	317,361	316,642
Fuel cards(*)	315,478	301,864	294,230	303,824	334,920
Maintenance cards(*)	341,647	323,204	330,286	336,969	356,333
Accident management vehicles(*)	313,240	279,382	283,096	285,921	211,474

(*)
Vehicles may be serviced under one or more of these programs. Vehicles that are serviced under more than one program are included in each applicable category. The total number of vehicles serviced under programs offered by PHH Arval other than leasing services as of September 30, 2004 was approximately 303,000.

RISK FACTORS

Risks Related to PHH’s Business

The termination of our mortgage venture with Cendant or of our exclusivity rights under the mortgage venture could have a material adverse effect on our financial condition and our results of operations.

Our proposed mortgage venture with Cendant would have accounted for approximately 13% of our pro forma net income for the nine months ended September 30, 2004. Pursuant to the terms of the operating agreement for the mortgage venture, Cendant will have the right to terminate the mortgage venture upon the occurrence of certain events, including a material breach by us of our obligations or by our affiliates of their obligations under any of the mortgage venture transaction documents (and such breach is not cured within the requisite cure period), the occurrence and continuance for a period of six consecutive months or more of any regulatory order or governmental proceeding that restricts the mortgage venture’s ability to originate mortgage loans in a manner that adversely affects the value of quarterly distributions from the mortgage venture to its members or a change in control of PHH under certain circumstances. In addition, beginning on the eighth anniversary of the completion of the spin-off, Cendant will have the right at any time upon two years’ notice to us to terminate its interest in the mortgage venture. A termination of the mortgage venture could have a material adverse effect on our financial condition and our results of operations. In addition, the mortgage venture operating agreement will provide that Cendant’s real estate services division will exclusively recommend the mortgage venture as the provider of mortgage loans to the independent sales associates and customers of Cendant’s owned residential real estate brokerage business (“NRT”) and Cendant Mobility and to U.S.-based employees of Cendant. However, Cendant will have the right to terminate this exclusivity covenant, following notice and a cure period, if:

•	we materially breach any representation, warranty, covenant or other agreement contained in any mortgage venture document;

•
we or the mortgage venture become subject to any regulatory order or governmental proceeding and such order or proceeding prevents or materially impairs the mortgage venture’s ability to originate mortgages for any period of time (which order or proceeding is not generally applicable to companies in the mortgage lending business) in a manner that adversely affects the value of one or more of the quarterly distributions to be paid by the mortgage venture to its members; or

•
the mortgage venture otherwise is not permitted by law, regulation, rule, order or other legal restriction to perform its origination function in any jurisdiction, but in such case exclusivity may be terminated only with respect to such jurisdiction.

A termination by Cendant of its exclusivity obligations with respect to the mortgage venture would permit Cendant to recommend other competing mortgage lenders as providers of mortgage loans to independent sales associates and customers of NRT and Cendant Mobility, which would adversely affect our results of operations.

Adverse developments in general business, economic and political conditions could have a material adverse effect on our financial condition and our results of operations.

Our businesses and operations are sensitive to general business and economic conditions in the United States. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. economy, both nationally and in the regions in which we conduct our businesses.

A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our financial condition and our results of operations.

Our business is significantly affected by the monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. The Federal Reserve Board’s policies affect the size of the mortgage origination market as well as the pricing of our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies are beyond our control and difficult to predict and could have a material adverse effect on our business, results of operations and financial condition.

Our business is affected by fluctuations in interest rates, and if we fail to effectively manage our exposure to changes in interest rates, our results of operations and our financial condition could be adversely affected.

The level and volatility of interest rates significantly affect the mortgage lending industry. For example, a decline in mortgage interest rates generally increases the demand for home loans as more potential homeowners seek mortgage loans and more borrowers seek to refinance existing loans, but also generally leads to accelerated payoffs in our mortgage servicing portfolio, which negatively impacts the value of our mortgage servicing rights (“MSR”) asset. We attempt to manage this risk in part through the use of derivatives. Our main objective in managing interest rate risk is to moderate the impact of changes in interest rates on our earnings over time. Our interest rate risk management strategies may result in significant earnings volatility in the short term. The success of our interest rate risk management strategy is largely dependent on our ability to predict the earnings sensitivity of our loan servicing and loan production operations in various interest rate environments, which is inherently uncertain. Significant changes in current market conditions and/or the assumptions used (including the relationship of the change in the MSR asset to the change in the derivatives) in developing our estimates of borrower behavior and future interest rates could result in a material adverse effect on our results of operations and our financial condition.

The mortgage services industry is highly competitive and, if we fail to meet the competitive challenges in our industry, our financial condition and results of operations could be materially adversely affected.

We operate in a highly competitive industry that could become even more competitive as a result of economic, legislative, regulatory and technological changes. Competition for mortgage loans comes primarily from large commercial banks and savings institutions, which typically have lower funding costs and are less reliant than we are on the sale of mortgages into the secondary markets to maintain their liquidity. In addition, technological advances and heightened e-commerce activity have increased consumers’ access to products and services generally. This has intensified competition among banking, as well as non-banking companies in offering financial products and services, with or without the need for a physical presence. If competition in the mortgage services industry continues to increase, it could have a material adverse effect on our financial condition and results of operations.

The businesses in which we engage are heavily regulated, and changes in the regulatory environment affecting our businesses could have a material adverse effect on our financial condition and our results of operations.

We are subject to many federal, state and local laws, rules and regulations that affect our business, including mortgage and real estate related regulations such as the Federal Real Estate Settlement Procedures Act (“RESPA”), which restricts the payment of fees or other things of value in consideration for the referral of real estate settlement services, including mortgage loans, as well as rules and regulations related to taxation, vicarious liability and accounting. Our mortgage services business, in general, is heavily regulated by mortgage lending laws at the federal, state and local levels, and proposals for further regulation of the financial services industry are continually being introduced. The establishment of the mortgage venture and the continuing relationship between and among the mortgage venture, Cendant and us will be subject to the anti-kickback requirements of RESPA. With respect to our fleet management business, we are subject to unlimited liability as the owner of leased vehicles in three jurisdictions (the States of New York and Maine and the District of Columbia) and Canada and limited liability in approximately six additional jurisdictions under the legal theory of vicarious liability.

Congress and state legislatures, as well as federal and state regulatory agencies, review such laws, rules, regulations and policies and periodically propose changes that could significantly affect or restrict the manner in which we conduct our business. It is possible that one or more legislative proposals may be adopted or one or more regulatory changes, changes in interpretations of laws and regulations, judicial decisions or governmental enforcement actions involving the mortgage industry may be implemented that would have a material adverse effect on our financial condition and our results of operations. For example, certain trends in the regulatory environment could result in increased pressure from our clients for us to assume more residual risk on the value of the vehicles at the end of the lease term. If this were to occur, it could have a material adverse effect on our results of operations.

Our failure to comply with such laws, rules or regulations, whether actual or alleged, could expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could have a material adverse effect on our financial condition and our results of operations.

If a change in control transaction occurs, some of our mortgage loan origination arrangements with financial institutions could be subject to voluntary termination at the election of such institutions.

Approximately 22% of our pro forma consolidated revenue for the nine months ended September 30, 2004 would have been derived from our financial institutions channel, pursuant to which we provide outsourced mortgage loan services for customers of our financial institution clients such as Merrill Lynch Credit Corporation and American Express Membership Bank. Our agreements with some of these financial institutions provide the applicable financial institution with the right to terminate its relationship with us prior to the expiration of the contract term if we complete a change in control transaction with a third party acquiror that is a competitor of such financial institution. Accordingly, completion of such a change in control transaction could have a material adverse effect on our business, results of operations and financial condition. Furthermore, the existence of these termination rights could discourage offers from third parties seeking to acquire us or could reduce the amount of consideration an acquiror would be willing to pay in an acquisition transaction. Although in some cases these contracts would require the payment of liquidated damages in such event, such amounts may not fully compensate us for all of our actual or expected loss of business opportunity for the remaining duration of the contract term.

Risks Related to the Spin-off

For the past seven years, we have not been an independent company and we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

Prior to the spin-off, our business was operated by Cendant as part of its broader corporate organization, rather than as an independent company. Cendant or one of its affiliates performed various corporate functions for us, including, but not limited to:

•	selected human resources related functions;

•	tax administration;

•
selected legal functions (including compliance with the Sarbanes-Oxley Act of 2002), as well as external reporting, treasury administration, investor relations, internal audit, insurance and facilities functions; and

•	selected information technology and telecommunications services.

Following the spin-off, neither Cendant nor any of its affiliates will have any obligation to provide these functions to us other than the transition services that will be provided by Cendant and its affiliates that are described in “Intercompany Arrangements — Transition Services Agreement.”

If, once our transition services agreement expires, we do not have in place our own systems and business functions, we do not have agreements with other providers of these services or we are not able to make these changes cost-effectively, we may not be able to operate our business effectively and our profitability may decline. If Cendant or its affiliates do not continue to perform effectively the transition services that are called for under the transition services agreement, we may not be able to operate our business effectively after the spin-off.

Historically, we have benefited from Cendant’s size and purchasing power in procuring goods, technology and services. We may be unable to obtain such goods, technology and services as a separate, stand-alone company at prices and on terms as favorable as those available to us prior to the spin-off, and we may not have access to financial and other resources comparable to those available to us prior to the spin-off.

Our agreements with Cendant and its affiliates may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated parties.

The agreements related to our separation from Cendant, including the separation, transition services and other agreements, were not the result of arm’s-length negotiations and thus may not reflect terms that would have resulted from arm’s-length negotiations between two unaffiliated parties. This could include, among other things, allocation of assets, liabilities, rights, indemnifications and other obligations between Cendant and us. See “Intercompany Arrangements.”

We may be required to satisfy certain indemnification obligations to Cendant and its affiliates, or we may not be able to collect on indemnification rights from Cendant and its affiliates.

We and Cendant and our respective affiliates will each agree to indemnify the other for certain liabilities and obligations following the completion of the spin-off. Our indemnification obligations could be significant. We will be required to indemnify Cendant for any taxes incurred by it and its affiliates as a result of any action, misrepresentation or omission by us or one of our subsidiaries that causes the distribution of our common stock by Cendant or transactions relating to the internal reorganization to fail to qualify as tax- free. We also will be responsible for 13.7% of any taxes resulting from the failure of the spin-off or transactions relating to the internal reorganization to qualify as tax-free, which failure is not due to the actions, misrepresentations or omissions of Cendant or us or our respective subsidiaries. Such percentage is based on the relative pro forma book net values of Cendant and us as of September 30, 2004, without giving effect to any adjustments to the book values of certain long-lived assets that may be required as a result of the spin-off and the related transactions. We cannot determine whether we will have to indemnify Cendant or its affiliates for any substantial obligations after the spin-off. We also cannot assure you that if Cendant or any of its affiliates is required to indemnify us for any substantial obligations, they will be able to satisfy those obligations.

Our historical and pro forma financial information may not be representative of results we would have achieved as an independent company or will achieve in the future.

Because our business will be substantially changed in the reorganization we will undergo in connection with the spin-off, our historical financial information incorporated by reference in this information statement does not reflect what our results of operations, financial position or cash flows would have been had we been an independent company during the periods presented. For this reason, as well as the inherent uncertainties of our business, the historical financial information is not indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future.

Although our pro forma adjustments reflect the estimated effect of changes that we expect will occur in our balance sheet and income statements as a result of the spin-off and the related transactions, given the inherent uncertainties of our business and the spin-off process, they do not necessarily indicate the actual changes in our balance sheet and income statements that we may experience as a publicly-traded, independent company.

A failure to maintain our investment grade ratings could impact our ability to obtain financing on favorable terms and could negatively impact our business.

Our current senior debt credit ratings from Moody’s Investors Service, Standard & Poor’s and Fitch Ratings are Baa1, BBB+ and BBB+, respectively. Following our announcement of the spin-off in October 2004, Moody’s Investors Service placed our senior debt “under review for possible downgrade”,

Standard & Poor’s assigned this debt a “CreditWatch Negative” and Fitch Ratings assigned a “Rating Watch Positive” to our senior debt ratings.

Should we fail to maintain our investment-grade ratings as a result of the spin-off or future events or circumstances:

•	our ability to obtain additional financing on favorable terms could be negatively impacted;

•	our ability to maintain our mortgage asset-backed funding arrangements may be limited;

•	the interest rate and facility fee charged in connection with our revolving credit facility would increase; and

•	our ability to maintain or expand our current client base could be negatively impacted.

Risks Related to PHH Common Stock

There may be a limited public market for our common stock and our stock price may experience volatility.

Prior to the spin-off, there has not been a public market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “PHH”. However, there can be no assurance that an active trading market for our common stock will develop as a result of the spin-off or be sustained in the future. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Changes in earnings estimates by analysts and economic and other external factors may have a significant impact on the market price of our common stock. Fluctuations or decreases in the trading price of our common stock may adversely affect the liquidity of the trading market for our common stock and our ability to raise capital through future equity financing.

Provisions in our charter documents, the Maryland General Corporation Law and our stockholder rights plan may delay or prevent our acquisition by a third party.

Following the spin-off, our charter and by-laws will contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions will include, among other things, a classified board of directors, advance notice for raising business or making nominations at meetings and “blank check” preferred stock. Blank check preferred stock will enable our board of directors, without stockholder approval, to designate and issue additional series of preferred stock with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, as our board of directors may determine, including rights to dividends and proceeds in a liquidation that are senior to the common stock.

We are also subject to certain provisions of the Maryland General Corporation Law which could delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock or may otherwise be in the best interest of our stockholders. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and By-laws.”

In addition, our board of directors is expected to approve the adoption of a stockholder rights plan, which will become effective upon consummation of the spin-off. This plan entitles our stockholders to acquire shares of our common stock at a price equal to 50% of the then current market value in limited circumstances when a third party acquires beneficial ownership of 15% or more of our outstanding common stock or commences a tender offer for at least 15% of our common stock, in each case, in a transaction that our board of directors does not approve. Because, under these limited circumstances, all of our stockholders would become entitled to effect discounted purchases of our common stock, other than the person or group that caused the rights to become exercisable, the existence of these rights would significantly increase the cost of acquiring control of our company without the support of our board of directors. The existence of the rights plan could therefore deter potential acquirers and reduce the likelihood that you receive a premium for your common stock in an acquisition.

Certain provisions of our mortgage venture with Cendant could discourage third parties from seeking to acquire us or could reduce the amount of consideration they would be willing to pay our stockholders in an acquisition transaction.

Pursuant to the terms of our mortgage venture with Cendant, Cendant will have the right to terminate the mortgage venture at its election at any time on or after the eighth anniversary of the completion of the spin-off by providing two years’ notice to us. In addition, under the operating agreement for the mortgage venture, Cendant may terminate the mortgage venture if we effect a change in control transaction with a competitor of Cendant or with certain other third parties. In connection with such termination, we would be required to make a cash payment to Cendant of an amount equal to its allocable share of the mortgage venture’s trailing twelve months net income multiplied by the greater of the number of years remaining in the first ten years of the mortgage venture’s term and two. The existence of these termination provisions could discourage third parties from seeking to acquire us or could reduce the amount of consideration they would be willing to pay to our stockholders in an acquisition transaction.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in our public filings or other public statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. You should understand that the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

•	the effect of economic or political conditions or any outbreak or escalation of hostilities on the economy on a national, regional or international basis and the impact thereof on our businesses;

•	the effects of a decline in the volume or value of U.S. existing home sales, due to adverse economic changes or otherwise, on our mortgage services business;

•	the effects of changes in current interest rates, particularly on our mortgage services business and on our financing costs;

•	our ability to develop and implement operational, technological and financial systems to manage growing operations and to achieve enhanced earnings or effect cost savings;

•	competition in our existing and potential future lines of business and the financial resources of, and products available to, competitors;

•	our failure to reduce quickly overhead and infrastructure costs in response to a reduction in revenue;

•	our failure to provide fully integrated disaster recovery technology solutions in the event of a disaster;

•	our ability to obtain financing on acceptable terms to finance our growth strategy and to operate within the limitations imposed by financing arrangements and to maintain our credit ratings;

•
in relation to our management and mortgage programs, (i) the deterioration in the performance of the underlying assets of such programs and (ii) our inability to access the secondary market for mortgage loans and to act as servicer thereto, which could occur in the event that our credit ratings are downgraded below investment grade and, in certain circumstances, where we fail to meet certain financial ratios; and

•	changes in laws and regulations, including changes in accounting standards; mortgage and real estate related regulations; state, federal and non-United States tax laws.

Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control.

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

We and Cendant are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, each company files registration statements, reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”), including financial statements. If you would like more information about us, we urge you to read our reports filed with the SEC.

You may read and copy Cendant’s and our reports filed with the SEC at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. You may also inspect these reports at the SEC’s website at http://www.sec.gov, or you may obtain copies of these materials at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

We “incorporate by reference” certain information into this information statement by referring you to another document filed separately with the SEC containing such information. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information in this information statement. This information statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the date of the spin-off are incorporated by reference into and are deemed to be a part of this information statement from the date of filing of those documents.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date indicated on the cover page. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to stockholders nor the issuance of our shares of common stock in the spin-off shall create any implication to the contrary.

The following documents, which have been filed by us with the SEC (SEC file number 001-07797), are incorporated by reference into this information statement:

•	Our Annual Report on Form 10-K, for the fiscal year ended December 31, 2003 (filing date March 1, 2004);

•	Our Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2004 (filing date May 3, 2004);

•	Our Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2004 (filing date August 2, 2004);

•	Our Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 2004 (filing date November 2, 2004); and

•	Our Current Report on Form 8-K dated October 12, 2004 (filing date October 13, 2004).

THE REORGANIZATION AND SPIN-OFF

The Distribution

On January 5, 2005, the board of directors of Cendant approved the distribution of shares of our common stock held by Cendant to the holders of Cendant common stock. You will receive one share of our common stock for every twenty (20) shares of Cendant common stock you own on the record date for the distribution. The distribution will be payable on January 31, 2005, the distribution date, to holders of record of Cendant common stock at the close of business on January 19, 2005, which is the record date for the distribution.

You will not be required to pay any cash or other consideration for the shares of our common stock distributed to you or to surrender or exchange your shares of Cendant common stock to receive the distribution of our common stock. Each share of our common stock that you will receive will be entitled to one vote per share. See “— U.S. Federal Income Tax Consequences of the Distribution” for information regarding the tax consequences of the spin-off, including the taxability of cash payments that will be made in lieu of issuing fractional shares of our common stock.

Reorganization of Our Business Prior to the Spin-off

In connection with and prior to the spin-off, we will undergo an internal reorganization after which we will continue to own Cendant Mortgage Corporation (which will be renamed PHH Mortgage Corporation), PHH Vehicle Management Services, LLC and our other subsidiaries that engage in the mortgage and fleet management services businesses. Pursuant to our internal reorganization, Cendant Mobility Services Corporation, our relocation business, and Wright Express LLC, our fuel card business, and our other subsidiaries that engage in the relocation and fuel card businesses will be separated from us and distributed to Cendant. In addition, in January 2005, Cendant contributed to us Speedy Title and Appraisal Review Services, LLC, its appraisal services business, which provides appraisal review services through a network of approximately 4,000 professional licensed appraisers, providing local coverage throughout the United States, as well as credit research, flood certification and tax services.

On November 23, 2004, our Wright Express subsidiary filed a registration statement with the SEC for the sale by Cendant of its entire ownership interest in Wright Express in a planned initial public offering. As the initial public offering is expected to take place subsequent to the internal reorganization, we will not receive any of the proceeds of such offering if it is completed.

When and How You Will Receive the Distribution

Cendant will distribute the shares of our common stock on January 31, 2005, the distribution date. Mellon Investor Services, which currently serves as the transfer agent and registrar for Cendant’s common stock, will serve as transfer agent and registrar for our common stock and as distribution agent in connection with the distribution.

As a Cendant stockholder who held shares of Cendant common stock at the close of business on the record date, you will be credited, as of the distribution date, with the number of shares of our common stock which you are entitled to receive in the distribution. However, if you own shares of Cendant common stock at the close of business on the record date and sell those shares in the regular way market prior to or on the distribution date, you will also be selling your right to receive the shares of our common stock that would have been distributed to you in the distribution. Your ownership of our common stock will be registered in book-entry form. Book-entry registration refers to a method of recording stock ownership in which no physical share certificates are issued to stockholders.

Commencing on or shortly after the distribution date, if you hold physical stock certificates representing your shares of Cendant common stock and you are the registered holder of the Cendant shares represented by those certificates, the distribution agent will mail to you an account statement indicating the number of shares of our common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of our common stock registered in book-entry form, we encourage you to contact Mellon Investor Services at the address and telephone number set forth on page 18 of this information statement under “— PHH Transfer Agent and Registrar.”

Most Cendant stockholders hold their Cendant shares through a bank or brokerage firm. In such cases, the bank or brokerage firm holds the stock in “street name” and ownership is recorded on the bank or brokerage firm’s books. If you hold your Cendant stock through a bank or brokerage firm, your bank or brokerage firm should electronically credit your account for the shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares of our common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Following the distribution date, you may obtain at any time without charge a certificate representing the shares of our common stock registered in your name in book-entry form by contacting Mellon Investor Services at the address and telephone number set forth on page 18 of this information statement under “— PHH Transfer Agent and Registrar.”

The distribution agent will not deliver any fractional shares of our common stock in connection with the spin-off. Instead, Mellon Investor Services, as distribution agent, will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. The aggregate net cash proceeds of these sales, which may be taxable for U.S. federal income tax purposes, will be distributed ratably to such holders. See "— U.S. Federal Income Tax Consequences of the Distribution” for an explanation of the tax consequences of the spin-off and the receipt of cash, if any. No assurances can be given with respect to the price at which the fractional shares will be sold. If you physically hold Cendant common stock certificates and are the registered holder, you will then receive a check from the distribution agent in an amount equal to your pro rata share of the total net cash proceeds of that sale. We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete these distributions. If you hold your Cendant stock through a bank or brokerage firm, your bank or brokerage firm should electronically credit your account for any cash in lieu of fractional shares of our common stock that you may be entitled to receive in the spin-off.

U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the spin-off. This summary is based on the Internal Revenue Code, or Code, and Treasury regulations as well as judicial and administrative interpretations of the Code, all as in effect on the date of this information statement, and is subject to changes in these or other laws, any of which may have retroactive effect. This summary is for general information only and does not purport to be a complete description of the consequences of the spin-off nor does it address the effects of any state, local or foreign tax laws on the spin-off. The tax treatment of a Cendant stockholder may vary depending upon that stockholder’s particular situation, and certain stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, individuals who received Cendant common stock upon the exercise of employee stock options or otherwise as compensation, and non-U.S. persons) may be subject to special rules not discussed below. This summary assumes that the Cendant stockholders hold their Cendant common stock as capital assets.

Each stockholder is urged to consult its tax advisor as to the specific tax consequences of the spin-off to that stockholder, including the effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Cendant expects to receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, substantially to the effect that the spin-off should qualify under section 355 of the Code as a tax-free distribution for U.S. federal income tax purposes. The opinion of Skadden, Arps will be based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that we and Cendant make to Skadden, Arps. In rendering its opinion, Skadden, Arps also will rely on certain covenants that we and Cendant enter into, including the adherence by Cendant and us to certain restrictions on our future actions.

If any of the representations or statements that we or Cendant make are, or become, inaccurate or incomplete, or if we or Cendant breach any of our covenants, the spin-off might not qualify as a tax-free transaction for U.S. federal income tax purposes. You should note that Cendant does not intend to seek a ruling from the Internal Revenue Service, or IRS, as to the U.S. federal income tax treatment of the spin-off. The opinion of Skadden, Arps is not binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the validity of the spin-off as a tax-free distribution for U.S. federal income tax purposes or that any such challenge ultimately would not prevail.

Assuming that the spin-off qualifies as a tax-free transaction under Section 355 of the Code, the following describes the material U.S. federal income tax consequences to us, Cendant and Cendant stockholders of the spin-off:

•	Neither we nor Cendant will recognize any income, gain or loss upon the spin-off;

•
A Cendant stockholder will not recognize income, gain, or loss as a result of the receipt of our common stock pursuant to the spin-off, except with respect to any cash received in lieu of fractional shares of our common stock;

•
A Cendant stockholder’s tax basis in such stockholder’s Cendant common stock and in our common stock received in the spin- off (including any fractional share interest in our common stock for which cash is received), will equal such stockholder’s tax basis in its Cendant common stock immediately before the spin-off, allocated between the Cendant common stock and our common stock (including any fractional share interest of our common stock for which cash was received) in proportion to their relative fair market values on the date of the spin-off;

•
A Cendant stockholder’s holding period for our common stock received in the spin-off (including any fractional share interest of our common stock for which cash is received) will include the period during which that stockholder’s Cendant common stock was held; and

•
A Cendant stockholder who receives cash in lieu of a fractional share of our common stock in the spin-off will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the Cendant stockholder’s adjusted tax basis in the fractional share. That gain or loss generally will be long-term capital gain or loss if the stockholder’s holding period for its Cendant common stock exceeds one year.

U.S. Treasury regulations require each Cendant stockholder who receives our common stock in the spin-off to attach to the stockholder’s U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth such data as may be appropriate to demonstrate the applicability of Section 355 of the Code to the spin-off. Within a reasonable period of time after the spin-off, Cendant will provide to our stockholders, either directly or through our stockholders’ banks or brokers, the information necessary to comply with this requirement.

If the spin-off were to fail to qualify as a tax-free transaction, Cendant would recognize gain equal to the excess of the fair market value of our common stock distributed to Cendant stockholders over Cendant’s adjusted tax basis in our stock. In addition, each Cendant stockholder who received our common stock in the spin-off would be treated as having received a taxable distribution in an amount equal to the fair market value of such stock on the distribution date. That distribution would be taxable to the stockholder as a dividend to the extent of Cendant’s current and accumulated earnings and profits. Any amount that exceeded Cendant’s earnings and profits would be treated first as a non-taxable dollar-for-dollar reduction in the stockholder’s tax basis in its Cendant common stock and then as capital gain from the sale or exchange of such stockholder’s Cendant common stock. In addition, certain stockholders would be subject to additional special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends. If the spin-off were taxable, a stockholder’s tax basis in our common stock received would equal the fair market value of our common stock on the distribution date, and the holding period for that stock would begin the day after the distribution date. The holding period for the stockholder’s Cendant common stock would not be affected by the fact that the spin-off was taxable.

Even if the spin-off otherwise qualifies for tax-free treatment under Section 355 of the Code, it may be disqualified as tax-free to Cendant under Section 355(e) of the Code if one or more persons were to acquire directly or indirectly stock representing a 50% or greater interest in Cendant or us during the 4-year period beginning on the date which is 2 years before the date of the spin-off as part of a plan or series of related transactions that includes the spin-off. If such an acquisition of our stock or Cendant’s stock were to trigger the application of Section 355(e), Cendant would recognize taxable gain as described above, but the distribution would remain tax-free to each Cendant stockholder.

In connection with the spin-off, we will enter into a tax sharing agreement with Cendant pursuant to which we and Cendant and our respective subsidiaries will each agree to indemnify the other for certain liabilities and obligations following the spin-off. Our indemnification obligations will include a covenant to indemnify Cendant for any losses that it and its subsidiaries incur as a result of any action, misrepresentation or omission by us or one of our subsidiaries that causes the spin-off or transactions relating to the internal reorganization to fail to qualify as tax-free. We also will be responsible for 13.7% of any taxes resulting from the failure of the spin-off or transactions relating to the internal reorganization to qualify as tax-free, which failure is not due to the actions, misrepresentations or omissions of Cendant or us or our respective subsidiaries. Such percentage is based on the relative pro forma net book values of Cendant and us as of September 30, 2004, without giving effect to any adjustments to the book values of certain long-lived assets that may be required as a result of the spin-off and the related transactions. In addition, even if we were not contractually required to indemnify Cendant for tax liabilities if the spin-off were to fail to be tax-free, we nonetheless could be legally liable for such liabilities if Cendant were to fail to pay them. See “Intercompany Arrangements — Tax Sharing Agreement” for a more detailed discussion of the tax sharing agreement between Cendant and us.

The foregoing is a summary of the material U.S. federal income tax consequences of the spin-off under current law and is for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. Each Cendant stockholder should consult its tax advisor as to the particular tax consequences of the spin-off to such stockholder, including the application of U.S. federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Trading Between the Record Date and the Distribution Date

Beginning on January 19, 2005 and continuing through the close of business on the NYSE on January 31, 2005, the distribution date, there will be two markets in Cendant common stock: a “regular way” market and an “ex-distribution” market. Shares of Cendant common stock that trade in the regular way market trade with “due bills,” which are entitlements to shares of our common stock to be distributed pursuant to the distribution. Shares of Cendant common stock that trade in the ex-distribution market trade without an entitlement to shares of our common stock to be distributed in the distribution. If you sell your shares of Cendant common stock in the ex-distribution market prior to or on the distribution date, you will still receive the shares of our common stock that were to be distributed to you in respect of the shares of Cendant common stock owned by you on the record date. Both regular way and ex-distribution trading in shares of Cendant common stock take place on the NYSE.

Also beginning on January 19, 2005 and continuing through the close of trading on the NYSE on January 31, 2005, there will be a “when-issued” market in our common stock. “When-issued” trading is a temporary form of interim trading that may occur for our common stock prior to the distribution date. The when-issued market is for our common stock that will be distributed to Cendant stockholders on the distribution date. Therefore, if you are entitled to receive shares of our common stock in the distribution, you may trade this entitlement to shares of our common stock, without also trading the shares of Cendant common stock you own, in the PHH common stock “when-issued” trading market. The when-issued trading in shares of our common stock also takes place on the NYSE.

All trades in the regular way market will settle on the third trading day after the trade date. All trades in the ex-distribution market and the when-issued market will settle on the fourth trading day after the distribution date, irrespective of the trade date. The due bills will settle on the third trading day after the distribution date.

Regular way trading of our common stock is expected to begin on February 1, 2005 on the NYSE under the symbol “PHH”.

Reasons for the Spin-off

Cendant’s board of directors has determined that the separation of our businesses from Cendant’s other businesses is in the best interest of Cendant and its stockholders. Both we and Cendant believe that the spin-off will provide substantial opportunities and benefits to both companies that we could not otherwise attain as a combined corporate entity. The spin-off will further Cendant’s commitment to strengthen its leadership position in the real estate and travel services sectors and to continue to divest its non-core businesses. From Cendant’s perspective, the spin-off also will reduce the volatility and complexity in its financial statements and eliminate the significant capital requirements associated with funding our mortgage and fleet management businesses.

Following the spin-off, we expect that both we and Cendant will be able to maintain a sharper focus on our core businesses and our growth opportunities. In particular, the separation of our business from Cendant will eliminate our need to compete for capital with Cendant’s other businesses, which we believe will enhance our opportunities for growth. The spin-off also will enable us to provide incentive compensation arrangements for key employees that are directly related to the market performance of our common stock, which we believe will provide enhanced incentives for performance and improve our ability to attract, retain and motivate qualified personnel. We also expect that our businesses will be more easily understood by equity and debt investors, rating agencies and others after the completion of the spin-off.

Post-Spin-off Dividend Policy

The declaration and payment of future dividends by us will be subject to the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Currently, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

PHH Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Mellon Investor Services. You may contact the transfer agent and registrar at the address set forth below or at its toll-free phone number, which is 800-589-9469. Stockholders outside the United States and Canada may contact the transfer agent and registrar by calling 201-329-8660. All correspondence should be sent to the following address:

Mellon Investor Services LLC
85 Challenger Road
Overpeck Center
Ridgefield Park, New Jersey 07660

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2004 and September 30, 2003 and for the years ended December 31, 2003, 2002 and 2001 have been derived from our historical financial statements and adjusted to give effect to the following, all of which are being consummated in connection with the reorganization and spin-off pursuant to the separation agreement:

•	the planned distribution of our relocation and fuel card businesses to Cendant;

•	Cendant’s contribution of its appraisal services business to us in January 2005;

•
the planned equity contribution to us by Cendant, or through one of its wholly-owned subsidiaries, of $100 million in cash and Cendant’s assumption of $55 million of our pension-related liabilities; and

•	the subsequent planned distribution of our common stock to Cendant stockholders by Cendant and the related transactions described in the accompanying notes.

See “Intercompany Arrangements — Separation Agreement” for more information.

The Unaudited Pro Forma Condensed Consolidated Balance Sheets assume that the above-mentioned transactions occurred on the date of such balance sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations assume that the above-mentioned transactions occurred on January 1 of each period presented.

Management believes that the assumptions used to derive the Unaudited Pro Forma Condensed Consolidated Financial Statements are reasonable under the circumstances and given the information available. The Unaudited Pro Forma Condensed Consolidated Financial Statements have been provided for information purposes and are not necessarily indicative of the financial condition or results of future operations or the actual financial condition or results that would have been achieved had the transactions occurred on the dates indicated. These Unaudited Pro Forma Condensed Consolidated Financial Statements (together with the footnotes thereto) should be read in conjunction with the information provided under the section entitled “Our Business Following the Spin-off” included elsewhere in this filing and our historical consolidated financial statements and accompanying notes thereto, which can be found in our quarterly report on Form 10-Q for the period ended September 30, 2004 filed with the Securities and Exchange Commission on November 2, 2004 and our annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission on March 1, 2004.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect any income from our relocation and fuel card businesses, which will be classified as discontinued operations, or material non-recurring charges which will impact net income within the 12 months following the transaction, including: (i) any adjustment to the book value of certain long-lived assets, including goodwill and other intangible assets, that may be required, which, based upon current available information, we estimate would be approximately $236 million and which would be recorded as a non-recurring impairment charge to earnings in the first reporting period following the spin-off; (ii) any premium paid by us, net of derivative activity, in connection with the planned redemption of $443 million of aggregate principal amount of outstanding unsecured indebtedness, which, based upon current available information, we estimate would be approximately $21 million, net of tax, and would be recorded as a non-recurring charge to earnings in the period during which the redemption occurs; (iii) any tax provision associated with separating the appraisal business from Cendant upon spin-off, which we currently estimate to be approximately $24 million and (iv) any transaction costs, substantially all of which will be paid by Cendant. The Unaudited Pro Forma Condensed Consolidated Balance Sheets reflect the impact of these non-recurring charges.

PHH CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2004
(in millions)

		Distribution of
		Relocation &					As Adjusted
	Historical	Fuel Card	Pro Forma	Equity	Other		Pro Forma
	As Reported	Businesses(a)	PHH	Contribution(b)	Adjustments		PHH
Assets
Cash and cash equivalents	$325	$(82)	$243	$100	$(132	)(c)	$211
Restricted cash	241	(10)	231	—	—		231
Receivables, net	459	(139)	320	9	—		329
Income tax receivable from Cendant	—	298	298	—	(72	)(d)	226 (m)
Property and equipment, net	184	(84)	100	1	—		101
Goodwill	681	(177)	504	—	(444	)(e)	60
Other intangible assets	60	(2)	58	—	—		58
Deferred income taxes	41	(10)	31	—	14	(f)	45
Other assets	297	(33)	264	—	(2	)(g)	262

Total assets exclusive of assets under programs	2,288	(239)	2,049	110	(636)		1,523

Assets under management and mortgage programs:
Program cash	324	(15)	309	—	—		309
Mortgage loans held for sale	2,150	—	2,150	—	—		2,150
Relocation receivables	761	(761)	—	—	—		—
Vehicle-related, net	4,098	(414)	3,684	—	—		3,684
Mortgage servicing rights, net	1,653	—	1,653	—	—		1,653
Other	151	—	151	—	—		151

	9,137	(1,190)	7,947	—	—		7,947

Total assets	$11,425	$(1,429)	$9,996	$110	$(636)		$9,470

Liabilities and stockholders’ equity
Accounts payable and other accrued liabilities	$847	$(428)	$419	$(49)	$29	(h)	$399
Payable to Cendant	32	—	32	—	(32	)(i)	—
Income taxes payable to Cendant	50	(50)	—	—	—		—
Deferred income	23	(16)	7	—	—		7

Total liabilities exclusive of liabilities under programs	952	(494)	458	(49)	(3)		406

Liabilities under management and mortgage programs:
Debt	7,298	(592)	6,706	—	(96	)(j)	6,610
Deferred income taxes	954	(12)	942	—	(14	)(k)	928
Other	68	—	68	—	—		68

	8,320	(604)	7,716	—	(110)		7,606

Commitments and contingencies
Stockholders’ equity	2,153	(331)	1,822	159	(523	)(l)	1,458

Total liabilities and stockholders’ equity	$11,425	$(1,429)	$9,996	$110	$(636)		$9,470

PHH CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2003
(in millions)

		Distribution of
		Relocation &					As Adjusted
	Historical	Fuel Card	Pro Forma	Equity	Other		Pro Forma
	As Reported	Businesses(a)	PHH	Contribution(b)	Adjustments		PHH
Assets
Cash and cash equivalents	$106	$(48)	$58	$100	$(119	)(c)	$39
Restricted cash	253	(39)	214	—	—		214
Receivables, net	589	(230)	359	10	—		369
Income tax receivable from Cendant	31	295	326	—	(118	)(n)	208
Property and equipment, net	189	(86)	103	1	—		104
Goodwill	657	(176)	481	—	(426	)(o)	55
Other intangible assets	55	(3)	52	—	—		52
Deferred income taxes	46	(10)	36	—	86	(f)	122
Other assets	342	(30)	312	—	(2	)(g)	310

Total assets exclusive of assets under programs	2,268	(327)	1,941	111	(579)		1,473

Assets under management and mortgage programs:
Program cash	451	(10)	441	—	—		441
Mortgage loans held for sale	2,508	—	2,508	—	—		2,508
Relocation receivables	534	(534)	—	—	—		—
Vehicle-related, net	3,686	(281)	3,405	—	—		3,405
Mortgage servicing rights, net	1,641	—	1,641	—	—		1,641
Other	465	—	465	—	—		465

	9,285	(825)	8,460	—	—		8,460

Total assets	$11,553	$(1,152)	$10,401	$111	$(579)		$9,933

Liabilities and stockholders’ equity
Accounts payable and other accrued liabilities	$799	$(301)	$498	$(48)	$29	(h)	$479
Payable to Cendant	19	—	19	—	(19	)(i)	—
Deferred income	15	(12)	3	—	—		3

Total liabilities exclusive of liabilities under programs	833	(313)	520	(48)	10		482

Liabilities under management and mortgage programs:
Debt	7,381	(513)	6,868	—	(100	)(p)	6,768
Deferred income taxes	954	(12)	942	—	(13	)(q)	929
Other	277	1	278	—	—		278

	8,612	(524)	8,088	—	(113)		7,975

Commitments and contingencies
Stockholders’ equity	2,108	(315)	1,793	159	(476	)(r)	1,476

Total liabilities and stockholders’ equity	$11,553	$(1,152)	$10,401	$111	$(579)		$9,933

PHH CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

(a)	Represents the assets, liabilities and equity of our relocation and fuel card businesses, which will be distributed to Cendant prior to the spin-off.

(b)
Represents Cendant’s equity contribution to us, comprising (i) a cash contribution of $100 million from Cendant, (ii) Cendant’s assumption of $55 million of our pension-related liabilities for which we are currently responsible and (iii) the assets and liabilities (with net equity of $4 million) of Cendant’s appraisal services business, which Cendant contributed to us in January 2005.

(c)
Represents (i) the utilization of the $100 million cash contribution to repay debt as described in (j) and (o) below and (ii) the cash settlement of intercompany liabilities due to Cendant subsidiaries not within the PHH ownership structure ($32 million and $19 million at September 30, 2004 and December 31, 2003, respectively). Additionally, cash also reflects both an inflow and an outflow of $29 million relating to the receipt of cash from Cendant in connection with the purchase of its 49.9% ownership interest in the mortgage venture to be established and the resulting utilization of such cash to repay debt, respectively.

(d)
Represents (i) the current estimate of $24 million of taxes associated with separating the appraisal business from Cendant and (ii) the forgiveness of an estimated intercompany tax receivable of $48 million as of the date of the spin-off.

(e)
Represents (i) the reallocation of $208 million of goodwill to Cendant relating to the separation of entities that will not be included within the PHH ownership structure following the spin-off and (ii) the estimated write-off of $236 million of goodwill in connection with the required impairment analysis to be performed subsequent to the spin-off.

(f)	Represents an estimate of the tax benefit of net operating losses that will be allocated to us from our parent company, Cendant, at the time of the spin-off.

(g)	Represents the write-off of deferred financing costs associated with debt that will be repaid, as described in (j) and (o) below.

(h)	Represents Cendant’s 49.9% ownership interest in the mortgage venture.

(i)
Represents the cash settlement of intercompany liabilities to Cendant subsidiaries not within the PHH ownership structure ($32 million and $19 million at September 30, 2004 and December 31, 2003, respectively).

(j)
Represents a net reduction of $67 million of unsecured debt and $29 million of asset-backed debt. The $67 million net reduction in unsecured debt reflects (i) utilization of the $100 million cash contribution received from Cendant and borrowings of $391 million under our revolving credit facility to retire $443 million principal amount of unsecured debt, to pay a $45 million associated premium and to cash settle an associated $3 million interest rate hedge contract and (ii) the recognition of $15 million of non-cash deferred gains on previously terminated interest rate hedges relating to the debt to be retired. The reduction of the $29 million of asset-backed debt reflects the utilization of the $29 million cash contribution received from Cendant in connection with its purchase of a 49.9% ownership interest in the mortgage venture.

(k)	Represents a $14 million deferred tax asset recorded in connection with the debt restructuring activities described in (j) above.

(l)
Represents (i) the reallocation of $208 million of goodwill and the assumed write-off of $236 million of goodwill, (ii) the $24 million provision recorded in connection with separating the appraisal business from Cendant, (iii) the $48 million forgiveness of the intercompany tax receivable and (iv) the after-tax effect of $21 million resulting from the debt restructuring activities described in (g) and (j) above; partially offset by the $14 million tax benefit described in (f) above.

(m)
The remaining balance is not expected to be forgiven as it is anticipated that it will be reallocated for the fourth quarter of 2004 in connection with year-end closing procedures and the expected resolution of prior year items associated with ongoing tax audits.

(n)
Represents (i) the current estimate of $24 million of taxes associated with separating the appraisal business from Cendant and (ii) the forgiveness of an estimated intercompany tax receivable of $94 million as of the date of the spin-off.

(o)
Represents (i) the reallocation of $200 million of goodwill to Cendant relating to entities that will not be included within the PHH ownership structure following the spin-off and (ii) the estimated write-off of $226 million of goodwill in connection with the required impairment analysis to be performed subsequent to the spin-off.

(p)
Represents a net reduction of $71 million of unsecured debt and $29 million of asset-backed debt. The $71 million net reduction in unsecured debt reflects (i) utilization of the $100 million cash contribution received from Cendant and borrowings of $391 million under our revolving credit facility to retire $443 million principal amount of unsecured debt, to pay a $45 million associated premium and to cash settle an associated $3 million interest rate hedge contract and (ii) the recognition of $19 million of non-cash deferred gains on previously terminated interest rate hedges relating to the debt to be retired. The reduction of the $29 million of asset-backed debt reflects the utilization of the $29 million cash contribution received from Cendant in connection with its purchase of a 49.9% ownership interest in the mortgage venture.

(q)	Represents a $13 million deferred tax asset recorded in connection with the debt restructuring activities described in (o) above.

(r)
Represents (i) the reallocation of $200 million of goodwill and the assumed write-off of $226 million of goodwill, (ii) the $24 million tax provision recorded in connection with separating the appraisal business from Cendant, (iii) the $94 million forgiveness of the intercompany tax receivable and (iv) the after-tax effect of $18 million resulting from the debt restructuring activities described in (g) and (o) above; partially offset by the $86 million tax benefit described in (f) above.

PHH CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in millions, except per share data)

		Distribution of		Contribution of			As Adjusted
	Historical	Relocation & Fuel	Pro Forma	Appraisal	Other		Pro Forma
	As Reported	Card Businesses(a)	PHH	Business(b)	Adjustments		PHH
Net revenues	$2,166	$(485)	$1,681	$72	$—		$1,753

Expenses
Operating	686	(225)	461	55	3	(c)	519
Vehicle depreciation and interest, net	946	1	947	—	—		947
General and administrative	237	(88)	149	1	(24	)(d)	126
Non-program related depreciation and amortization	54	(20)	34	—	—		34

Total expenses	1,923	(332)	1,591	56	(21)		1,626

Income before income taxes and minority interest	243	(153)	90	16	21		127
Provision for income taxes	96	(60)	36	5	10	(e)	51
Minority interest, net of tax	—	—	—	—	9	(f)	9

Net income	$147	$(93)	$54	$11	$2		$67

Earnings per share(g)							$1.27
Weighted average shares outstanding(g)							52.6
Revenue and EBITDA by Segment:
Net Revenues
Mortgage services							$617
Fleet management services							1,137
Corporate and other							(1)

Total							$1,753

EBITDA(h)
Mortgage services							$98
Fleet management services							66
Corporate and other							(3)

Total							$161

PHH CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
(in millions, except per share data)

		Distribution of		Contribution of			As Adjusted
	Historical	Relocation & Fuel	Pro Forma	Appraisal	Other		Pro Forma
	As Reported	Card Businesses(a)	PHH	Business(b)	Adjustments		PHH
Net revenues	$2,278	$(454)	$1,824	$106	$—		$1,930

Expenses
Operating	705	(218)	487	81	3	(c)	571
Vehicle depreciation and interest, net	882	(1)	881	—	—		881
General and administrative	261	(87)	174	1	(24	)(d)	151
Non-program related depreciation and amortization	46	(18)	28	—	—		28

Total expenses	1,894	(324)	1,570	82	(21)		1,631

Income before income taxes and minority interest	384	(130)	254	24	21		299
Provision for income taxes	154	(50)	104	8	11	(e)	123
Minority interest, net of tax	—	—	—	—	37	(f)	37

Net income	$230	$(80)	$150	$16	$(27)		$139

Earnings per share(g)							$2.64
Weighted average shares outstanding(g)							52.6
Revenue and EBITDA by Segment:
Net Revenues
Mortgage services							$916
Fleet management services							1,016
Corporate and other							(2)

Total							$1,930

EBITDA(h)
Mortgage services							$265
Fleet management services							65
Corporate and other							(3)

Total							$327

PHH CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(a)	Represents the results of operations of our relocation and fuel card businesses, which will be distributed to Cendant prior to the spin-off.

(b)	Represents the results of operations of Cendant’s appraisal services business, which Cendant contributed to us in January 2005.

(c)
Represents expense associated with a marketing services agreement to be executed with Cendant providing for continued support to Cendant’s real estate franchisees. See “Intercompany Arrangements — Marketing Services Agreements.”

(d)
Represents (i) the elimination of general corporate overhead and interest allocations ($28 million and $30 million for the nine months ended September, 30, 2004 and 2003, respectively), (ii) the removal of interest expense associated with debt restructuring activities ($9 million and $7 million in the nine months ended September 30, 2004 and 2003, respectively) and (iii) the removal of a portion of pension expense that will remain with Cendant following the spin-off ($3 million for both the nine months ended September, 30, 2004 and 2003); partially offset by the estimated costs associated with operating as a separate public entity and other items related to the spin-off ($16 million in both the nine months ended September 30, 2004 and 2003).

(e)	Represents the tax effects of (c) and (d) above.

(f)	Represents the estimated after-tax results of the mortgage venture that are attributable to Cendant’s 49.9% ownership interest.

(g)
Earnings per share and the weighted average shares outstanding reflect the estimated number of common shares we expect to have outstanding upon the completion of the spin-off. The dilutive effect of existing awards in Cendant common stock to be converted into equity awards in PHH common stock in connection with the completion of the spin-off has not been reflected in either earnings per share or the weighted average shares outstanding as such amounts are not determinable until completion of the spin-off. It is currently expected that approximately 4.5 million PHH common stock options and approximately 1.7 million PHH restricted stock units will be issued upon completion of the spin-off in replacement of existing equity awards in Cendant common stock. We estimate that, immediately following the spin-off, the earnings per share dilution associated with such options and restricted stock units will be less than 2% compared to the calculation of earnings per share above.

(h)
Management evaluates the profitability of each of our reportable segments based upon “EBITDA,” which is defined as net income before non-program related depreciation and amortization, income taxes and minority interests. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

ANALYSIS OF PRO FORMA RESULTS OF OPERATIONS FOR
THE NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO
THE NINE MONTHS ENDED SEPTEMBER 30, 2003

Discussed below are our consolidated results of operations and the results of operations for each of our reportable segments on a pro forma basis giving effect to the planned distribution of our relocation and fuel card businesses to Cendant, Cendant’s contribution of its appraisal services business to us in January 2005, the planned equity contribution to us by Cendant of $100 million in cash and Cendant’s assumption of $55 million of our pension-related liabilities and the subsequent planned distribution of our common stock to Cendant stockholders by Cendant and any related transactions described in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements presented above. Management evaluates the operating results of each of our reportable segments based upon revenue and “EBITDA,” which is defined as net income before non-program related depreciation and amortization, income taxes and minority interest. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Our pro forma condensed consolidated results of operations comprised the following:

	Pro Forma
	Nine Months Ended
	September 30,
	2004	2003	Change
	(in millions)
Net revenues	$1,753	$1,930	$(177)
Total expenses	1,626	1,631	(5)

Income before income taxes and minority interest	127	299	(172)
Provision for income taxes	51	123	(72)
Minority interest, net of tax	9	37	(28)

Net income	$67	$139	$(72)

Pro forma net revenues for the nine months ended September 30, 2004 decreased $177 million (9%) due principally to reduced mortgage refinancing activity industry-wide. Expenses declined by less than 1% as the reduction in mortgage-related expenses associated with the reduced volume mentioned above was substantially offset by increased vehicle depreciation and interest expense in our fleet management business. See the discussion presented below regarding results of our reportable segments for further explanation of the revenue and expense fluctuations in each of our reportable segments. Our pro forma effective tax rate for the nine months ended September 30, 2004 and 2003 was 40.2% and 41.1%, respectively. The decrease in the effective tax rate primarily relates to lower state taxes. Our pro forma operating results are also reduced by minority interest expense that represents the portion of earnings that are attributable to Cendant’s ownership interest in the mortgage venture. During the nine months ended September 30, 2004, our pro forma minority interest expense decreased by $28 million from the comparable prior year period as a result of decreased profitability in the mortgage business due to the lower mortgage refinancing activity industry-wide. As a result of the above-mentioned items, our pro forma net income decreased by $72 million.

Following is a discussion of the pro forma results of each of our reportable segments:

	Pro Forma Revenues			Pro Forma EBITDA
	Nine Months Ended			Nine Months Ended
	September 30,			September 30,
	2004	2003	% Change	2004	2003	% Change
	(Dollars in millions)
Mortgage services	$617	$916	(33)%	$98	$265	(63)%
Fleet management services	1,137	1,016	12	66	65	2

Total reportable segments	1,754	1,932	(9)	164	330	(50)
Corporate and other(a)	(1)	(2)	*	(3)	(3)	*

Total Company	$1,753	$1,930	(9)%	$161	$327	(51)%

Reconciliation to income before income taxes and minority interest:
EBITDA				$161	$327
Less: Non-program related depreciation and amortization				34	28

Income before income taxes and minority interest				$127	$299

*	Not meaningful.
(a)	Includes unallocated corporate overhead and the elimination of intercompany transactions.

Mortgage Services. Our mortgage services segment includes the origination (funding either a purchase or refinance), sale and servicing of residential mortgage loans. We originate mortgage loans through three principal business channels: financial institutions, real estate brokers and relocation. We may also purchase mortgage loans originated by third parties. Upon the closing of a residential mortgage loan originated or purchased by us, the mortgage loan is typically warehoused for a period up to 60 days and then sold into the secondary market (which is customary in the mortgage industry). Mortgage loans held for sale represent those mortgage loans originated or purchased by us and pending sale to permanent investors. We primarily sell our mortgage loans to government sponsored entities (e.g., Fannie Mae, Freddie Mac and the Government National Mortgage Association). Upon sale, we generally retain the servicing rights and obligations of the underlying mortgage loans. A mortgage servicing right, or MSR, is the right to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified mortgage servicing activities, which consist of collecting loan payments, remitting principal and interest payments to investors, holding escrow funds for payment of mortgage related expenses such as taxes and insurance, and otherwise administering our mortgage loan servicing portfolio.

Loan origination and commitment fees paid by the borrower in connection with the origination of mortgage loans and certain direct loan origination costs are deferred until such loans are sold to investors. Mortgage loans pending sale are recorded on our balance sheets at the lower of cost or market value on an aggregate basis. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Gains or losses on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold. The capitalization of the MSRs also occurs upon sale of the underlying mortgages into the secondary market. Upon initial recording of the MSR asset, the total cost of loans originated or acquired is allocated between the MSR asset and the mortgage loan without the servicing rights based on relative fair values. Servicing revenues comprise several components, including recurring servicing fees, interest income and the amortization of the MSR asset. Recurring servicing fees and interest income are recognized upon receipt of the coupon payment from the borrower and recorded net of guaranty fees. Costs associated with loan servicing are charged to expense as incurred. The MSR asset is amortized over the estimated life of the related loan portfolio in proportion to projected net servicing revenues. Such amortization is recorded as a reduction of net servicing revenue.

The MSR asset is routinely evaluated for impairment, but at least quarterly. For purposes of performing our impairment evaluation, we stratify our portfolio on the basis of product type and interest rates of the underlying mortgage loans. We measure impairment for each stratum by comparing estimated fair value to the carrying amount. Fair value is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves and other economic factors. We use a third party model to forecast prepayment rates used in the development of our expected future cash flows. The prepayment forecast is based on historical observations of prepayment behavior in similar periods comparing current mortgage interest rates to the mortgage interest rates in our servicing portfolio and incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity. Temporary impairment is recorded through a valuation allowance in the period of occurrence as a reduction of net revenue. We periodically evaluate our MSR asset to determine if the carrying value before the application of the valuation allowance is recoverable. When we determine that a portion of the asset is not recoverable, the asset and the previously designated valuation allowance are reduced to reflect the write-down.

We also provide appraisal review services, for which fees are recognized as revenue when the services are performed, which is often prior to the home sale transaction.

Pro forma revenues and EBITDA decreased $299 million (33%) and $167 million (63%), respectively, in the nine months ended September 30, 2004 compared with the same period in 2003, primarily due to an expected decline in refinancing activity. The unfavorable impact on revenues from lower refinancing volumes was partially offset by increased revenues from mortgage servicing activities. Refinancing activity is sensitive to interest rate changes relative to borrowers’ current interest rates, and typically increases when interest rates fall and decreases when interest rates rise. The nine month period ended September 30, 2003 was marked by historically high refinancing activity, which decreased the propensity for borrowers to refinance during the corresponding period in 2004. This factor, along with increased competitive pricing pressures due to lower industry volumes, caused revenue from mortgage loan production to decrease. Typically, as refinancing activity declines, borrower prepayments also decline, which generally results in an increase in the value of the MSR asset, all other factors being equal.

Revenues from mortgage loan production declined $597 million (56%) in the nine months ended September 30, 2004 compared with the same period in 2003, substantially due to the period-over-period reduction in refinancing levels discussed above, as well as lower margins on loan sales. Our mortgage loan production revenue in any given period is driven by a mix of mortgage loans closed and mortgage loans sold. The following chart presents an analysis of production revenue from originated mortgage loans held for sale (which is generated at the time of sale) and production revenue from fee-based mortgage originations where we perform outsourced mortgage origination functions for a fee (which is generated at the time of closing):

	Nine Months Ended September 30,
	2004	2003	Change	% Change
Loan closings and loan sales ($ in billions):
Loans closed to be securitized	$27.2	$50.3	$(23.1)	(46)%
Fee-based loan closings	14.3	18.4	(4.1)	(22)

Total closings	$41.5	$68.7	$(27.2)	(40)

Loan sales	$25.7	$48.2	$(22.5)	(47)%
Production revenue ($ in millions):
Production revenue from loan sales	$260	$792	$(532)	(67)%
Fee-based production revenue	215	280	(65)	(23)

Total production revenue	$475	$1,072	$(597)	(56)

Partially offsetting the decrease in production revenue was an increase of $332 million in net revenues generated from servicing mortgage loans. This increase reflects (i) a $269 million reduction in amortization expense and provision for impairment related to our MSR asset, net of derivative results, which is primarily attributable to the lower prepayment rates experienced in 2004 compared with 2003, (ii) a $36 million (11%) increase in gross recurring servicing fees (fees received for servicing existing loans in the portfolio) driven by a 13% period-over-period increase in the average servicing portfolio, which rose to $136.5 billion in the nine months ended September 30, 2004 and (iii) a $27 million increase in other servicing revenue.

Revenues from our appraisal business declined $34 million (32%) in the nine months ended September 30, 2004 compared with the same period in 2003, due to lower volumes, consistent with the expected decline in mortgage refinancing volume described above.

Operating expenses within this segment declined $132 million in the nine months ended September 30, 2004 due to the decline in refinancing volumes discussed above.

Fleet Management Services. We provide commercial fleet management services to corporate clients and government agencies. These services include vehicle leasing, fleet policy analysis and recommendations, benchmarking, vehicle recommendations, ordering and purchasing vehicles, arranging for vehicle delivery, administration of the title and registration process, as well as tax and insurance requirements, pursuing warranty claims and remarketing used vehicles. We also provide fuel, maintenance, accident and similar management services. We lease vehicles primarily to corporate fleet users under open-end operating and direct financing lease arrangements where the customer bears substantially all of the vehicle’s residual value risk. In limited circumstances, we lease vehicles under closed-end leases where we bear all of the vehicle’s residual value risk. The lease term under the open-end lease agreement provides for a minimum lease term of twelve months and after the minimum term, the lease may be continued at the lessee’s election for successive monthly renewals. For operating leases, lease revenues, which contain a depreciation component, an interest component and a management fee component, are recognized based on the lease term of the vehicle, which encompasses the minimum lease term and the month-to-month renewals. For direct financing leases, lease revenue contains an interest component, which is recognized using an interest method based on the lease term of the vehicle, which encompasses the minimum lease term and the month-to-month renewals. Amounts charged to the lessees for interest are determined in accordance with the pricing supplement to the respective lease agreement and are generally calculated on a floating rate basis and can vary month to month in accordance with changes in the floating rate index. Amounts charged to lessees for interest may also be based on a fixed rate that would remain constant for the life of the lease. Amounts charged to the lessees for depreciation are typically based on the straight-line depreciation of the vehicle over the expected lease term. Management fees are recognized on a straight- line basis over the life of the lease. Revenue for other services is recognized when such services are provided to the lessee.

Pro forma revenues increased $121 million (12%) while pro forma EBITDA remained relatively flat in the nine months ended September 30, 2004 compared with the same period in 2003, partially as a result of our acquisition of First Fleet Corporation, the operating results of which were included from the acquisition date of February 27, 2004 forward. First Fleet Corporation contributed $95 million and $2 million of revenues and EBITDA, respectively, during the nine months ended September 30, 2004. Apart from this acquisition, pro forma revenue from our fleet management operations increased $26 million, primarily due to an increase in vehicle depreciation expense. Vehicle depreciation expense is billed to our clients and, as such, is shown as both a revenue and an expense on our Consolidated Statements of Income and therefore has no impact on EBITDA. EBITDA also reflects a $7 million reduction to EBITDA resulting primarily from lower margins on our fixed-rate leases in 2004 substantially offset by a $6 million increase to fee-based income primarily from our vehicle maintenance assistance and vehicle accident services programs as a result of increased transactions.

PHH CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(in millions, except per share data)

		Distribution of
		Relocation &		Contribution of			As Adjusted
	Historical	Fuel Card	Pro Forma	Appraisal	Other		Pro Forma
	As Reported	Businesses(a)	PHH	Business(b)	Adjustments		PHH
Net revenues	$2,971	$(594)	$2,377	$128	$—		$2,505

Expenses
Operating	920	(289)	631	99	4	(c)	734
Vehicle depreciation and interest, net	1,176	—	1,176	—	—		1,176
General and administrative	345	(117)	228	1	(33	)(d)	196
Non-program related depreciation and amortization	62	(24)	38	—	—		38

Total expenses	2,503	(430)	2,073	100	(29)		2,144

Income before income taxes and minority interest	468	(164)	304	28	29		361
Provision for income taxes	183	(61)	122	9	13	(e)	144
Minority interest, net of tax	1	(1)	—	—	50	(f)	50

Net income	$284	$(102)	$182	$19	$(34)		$167

Earnings per share(g)							$3.17
Weighted average shares outstanding(g)							52.6
Revenue and EBITDA by Segment:
Net Revenues
Mortgage services							$1,153
Fleet management services							1,356
Corporate and other							(4)

Total							$2,505

EBITDA(h)
Mortgage services							$317
Fleet management services							86
Corporate and other							(4)

Total							$399

PHH CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002
(in millions, except per share data)

		Distribution of
		Relocation &				As Adjusted
	Historical	Fuel Card	Pro Forma	Other		Pro Forma
	As Reported	Businesses(a)	PHH	Adjustments		PHH
Net revenues	$2,449	$(545)	$1,904	$—		$1,904	(i)

Expenses
Operating	751	(256)	495	4	(c)	499
Vehicle depreciation and interest, net	1,175	(2)	1,173	—		1,173
General and administrative	298	(108)	190	(28	)(d)	162
Non-program related depreciation and amortization	61	(29)	32	—		32

Total expenses	2,285	(395)	1,890	(24)		1,866

Income before income taxes and minority interest	164	(150)	14	24		38	(i)
Provision for income taxes	64	(57)	7	12	(e)	19
Minority interest, net of tax	2	(1)	1	33	(f)	34

Net income (loss)	$98	$(92)	$6	$(21)		$(15	)(i)

Loss per share(g)						$(0.29)
Weighted average shares outstanding(g)						52.6
Revenue and EBITDA by Segment:
Net Revenues
Mortgage services						$553
Fleet management services						1,354
Corporate and other						(3)

Total						$1,904

EBITDA(h)
Mortgage services						$(11	)(i)
Fleet management services						79
Corporate and other						2

Total						$70	(i)

PHH CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(in millions, except per share data)

		Distribution of
		Relocation &				As Adjusted
	Historical	Fuel Card	Pro Forma	Other		Pro Forma
	As Reported	Businesses(a)	PHH	Adjustments		PHH
Net revenues	$2,578	$(564)	$2,014	$—		$2,014

Expenses
Operating	653	(291)	362	4	(c)	366
Vehicle depreciation and interest, net	1,024	(4)	1,020	—		1,020
General and administrative	288	(107)	181	(21	)(d)	160
Non-program related depreciation and amortization	76	(32)	44	—		44
Mortgage servicing rights impairment	94	—	94	—		94

Total expenses	2,135	(434)	1,701	(17)		1,684

Income before income taxes and minority interest	443	(130)	313	17		330
Provision for income taxes	180	(52)	128	7	(e)	135
Minority interest, net of tax	1	(1)	—	37	(f)	37

Income from continuing operations	$262	$(77)	$185	$(27)		$158

Earnings per share(g)						$3.00
Weighted average shares outstanding(g)						52.6
Revenue and EBITDA by Segment:
Net Revenues
Mortgage services						$764
Fleet management services						1,165
Corporate and other						85

Total						$2,014

EBITDA(h)
Mortgage services						$210
Fleet management services						82
Corporate and other						82 (j)

Total						$374

PHH CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(a)	Represents the results of operations of our relocation and fuel card businesses, which will be distributed to Cendant prior to the spin-off.

(b)
Represents the results of operations of Cendant’s appraisal services business, which Cendant contributed to us in January 2005. Prior to January 1, 2003, this business was owned by us and, therefore, its results of operations are included in our historical results of operations.

(c)
Represents expense associated with a marketing services agreement to be executed with Cendant providing for continued support to Cendant’s real estate franchisees. See “Intercompany Arrangements — Marketing Services Agreements.”

(d)
Represents (i) the elimination of general corporate overhead and interest allocations ($40 million, $38 million and $31 million for 2003, 2002 and 2001, respectively), (ii) the removal of interest expense associated with debt restructuring activities ($10 million, $12 million and $14 million for 2003, 2002 and 2001, respectively) and (iii) the removal of a portion of pension expense (income) that will remain with Cendant following the spin-off ($4 million, $(1) million and $(3) million for 2003, 2002 and 2001, respectively); partially offset by the estimated costs associated with operating as a separate public entity and other items related to the spin-off ($21 million for each 2003, 2002 and 2001).

(e)	Represents the tax effects of (c) and (d) above.

(f)	Represents the estimated after-tax results of the mortgage venture that are attributable to Cendant’s 49.9% ownership interest in the mortgage venture.

(g)
Earnings per share and the weighted average shares outstanding reflect the estimated number of common shares we expect to have outstanding upon the completion of the spin-off. The dilutive effect of existing awards in Cendant common stock to be converted into equity awards in PHH common stock in connection with the completion of the spin-off has not been reflected in either earnings per share or the weighted average shares outstanding as such amounts are not determinable until completion of the spin-off. It is currently expected that approximately 4.5 million PHH common stock options and approximately 1.7 million PHH restricted stock units will be issued upon completion of the spin-off in replacement of existing equity awards in Cendant common stock. We estimate that, immediately following the spin-off, the earnings per share dilution associated with such options and restricted stock units will be less than 2% compared to the calculation of earnings per share above.

(h)
Management evaluates the profitability of each of our reportable segments based upon “EBITDA,” which is defined as net income before non-program related depreciation and amortization, income taxes and minority interests. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

(i)
Includes a $275 million ($175 million, after tax) impairment of our MSR asset resulting from reductions in interest rates and an acceleration in loan prepayments, as well as an update to our loan prepayment model, all of which occurred during third quarter 2002.

(j)
Represents the effect of the reclassification of certain financial investments as trading securities at January 1, 2001 in connection with the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

PRO FORMA FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Presented below is a discussion of our financial condition, liquidity and capital resources on a pro forma basis giving effect to the planned distribution of our relocation and fuel card businesses to Cendant, Cendant’s contribution of its appraisal services business to us in January 2005, the planned equity contribution to us by Cendant of $100 million in cash and Cendant’s assumption of $55 million of our pension-related liabilities and the subsequent planned distribution of our common stock to Cendant stockholders by Cendant and the related transactions described in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements presented above.

We present separately the financial data of our fleet management and mortgage programs. The assets under these programs are largely funded through the issuance of debt that is collateralized by such assets and also by unsecured borrowings. Such debt is classified as debt under management and mortgage programs. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of our management and mortgage programs. We believe it is appropriate to segregate the financial data of our management and mortgage programs because, ultimately, the source of repayment of such debt is the realization of such assets.

Our principal sources of liquidity are cash on hand and our ability to generate cash through operations and financing activities, as well as available funding arrangements and a committed credit facility, each of which is discussed below.

Pro Forma Financial Obligations

The following table summarizes the pro forma components of our debt under the vehicle management program and mortgage warehouse securitization program assuming (i) our repayment of $29 million of debt under our mortgage warehouse securitization program with the cash contribution received from Cendant to purchase a 49.9% ownership interest in the mortgage venture, (ii) the reduction of $67 million of our outstanding unsecured indebtedness utilizing the $100 million cash contribution received from Cendant (including a $45 million premium and net of $12 million of interest rate hedge activity) and (iii) the refinancing of $391 million of our outstanding unsecured indebtedness and $125 million of commercial paper borrowings under our existing credit facility:

Pro Forma at
September 30,
2004
(in millions)
Asset-Backed Debt:
Vehicle management program	$3,391
Mortgage warehouse securitization program	1,276

4,667

Unsecured Debt:
Term notes	1,393
Bank debt	516
Other	34

1,943

Total pro forma debt under management and mortgage programs	$6,610

Vehicle Management Program. Borrowings under our vehicle management program principally represent issuances of asset-backed debt securities by Chesapeake Funding LLC, a special purpose limited liability company, consolidated by PHH, that is utilized to support the acquisition of vehicles used in our fleet leasing operations and debt assumed in connection with our acquisition of First Fleet Corporation. The activities of Chesapeake are limited to (i) acquiring and holding an investment in leased vehicles and related assets, (ii) issuing term notes or other debt instruments to finance such investment and (iii) engaging in certain related or incidental transactions. Title to the leased vehicles is held by D.L. Peterson Trust (“DLPT”). DLPT leases the vehicles to customers under operating lease agreements and, to a small extent, finance lease agreements. Chesapeake owns a special unit of beneficial interest in DLPT, which owns the vehicles, leases and related assets. The debt issued by Chesapeake is collateralized by this special unit of beneficial interest. We act as servicer of the assets held by DLPT and in connection therewith are responsible for (i) originating and negotiating leases, (ii) acquiring new vehicles and disposing of returned vehicles and (iii) administering the leases and billing and collecting payments due thereunder. The leased vehicles securing Chesapeake’s debt are recorded within vehicle-related assets, net on our Consolidated Balance Sheet. The assets of Chesapeake and DLPT are not available to pay our general obligations.

Mortgage Warehouse Securitization Program. Borrowings under our mortgage warehouse securitization program represent borrowings through Bishop’s Gate Residential Mortgage Trust, a bankruptcy remote special purpose entity, consolidated by PHH, that purchases and warehouses mortgage loans originated by our mortgage business prior to their sale into the secondary market, which is a customary practice in the mortgage industry. In order to finance the purchase of the mortgage loan, Bishop’s Gate issues commercial paper, term notes and certificates. The securities issued by Bishop’s Gate are collateralized by a pool of approximately $1.4 billion of mortgage loans and related assets. The collateralizing mortgage loans are serviced by our mortgage subsidiaries and recorded within mortgage loans held for sale on our Consolidated Balance Sheet. The activities of Bishop’s Gate are limited to (i) purchasing mortgage loans from our mortgage subsidiary, (ii) issuing commercial paper or other debt instruments and/or borrowing under a liquidity agreement to effect such purchases, (iii) entering into interest rate swaps to hedge interest rate risk and certain non-credit related market risk on the purchased mortgage loans, (iv) selling and securitizing the acquired mortgage loans to third parties and (v) engaging in certain related transactions. The assets of Bishop’s Gate are not available to pay our general obligations.

The following table provides the pro forma contractual maturities for debt under management and mortgage programs at September 30, 2004 (except for notes issued under our vehicle management program where the underlying indentures require payment based on cash inflows relating to the corresponding assets under management and mortgage programs and for which estimates of repayments have been used) assuming (i) our repayment of $29 million of debt under our mortgage warehouse securitization program with the cash contribution received from Cendant to purchase its 49.9% ownership interest in the mortgage venture, (ii) the reduction of $67 million of our outstanding unsecured indebtedness utilizing the $100 million cash contribution received from Cendant (including a $45 million premium and net of $12 million of interest rate hedge activity) and (iii) the refinancing of $391 million of our outstanding unsecured indebtedness and $125 million of commercial paper through borrowings under our existing credit facility, which mature in June 2007 as discussed below:

	Pro Forma
	Asset-Backed	Unsecured	Total
	(in millions)
Within 1 year	$898	$157	$1,055
Between 1 and 2 years	1,627	6	1,633
Between 2 and 3 years	654	549	1,203
Between 3 and 4 years	691	432	1,123
Between 4 and 5 years	634	3	637
Thereafter	163	796	959

	$4,667	$1,943	$6,610

Pro Forma Available Funding Arrangements and Committed Credit Facility

At September 30, 2004, we had approximately $3.0 billion of available funding arrangements and a credit facility on a pro forma basis consisting of:

	Pro Forma
	Total	Outstanding	Available
	Capacity	Borrowings	Capacity
	(in millions)
Asset-Backed Funding Arrangements(a)
Vehicle management program	$3,826	$3,391	$435
Mortgage program	3,116	1,276	1,840

	6,942	4,667	2,275

Committed Credit Facility(b)
Maturing in June 2007	1,250	516	734

	$8,192	$5,183	$3,009

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

(b)
Borrowings under this credit facility maturing in June 2007 bear interest at LIBOR plus a margin of 50 basis points. In addition, we are required to pay a per annum facility fee of 12.5 basis points under these facilities and a per annum utilization fee of approximately 12.5 basis points if usage under the facilities exceeds 33% of aggregate commitments. In the event that the credit ratings assigned to us by nationally recognized debt rating agencies are downgraded, the margin over LIBOR would become 60, 70 and 125 basis points and the facility fee would become 15, 17.5 and 25 basis points, respectively, for each successive downgrade. In connection with the proposed spin-off, an amendment of one of the financial covenants and the change in control provisions under this credit facility has been executed and will become effective upon the completion of the spin-off.

Interest Rate Sensitivity — Risk Management

Interest Rate Risk

Mortgage Servicing Rights. The MSR asset is subject to substantial interest rate risk as the mortgage notes underlying the asset permit the borrowers to prepay the loans. Therefore, the value of the MSR asset tends to diminish in periods of declining interest rates (as prepayments increase) and increase in periods of rising interest rates (as prepayments decrease). We primarily use a combination of derivative instruments to offset expected changes in fair value of our MSR asset that could affect reported earnings. The net impact resulting from changes in the fair value of our MSR asset and the related derivatives was as follows:

	For the Nine
	Months Ended	For the Years Ended
	September 30,	December 31,
	2004	2003	2002	2001
	(in millions)
Fair value change in MSR asset	$(156)	$(25)	$(994)	$(247)
Net gain (loss) on derivatives related to MSR asset	70	(5)	655	106

Net pretax loss	$(86)	$(30)	$(339)	$(141)

Other Mortgage Related Assets. Our other mortgage-related assets are subject to interest rate risk created by (i) our commitments to finance mortgages to borrowers who have applied for loan funding and (ii) loans held in inventory awaiting sale into the secondary market. We use derivative instruments (including futures, options and forward delivery contracts) to economically hedge our commitments to fund mortgages. These derivatives generally offset the fair value changes recorded relating to the underlying assets. During the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001, the net impact of these commitments and related derivatives was a pretax gain (loss) of $5 million, ($24) million, $14 million and $5 million, respectively.

Interest rate and price risk stemming from loans held in inventory awaiting sale into the secondary market (mortgage loans held for sale) may be hedged with mortgage forward delivery contracts. These forward delivery contracts fix the forward sales price which will be realized in the secondary market and thereby substantially eliminate our interest rate and price risk. During the nine months ended September 30, 2004 and the year ended December 31, 2003, the net impact of these derivatives, after giving effect to changes in fair value of the underlying loans, was a pretax gain (loss) of $11 million and ($6) million, respectively (the impact was not material during the years ended December 31, 2002 and 2001).

Debt. The debt used to finance much of our operations is also exposed to interest rate fluctuations. We use various hedging strategies and derivative financial instruments to create a desired mix of fixed and floating rate assets and liabilities. Derivative instruments currently used in these hedging strategies include swaps and instruments with purchased option features. The impact of these derivatives was not material during the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002 and 2001.

Fair Value

The carrying amounts and estimated fair values of all financial instruments, on a pro forma basis, at September 30, 2004 are as follows:

	Pro Forma
	Estimated
	Carrying	Pro Forma
	Amount	Fair Value
Assets
Cash and cash equivalents	$211	$211
Restricted cash	231	231
Derivatives(a)
Interest rate and other swaps	7	7
Assets under management and mortgage programs
Program cash	309	309
Mortgage loans held for sale	2,150	2,154
Mortgage servicing rights, net	1,653	1,653
Derivatives related to mortgage servicing rights	71	71
Mortgage-backed securities(b)	46	46
Derivatives(a)(c)
Commitments to fund mortgages	8	8
Interest rate and other swaps	21	21
Option contracts	5	5
Liabilities under management and mortgage programs
Debt	6,599	6,725
Derivatives related to mortgage servicing rights	(48)	(48)
Forward delivery commitments	(14)	(14)
Derivatives
Interest rate and other swaps(a)(d)	(16)	(16)

(a)	Derivative instruments in gain (loss) positions.

(b)	Available-for-sale and trading securities.

(c)	Carrying amounts and gains (losses) on mortgage-related positions are already included in the above balances of mortgage loans held for sale and, therefore, not reflected in the derivative balances.

(d)	Includes $5 million of interest rate swaps in loss positions, which are classified within other liabilities under management and mortgage programs.

Pro Forma Liquidity Risk

Our liquidity position may be negatively affected by unfavorable conditions in either one of the industries in which we operate. Additionally, our liquidity as it relates to mortgage programs could be adversely affected by (i) the deterioration in the performance of the underlying assets of such programs and (ii) our inability to access the secondary market for mortgage loans or certain of our securitization facilities and our inability to act as servicer thereto, which could occur in the event that our credit ratings are downgraded below investment grade and, in certain circumstances, where we fail to meet certain financial ratios. Our liquidity as it relates to vehicle management programs could be adversely affected by (i) our inability to access the asset-backed debt market to refinance maturing debt or (ii) a termination of our role as servicer of the underlying lease assets, which could occur if we default in the performance of our servicing obligations or in the event of our bankruptcy or insolvency. Further, access to our credit facility requires us to maintain a net worth of $1 billion plus 25% of net income, if positive, for each fiscal quarter after December 31, 2004 and requires us not to exceed a ratio of debt to net worth of 8 to 1 (as such tests are defined in our amended credit facility). The indenture pursuant to which approximately $1.4 billion of our debt has been issued requires that we maintain a debt to tangible equity ratio of not more than 10 to 1. Additionally, we monitor the maintenance of required financial ratios and, as of September 30, 2004, we were in compliance with all financial covenants under our material credit and securitization facilities.

Currently our credit ratings are as follows:

Moody's
	Investors	Standard	Fitch
	Service	& Poor's	Ratings
Senior debt	Baa1	BBB+	BBB+
Short-term debt	P-2	A-2	F-2

Following our announcement of Cendant’s intention to distribute our mortgage and fleet management services businesses in a tax-free spin-off to Cendant stockholders, Fitch Ratings has assigned a “Rating Watch Positive” to our senior debt ratings, while Moody’s Investors Service has placed our senior and short-term debt “under review for possible downgrade” and Standard & Poor’s has placed this debt on “Credit Watch Negative.” A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Pro Forma Contractual Obligations

The following table summarizes our pro forma future contractual obligations as of September 30, 2004, assuming (i) our repayment of $29 million of debt under our mortgage warehouse securitization program with the cash contribution received from Cendant to purchase its 49.9% ownership interest in the mortgage venture, (ii) the reduction of $67 million of our outstanding unsecured indebtedness utilizing the $100 million cash contribution received from Cendant (including a $45 million premium and net of $12 million of interest rate hedge activity) and (iii) the refinancing of $391 million of our outstanding unsecured indebtedness and $125 million of commercial paper through borrowings under our existing credit facility:

	Pro Forma
		Between	Between	Between	Between
	Within	1 and 2	2 and 3	3 and 4	4 and 5
	1 year	years	years	years	years	Thereafter	Total
	(in millions)
Asset-backed debt(*)	$898	$1,627	$654	$691	$634	$163	$4,667
Unsecured debt(*)	157	6	549	432	3	796	1,943
Operating leases	25	25	21	19	17	149	256
Capital lease	1	1	—	—	—	—	2
Other purchase commitments	16	9	9	9	—	—	43

Total	$1,097	$1,668	$1,233	$1,151	$654	$1,108	$6,911

(*)
Represents debt under management and mortgage programs, which was issued to support the purchase of assets under management and mortgage programs. These amounts represent the contractual maturities for such debt, except for notes issued under our vehicle management program where the underlying indentures require payments based on cash inflows relating to the corresponding assets under management and mortgage programs and for which estimates of repayments have been used.

The above table does not include future cash payments related to interest expense.

Critical Accounting Policies

In presenting our financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it will likely result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results.

Mortgage Servicing Rights. The value of mortgage servicing rights is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves and other economic factors. More specifically, we incorporate a probability weighted Option Adjusted Spread (“OAS”) model to generate and discount cash flows for the MSR valuation. The OAS model generates numerous interest rate paths then calculates the MSR cash flow at each monthly point for each interest rate path and discounts those cash flows back to the current period. The MSR value is determined by averaging the discounted cash flows from each of the interest rate paths. The interest rate paths are generated with a random distribution centered around implied forward interest rates which are determined from the interest rate yield curve at any given point in time. As of September 30, 2004, the implied forward interest rates project an increase of approximately 39 basis points in the yield of the 10-year Treasury Note over the next 12 months. Changes in the yield curve will result in changes to the forward rates implied from that yield curve.

As noted above, a key assumption in our estimate of the MSR valuation is forecasted prepayments. We use a third party model to forecast prepayment rates at each monthly point for each interest rate path in the OAS model. The prepayment forecast is based on historical observations of prepayment behavior in similar circumstances. The prepayment forecast incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity to determine the prepayment forecast at each monthly point for each interest rate path.

To the extent that fair value is less than carrying value at the individual strata level, we would consider the portfolio to have been impaired and record a related charge. Reductions in interest rates different than those predicted in our models could cause us to use different assumptions in the MSR valuation, which could result in a decrease in the estimated fair value of our MSR asset, requiring a corresponding reduction in the carrying value of the asset. To mitigate this risk, we use derivatives that generally increase in value as interest rates decline and conversely decline in value as interest rates increase. Additionally, as interest rates decrease, we have historically experienced increased production revenue resulting from a greater level of refinancings, which over time has historically mitigated to varying degrees the impact on earnings of the decline in our MSR asset.

Changes in the estimated fair value of the mortgage servicing rights based upon variations in the assumptions (e.g., future interest rate levels, prepayment speeds) cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Changes in one assumption may result in changes to another, which may magnify or counteract the fair value sensitivity analysis and would make such an analysis not meaningful. Additionally, further declines in interest rates due to a weakening economy and geopolitical risks that result in an increase in refinancing activity or changes in assumptions could adversely impact the valuation. The carrying value of our MSR asset was approximately $1.7 billion as of September 30, 2004 and the total portfolio that we were servicing approximated $144.7 billion as of September 30, 2004.

Financial Instruments. We estimate fair values for each of our financial instruments, including derivative instruments. Most of these financial instruments are not publicly traded on an organized exchange. In the absence of quoted market prices, we must develop an estimate of fair value using dealer quotes, present value cash flow models, option pricing models or other conventional valuation methods, as appropriate. The use of these fair value techniques involves significant judgments and assumptions, including estimates of future interest rate levels based on interest rate yield curves, prepayment and volatility factors, and an estimation of the timing of future cash flows. The use of different assumptions may have a material effect on the estimated fair value amounts recorded in the financial statements. In addition, hedge accounting requires that at the beginning of each hedge period, we justify an expectation that the relationship between the changes in fair value of derivatives designated as hedges compared to changes in the fair value of the underlying hedged items will be highly effective. This effectiveness assessment involves an estimation of changes in fair value resulting from changes in interest rates and corresponding changes in prepayment levels, as well as the probability of the occurrence of transactions for cash flow hedges. The use of different assumptions and changing market conditions may impact the results of the effectiveness assessment and ultimately the timing of when changes in derivative fair values and the underlying hedged items are recorded in earnings. See “Quantitative and Qualitative Disclosures about Market Risk” for a discussion of the effect of hypothetical changes to these assumptions.

Goodwill. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” we review the carrying value of goodwill annually, or more frequently if circumstances indicate impairment may have occurred. In performing this analysis, we compare the carrying value of our reporting units to their fair value. When determining fair value, we utilize various assumptions, including projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings.

Our reporting unit structure will change in connection with the reorganization described in “The Reorganization and Spin-off” and we believe that this change will likely result in an impairment to our goodwill in the first quarter of 2005. Our current estimate of such impairment, based upon current information available to us, is reflected in the Unaudited Pro Forma Condensed Consolidated Balance Sheets for September 30, 2004 and December 31, 2003.

Quantitative and Qualitative Disclosures About Market Risk

We use various financial instruments, particularly swap contracts, forward delivery commitments and futures and options contracts to manage and reduce the interest rate risk related specifically to our committed mortgage pipeline, mortgage loan inventory, mortgage servicing rights, mortgage backed securities, debt and certain other interest bearing liabilities. We are exclusively an end user of these instruments, which are commonly referred to as derivatives. We do not engage in trading, market making or other speculative activities in the derivatives markets.

Our principal market exposure is to interest rate risk in the United States, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on mortgage-related assets and commitments and also LIBOR due to its impact on variable rate borrowings and other interest rate sensitive liabilities. We anticipate that such interest rates will remain a primary market risk exposure for the foreseeable future.

We assess our market risk based on changes in interest rates utilizing a sensitivity analysis that measures the potential impact on earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest rates.

We use a discounted cash flow model in determining the fair value of our mortgage servicing rights while the fair value of mortgage loans, commitments to fund mortgages and mortgage backed securities are determined from market sources. The primary assumptions used in determining fair value are prepayment speeds, estimated loss rates and discount rates. In determining the fair value of mortgage servicing rights and mortgage backed securities, the models also utilize credit losses and mortgage servicing revenues and expenses as primary assumptions. In addition, for commitments to fund mortgages, the borrower’s propensity to close their mortgage loan under the commitment is used as a primary assumption. For mortgage loans, commitments to fund mortgages, forward delivery contracts and options, we rely on market sources in determining the impact of interest rate shifts. We also utilize a probability weighted OAS model to determine the impact of interest rate shifts on mortgage servicing rights and mortgage backed securities. The primary assumption in an OAS model is the implied market volatility of interest rates and prepayment speeds and the same primary assumptions are used in determining fair value.

We use a duration based model in determining the impact of interest rate shifts on our debt portfolio, certain other interest bearing liabilities and interest rate derivatives portfolios. The primary assumption used in these models is that a 10% increase or decrease in the benchmark interest rate produces a parallel shift in the yield curve across all maturities.

Our total market risk is influenced by a wide variety of factors including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these “shock tests” are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

We used September 30, 2004 market rates on our instruments to perform the sensitivity analysis for our interest rate risk. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in interest rate yield curves. We have determined that the potential impact of a 10% increase and decrease in interest rates and prices on our earnings would result in incremental gains (losses) of approximately ($30) million and $5 million, respectively.

OUR BUSINESS FOLLOWING THE SPIN-OFF

The following discussion gives effect to the planned distribution of our relocation and fuel card businesses to Cendant Corporation, our parent company, immediately prior to the spin-off, as well as the other transactions to be effected in connection with the spin-off, as more fully described below and elsewhere in this information statement.

Overview

We are a leading outsource provider of mortgage and fleet management services. We operate in the following business segments:

•
Our mortgage services segment originates and services mortgages through Cendant Mortgage Corporation (to be renamed PHH Mortgage Corporation following the spin-off and referred to as PHH Mortgage in this section). PHH Mortgage generated 35% of our pro forma revenue for the nine months ended September 30, 2004 and 46%, 29% and 38% of our pro forma revenue for the years ended December 31, 2003, 2002 and 2001, respectively; and

•
Our fleet management services segment provides commercial fleet management services to corporate clients and government agencies through PHH Arval. PHH Arval generated 65% of our pro forma revenue for the nine months ended September 30, 2004 and 54%, 71% and 58% of our pro forma revenue for the years ended December 31, 2003, 2002 and 2001, respectively.

Our Strategy

We seek to achieve growth in revenues and income derived from our mortgage and fleet management services businesses. The key aspects of our business strategy are to:

•
Maintain our focus on providing high quality outsourced services. We are a leading outsource provider of mortgage and fleet management services. Across our entire business, excellent customer service is a critical component of winning new clients and maintaining existing clients. At every level of our organization, employees are trained to provide high levels of customer service in every task. We, along with our clients, consistently track and monitor customer service levels and look for ways to improve customer service while maintaining profitability. PHH Mortgage ranked 5th in customer satisfaction among national home mortgage companies, according to J.D. Power and Associates’ 2005 Home Mortgage Study.

•
Leverage our existing platforms through new products and services. In both our mortgage services and fleet management services segments, clients are increasingly demanding enhanced products and services to meet their and their customers’ needs. In our mortgage services segment, we regularly work with our clients to offer loan products that meet the requirements of a specific customer segment. In our fleet management services segment, we deliver enhanced information reporting to enable clients to better monitor expenses and thereby reduce fleet operating costs.

•
Increase mortgage loan capture rates at real estate brokerages owned by, or affiliated with, Cendant. Currently, we provide mortgages for approximately 17% of the transactions in which real estate brokerages owned by Cendant represent the home buyer and approximately 4% of the transactions in which real estate brokerages franchised by Cendant represent the home buyer. By increasing the number of field sales professionals, and through other initiatives, we expect to drive incremental volume through our origination platform and improve profitability.

•
Increase market share by entering into new mortgage origination relationships across all channels. We believe the mortgage services industry will become increasingly competitive in the current rising interest rate environment. We intend to take advantage of this environment by leveraging our existing mortgage services platform to enter into new outsourcing relationships as more companies determine that it is no longer economically feasible to continue to compete in the industry.

•
Expand mortgage origination relationships with real estate brokers unaffiliated with Cendant. We anticipate that the spin-off will increase our ability to establish mortgage services arrangements with independent brokers unaffiliated with Cendant. Such arrangements have, to date, largely been excluded as a result of Cendant’s ownership of us. We intend to focus on this additional opportunity subsequent to the completion of the spin-off.

•
Continue to focus on growth in large fleet customers with increased emphasis on national fleet and truck fleet sectors. Large fleet customers (those customers with more than 500 vehicles in their fleets) are a core competency and we will continue to aggressively pursue new customers in this sector. We are increasingly pursuing more clients in the national fleet (customers with fleets of 75 to 500 vehicles) and truck fleet segments. We have significantly less penetration in these sectors, thereby presenting an opportunity for higher growth and increasing profits.

Segments

Mortgage Services Segment

PHH Mortgage is a centralized mortgage lender conducting business throughout the United States. We focus on retail mortgage originations in which we provide mortgages directly to consumers.

We generate revenue through mortgage loan sales, fee-based origination services and mortgage loan servicing. For the nine months ended September 30, 2004, PHH Mortgage was the sixth largest retail originator of residential mortgages and the 12th largest overall residential mortgage originator. We are a leading outsource provider of mortgage origination services to financial institutions and the only mortgage company authorized to harness the power of the Coldwell Banker, Century 21 and ERA brand names. Our mortgage origination volume has grown from approximately $1.5 billion in 1990 to approximately $42 billion for the nine months ended September 30, 2004. We originate mortgage loans through three principal business channels: financial institutions (on a private label or co-branded basis), real estate brokers (including brokers associated with brokerages owned or franchised by Cendant and independent brokers) and relocation (mortgage services for clients of Cendant Mobility):

•
Financial Institutions Channel: We are a leading provider of private label mortgage origination and servicing for financial institutions and other entities. In this channel, we offer a complete outsourcing solution for clients that want to offer mortgage services to clients, but are not equipped to handle all aspects of the process cost-effectively, from processing applications through funding to secondary market sales of loans and ongoing servicing. Representative clients include Merrill Lynch Credit Corporation, American Express Membership Bank, PNC Bank, N.A., The Northern Trust Company and Charles Schwab Bank. This channel generated approximately 56% of our mortgage loan originations for the nine months ended September 30, 2004.

•
Real Estate Brokers Channel: We work with real estate brokers to provide their customers mortgage loans. By being affiliated with the real estate broker, we have unique access to home buyers at the time of purchase. In this channel, we work with brokers associated with Cendant’s owned real estate brokerage business (“NRT”), brokers associated with Cendant’s franchised brokerages (“Cendant franchisees”) and brokers that are not affiliated with Cendant (“third party brokers”). For NRT, we are the exclusive recommended provider of mortgages. For Cendant franchisees, we are the only endorsed provider of mortgages. Additionally, for Cendant franchisees and third party brokers, we endeavor to enter into marketing service agreements (“MSAs”) or other arrangements whereby we are their exclusive recommended provider of mortgages. Of the approximately 4,700 Cendant franchisees, we have entered into exclusive MSAs with 48% as of September 30, 2004. In general, our capture rate of mortgages where we are the exclusive recommended provider is much higher than in other situations. Cendant is the largest owner and franchisor of real estate brokerage services in the United States with approximately 990 NRT offices and 7,534 franchise offices in the United States as of September 30, 2004. In this channel, we primarily operate on a private label basis, incorporating the name of the associated real estate broker, such as Coldwell Banker Mortgage, Century 21 Mortgage or ERA Mortgage. This channel generated approximately 40% of our mortgage loan originations for the nine months ended September 30, 2004.

•
Relocation Channel: We are the exclusive recommended provider of mortgages offered to the clients of Cendant Mobility, the largest provider of outsourced corporate relocation services in the United States. This relocation channel generated approximately 4% of our mortgage loan originations for the nine months ended September 30, 2004.

In connection with the spin-off, we and Cendant intend to form a mortgage venture, PHH Home Loans, LLC, that will originate and sell mortgage loans primarily sourced through NRT and Cendant Mobility. In the first nine months of 2004, approximately 29% of loans originated by our mortgage services segment were derived from these sources. We will contribute to the mortgage venture certain of our assets and employees that currently support originations from these sources. The mortgage venture will have a 25-year term, subject to earlier termination upon the occurrence of certain events or at Cendant’s election at any time after the eighth anniversary of the completion of the spin-off by giving two years’ notice to us. The mortgage venture will also be renewable for an additional 25-year term by mutual agreement of Cendant and us. Cendant will own 49.9% of the mortgage venture. All mortgage loans originated by the mortgage venture will be sold to us or other third party investors on a servicing-released basis, and PHH Home Loans will not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Through the mortgage venture, we will continue to be the exclusive recommended provider of mortgages for NRT and Cendant Mobility, as we are today. For the nine months ended September 30, 2004, loans originated by us and serviced through these channels accounted for approximately 13% of our pro forma net income. Because we will control and have a 50.1% ownership interest in the mortgage venture, its operating results will be consolidated within our financial statements. Following the spin-off, Cendant’s 49.9% interest in the mortgage venture will be reflected on our financial statements as minority interest in a consolidated subsidiary.

We originate mortgages on three distinct mortgage platforms:

•
Teleservices: We operate a teleservices operation (also known as our Phone In, Move In program), that provides centralized processing along with consistent customer service. We utilize Phone In, Move In for all three origination channels. We also maintain multiple Internet sites that provide on-line mortgage origination capabilities for our customers;

•
Field Sales Professionals: Members of our field sales force are generally located in real estate brokerage offices or are affiliated with financial institution clients around the United States, and are equipped to provide product information, quote interest rates and help customers prepare mortgage applications; and

•	Closed Loan Purchases: We purchase closed loans from community banks, credit unions and mortgage brokers/bankers affiliated with Cendant.

The following table sets forth the composition of our mortgage loan originations by channel and platform:

	For the Nine
	Months
	Ended	For the Year Ended December 31,
	September 30,
	2004	2003	2002	2001
	(dollars in millions)
Mortgage loan originations	$41,570	$83,701	$59,279	$44,522
Production loans closed to be securitized	27,244	60,333	38,455	37,705
Other production loans closed	14,326	23,368	20,824	6,817
Production loans sold	25,719	59,521	38,055	35,945
Mortgage Loan Originations by Channel:
Financial institutions	56%	67%	64%	63%
Real estate brokers	40	30	33	32
Relocation	4	3	3	5
Mortgage Loan Originations by Platform:
Teleservices (Phone In, Move In)	60	67	70	65
Field sales professionals	25	20	15	15
Closed loan purchases	15	13	15	20

The following table sets forth the composition of our mortgage loan originations by product type:

	For the Nine
	Months	For the Year Ended
	Ended	December 31,
	September 30,
	2004	2003	2002	2001
Fixed rate	57%	63%	56%	75%
Adjustable rate	43	37	44	25
Conforming(*)	61	69	63	77
Non-conforming	39	31	37	23
Purchase	65	42	48	56
Refinance	35	58	52	44
First mortgages	93	96	100	100
Home equity lines of credit	7	4	—	—

(*)	Represents mortgages that conform to the standards of Fannie Mae, Freddie Mac or the Government National Mortgage Association (Ginnie Mae).

PHH Mortgage customarily sells all mortgages it originates to investors (which include a variety of institutional investors) generally within 60 days of origination. Loans are typically sold as individual loans, mortgage-backed securities or participation certificates issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We generally retain the mortgage servicing rights on loans we sell. PHH Mortgage earns revenue from the sale of the mortgage loans to investors, as well as from the servicing of the loans for investors. Mortgage servicing consists of collecting loan payments, remitting principal and interest payments to investors, managing escrow funds for payment of mortgage-related expenses such as taxes and insurance, and administering our mortgage loan servicing portfolio.

The following table sets forth summary data of our mortgage servicing activities:

		At December 31,
	At September 30,
	2004(a)	2003(a)	2002(a)	2001(a)
Average loan servicing portfolio ($ millions)	$136,553	$122,887	$105,780	$88,943
Outstanding mortgage loans serviced ($ millions)	$144,714	$136,427	$114,079	$97,205
Number of loans serviced (units)	922,950	888,860	786,201	717,251
Average loan size	$156,795	$153,485	$145,102	$135,525
Weighted average interest rate	5.31%	5.36%	6.17%	6.91%
Delinquent Mortgage Loans:(b)
30 days	1.6%	1.7%	2.0%	2.3%
60 days	0.3%	0.3%	0.4%	0.5%
90 days or more	0.3%	0.4%	0.4%	0.4%

Total delinquencies	2.2%	2.4%	2.8%	3.2%

Foreclosures/Bankruptcies(b)	0.6%	0.7%	0.7%	0.7%
Major Geographical Concentrations:(b)
California	10.7%	10.9%	11.8%	11.9%
New Jersey	9.8%	9.4%	7.4%	6.9%
New York	8.0%	7.9%	6.4%	5.9%
Florida	7.2%	7.1%	7.2%	6.7%
Texas	5.4%	5.6%	6.1%	6.1%
Other	58.9%	59.1%	61.1%	62.5%

(a)	Does not include home equity mortgages serviced by us.
(b)	As a percentage of unpaid principal balance of outstanding loans.

Appraisal Services Business. In January 2005, Cendant contributed to us its appraisal services business, which provides appraisals through a network of approximately 4,000 professional licensed appraisers offering local coverage throughout the United States, as well as credit research, flood certification and tax services. We owned this business prior to December 31, 2002. The appraisal services business is closely linked to the processes by which our mortgage operations originate mortgage loans and derives substantially all of its business from us.

Atrium Insurance Corporation. Our mortgage services segment includes the business of Atrium Insurance Corporation, our wholly-owned subsidiary and a New York chartered monoline insurance corporation. Atrium provides reinsurance solely in respect of primary mortgage insurance issued by certain insurance companies to borrowers of PHH Mortgage, where the primary mortgage insurer is indemnified by Atrium, subject to a specified limit, against losses in excess of a predetermined threshold.

Competition. Competition is based on service, quality, products and price. PHH Mortgage’s share of retail mortgage originations in the United States was 4.1% for the nine months ended September 30, 2004 according to Inside Mortgage Finance. Competitive conditions also can be impacted by shifts in consumer preference for variable rate mortgages from fixed-rate mortgages, depending upon the interest rate environment.

Seasonality. Purchase loan originations, which are based upon the timing of residential real estate sales, are generally lower in the first calendar quarter each year. Refinancing activity is not seasonal, but will vary with changes in interest rates.

Trademarks and Intellectual Property. Our private label clients license to us the use of their names in connection with our private label business, and Cendant licenses to us its real estate brands in connection with mortgage loan originations for customers of both Cendant’s owned real estate brokerages and its franchisees.

Employees. As of September 30, 2004, the operations that make up our mortgage services segment employed approximately 6,500 persons. Management considers our employee relations to be satisfactory. None of our employees is covered under collective bargaining agreements.

Fleet Management Services Segment

We are the second largest provider of outsourced commercial fleet management services in both the United States and Canada. We focus on clients with fleets of greater than 500 vehicles (the “large fleet segment”) and clients with fleets of between 75 and 500 vehicles (the “national fleet segment”). As of September 30, 2004, we had more than 317,000 vehicles leased and approximately 303,000 additional vehicles serviced under fuel, maintenance, accident and/or similar management arrangements. We purchase more than 80,000 vehicles annually. We serve nearly one-third of the Fortune 500 and more than 100 corporations have been our clients for 20 years or more.

We differentiate ourselves from our competitors primarily on three factors: the completeness of our product offering, customer service and technology. Unlike certain of our competitors that focus on selected elements of the fleet management process, we offer fully integrated services. In this manner, we are able to offer customized solutions to clients regardless of their needs. Our customer service orientation extends to both clients and end-users. With clients, we focus on a consultative approach with corporate purchasing managers, fleet managers and finance staff to aid the client in achieving the full benefits of outsourcing fleet management, including lower costs and better operations. For end users, we offer 24-hour customer service. Finally, we have developed one of the industry’s most advanced technology infrastructures. Our state-of-the-art data warehousing, information management and online systems enable clients to download sophisticated, customized reports to better monitor and manage their corporate fleets.

On February 27, 2004, we acquired First Fleet Corporation, a provider of financial consulting and leasing services for clients with medium and heavy-duty trucks, trailers and equipment.

We provide corporate clients and government agencies the following services and products for which we are generally paid a monthly fee.

Fleet Leasing and Fleet Management Services. These services include vehicle leasing, fleet policy analysis and recommendations, benchmarking, vehicle recommendations, ordering and purchasing vehicles, arranging for vehicle delivery and administration of the title and registration process, as well as tax and insurance requirements, pursuing warranty claims and remarketing used vehicles. We also offer various leasing plans, financed primarily through the issuance of floating rate notes and borrowings through an asset-backed structure. At September 30, 2004, we leased more than 317,000 vehicles, primarily cars and light trucks and, to a lesser extent, medium and heavy trucks, trailers and equipment. The majority of the residual risk on the value of the vehicle at the end of the lease term remains with the lessee for approximately 98% of the vehicles financed by us in North America. For the remaining 2%, we retain the residual risk on the value of the vehicle at the end of the lease term. We maintain rigorous standards with respect to the credit worthiness of our clients. Net credit losses as a percentage of the average balance of vehicle leases serviced have been less than 0.06% in each of the last five years ended December 31, 2003.

Fuel Card Services. We provide customers with fuel card programs which facilitate the payment, monitoring and control of fuel purchases. Fuel is typically the single largest fleet-related operating expense. By using our fuel cards, our clients receive the following benefits:

•	access to more fuel brands and outlets than other private label corporate fuel cards,

•	point-of-sale processing technology for fuel card transactions that enhances clients’ ability to monitor purchases and

•	consolidated billing and access to other information on fuel card transactions, which assists clients with evaluation of overall fleet performance and costs.

At September 30, 2004, we had more than 315,000 fuel cards outstanding in the United States and Canada.

Maintenance Services. We offer clients vehicle maintenance cards that are used to facilitate repairs and maintenance payments. The vehicle maintenance cards provide clients with benefits such as (i) negotiated discounts off of full retail prices through our convenient supplier network, (ii) access to our in-house team of certified maintenance experts that monitor transactions for policy compliance, reasonability and cost effectiveness and (iii) inclusion of vehicle maintenance transactions in a consolidated information and billing database that helps evaluate overall fleet performance and costs. We maintain an extensive network of service providers in the United States and Canada to ensure ease of use by the client’s drivers. At September 30, 2004, we had outstanding more than 341,000 maintenance cards in the United States and Canada.

Accident Management Services. We provide our clients with comprehensive accident management services such as (i) immediate assistance upon receiving the initial accident report from the driver (e.g., facilitating emergency towing services and car rental assistance), (ii) organizing the entire vehicle appraisal and repair process through a network of preferred repair and body shops and (iii) coordinating and negotiating potential accident claims. Clients receive significant benefits from our accident management services such as (a) convenient, coordinated 24-hour assistance from our call center, (b) access to our relationships with the repair and body shops included in our preferred supplier network, which typically provides customers with favorable terms, and (c) expertise of our damage specialists, who ensure that vehicle appraisals and repairs are appropriate, cost-efficient and in accordance with each client’s specific repair policy. As of September 30, 2004, more than 313,000 vehicles were participating in accident management programs in the United States and Canada.

Competition. The principal factors for competition in vehicle management services are service, quality and price. We are a fully integrated provider of fleet management services with a broad range of product offerings. Among providers of outsourced fleet management services, we rank second in North America in the number of leased vehicles under management, according to Automotive Fleet Magazine. Our competitors in the United States include GE Capital Fleet Services, Wheels Inc., Automotive Resources International, Lease Plan International and hundreds of local and regional competitors, including numerous competitors who focus on one or two products. The continued focus by corporations on cost efficiency and outsourcing is expected to provide growth opportunities in the future.

Trademarks and Intellectual Property. The service mark “PHH” and related trademarks and logos are material to our commercial fleet management services business. All of the material marks used by us are registered (or have applications pending for registration) with the United States Patent and Trademark Office. All of the material marks used by us are also registered in major countries throughout the world where we offer fleet management services. Except for the Arval mark, which we license from a third party so that we can do business as PHH Arval, we own the marks used in our business.

Seasonality. Our commercial fleet management services business is generally not seasonal.

Employees. As of September 30, 2004, the operations that make up our fleet management services segment employed approximately 1,300 persons. Management considers our employee relations to be satisfactory. None of our employees is covered under collective bargaining agreements.

Regulation

Mortgage Services Regulation. The federal Real Estate Settlement Procedures Act (“RESPA”) and state real estate brokerage laws restrict the payment of fees or other things of value in consideration for the referral of real estate settlement services. Generally, our mortgage services business is subject to numerous federal, state and local laws and regulations, including those relating to real estate settlement procedures, fair lending, fair credit reporting, truth in lending, federal and state disclosure and licensing. The establishment of the mortgage venture and the continuing relationship between and among the mortgage venture, Cendant and us will be subject to the anti-kickback requirements of RESPA.

Commercial Fleet Leasing Regulation. We are subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, certain consumer credit and environmental protection. Our fleet leasing businesses could be liable for damages in connection with motor vehicle accidents under the theory of vicarious liability. Under this theory, companies that lease motor vehicles may be subject to liability for the tortious acts of their lessees, even in situations where the leasing company has not been negligent.

Insurance Regulation. Our wholly-owned insurance subsidiary, Atrium Insurance Corporation, a New York domiciled monoline mortgage guaranty insurance company, is subject to insurance regulations in the State of New York relating to, among other things, standards of solvency that must be met and maintained; the licensing of insurers and their agents; the nature of and limitations on investments; premium rates; restrictions on the size of risks that may be insured under a single policy; reserves and provisions for unearned premiums, losses and other obligations; deposits of securities for the benefit of policyholders; approval of policy forms and the regulation of market conduct, including the use of credit information in underwriting; as well as other underwriting and claims practices. The New York Department of Insurance also conducts periodic examinations and requires the filing of annual and other reports relating to the financial condition of companies and other matters. Financial examinations completed in the past three years have not resulted in any adjustments to statutory surplus and pending financial and market conduct examinations have not identified any material findings to date.

As a result of our ownership of Atrium, we are subject to New York’s insurance holding company statute, as well as certain other laws, which, among other things, limit Atrium’s ability to declare and pay dividends except from undivided profits remaining on hand above the aggregate of our paid-in capital, paid-in surplus and contingency reserve. Additionally, anyone seeking to acquire, directly or indirectly, 10% or more of Atrium’s outstanding common stock, or otherwise proposing to engage in a transaction involving a change in control of Atrium, will be required to obtain the prior approval of the New York Superintendent of Insurance.

MANAGEMENT OF PHH FOLLOWING THE SPIN-OFF

Executive Officers of PHH Following the Spin-off

The following sets forth certain information with respect to those persons who will be the executive officers of PHH following the completion of the spin-off.

Name	Age	Position
Terence W. Edwards	49	President and Chief Executive Officer
Neil J. Cashen	50	Executive Vice President and Chief Financial Officer; Chief Financial Officer — PHH Arval
George J. Kilroy	57	President and Chief Executive Officer — PHH Arval
Joseph E. Suter	45	President and Chief Executive Officer — PHH Mortgage
Mark R. Danahy	45	Senior Vice President and Chief Financial Officer — PHH Mortgage
William F. Brown	47	Senior Vice President, General Counsel and Corporate Secretary

Terence W. Edwards will, upon consummation of the spin-off, serve as our President and Chief Executive Officer. Mr. Edwards has served as President and Chief Executive Officer of Cendant Mortgage since February 1996 and as such is responsible for overseeing our entire mortgage banking operation. From 1995 to 1996, Mr. Edwards served as Vice President of Investor Relations and Treasurer of PHH and was responsible for PHH’s investor, banking and rating agency relations, financing resources, cash management, pension investment management and internal financial structure.

Neil J. Cashen will, upon consummation of the spin-off, serve as our Executive Vice President and Chief Financial Officer, as well as continue to serve as Chief Financial Officer of PHH Arval. Mr. Cashen has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of PHH Arval since March 2001 and is responsible for PHH Arval’s operations, including finance, strategic planning, customer and vehicle services, legal and human resources. From May 1997 to March 2001, Mr. Cashen was Senior Vice President of Finance and Planning for PHH Arval’s North American fleet operations. Mr. Cashen joined PHH in 1979 and has held positions of increasing responsibility, including Vice President and Controller, Vice President of Business Planning and Analysis, and Director of Corporate Planning and Business Development.

George J. Kilroy has served as President and Chief Executive Officer of PHH Arval since March 2001 and will continue to serve as President and Chief Executive Officer of PHH Arval following consummation of the spin-off. Mr. Kilroy is responsible for the management of PHH Arval. From May 1997 to March 2001, Mr. Kilroy served as Senior Vice President, Business Development, responsible for new client sales, client relations and marketing for PHH Arval’s U.S. operations. Mr. Kilroy joined PHH in 1976 as an Account Executive in the Truck and Equipment Division and was promoted to increasingly responsible management positions, including head of Diversified Services and Financial Services.

Joseph E. Suter will, upon consummation of the spin-off, serve as President and Chief Executive Officer of PHH Mortgage. Mr. Suter has been responsible for managing pricing, interest rate risk and loan securitization efforts of our mortgage business since 1993 as Vice President and Senior Vice President of Secondary Marketing. Mr. Suter joined U.S. Mortgage Corporation in 1983 as a wholesale account manager and moved into progressively increasing responsibilities in Secondary Marketing following our acquisition of U.S. Mortgage in 1985.

Mark R. Danahy will, upon consummation of the spin-off, serve as Senior Vice President and Chief Financial Officer of PHH Mortgage. Mr. Danahy has served as Senior Vice President and Chief Financial Officer of Cendant Mortgage since April 2001. Mr. Danahy is responsible for directing the corporate accounting and financial planning teams, which include financial reporting, asset valuation and capital markets accounting, planning, and forecasting. Mr. Danahy joined Cendant Mortgage in December 2000 as Controller. From 1999 to 2000, Mr. Danahy served as Vice President, Capital Market Operations for GE Capital Market Services, Inc.

William F. Brown will, upon consummation of the spin-off, serve as Senior Vice President, General Counsel and Corporate Secretary. Mr. Brown has served as Senior Vice President and General Counsel of Cendant Mortgage since June 1999 and oversees its legal, secretarial, contract, licensing and regulatory compliance functions. Mr. Brown also serves on Cendant Mortgage’s Executive Quality Control Committee. From June 1997 to June 1999, Mr. Brown served as Vice President and General Counsel of Cendant Mortgage. From January 1995 to June 1997, Mr. Brown served as Counsel in the PHH Corporate Legal Department.

Board of Directors of PHH Following the Spin-off

The following sets forth certain information with respect to those persons who will comprise our board of directors following the completion of the spin-off. Messrs. Krongard, Edwards, Kilroy, Brinkley and Mariner and Ms. Logan will be nominated and elected as directors effective upon the completion of the spin-off. Mr. Van Kirk will be nominated and elected as a director effective July 1, 2005.

Name	Age	Position
A.B. Krongard	68	Non-Executive Chairman of the Board of Directors
Terence W. Edwards	49	Director; President and Chief Executive Officer
George J. Kilroy	57	Director; President and Chief Executive Officer — PHH Arval
James W. Brinkley	68	Director
Ann D. Logan	50	Director
Jonathan D. Mariner	49	Director
Francis J. Van Kirk	55	Director

A.B. Krongard will become a director effective upon the completion of the spin-off. It is expected that Mr. Krongard will be Non-Executive Chairman of the board of directors. Since December 2004 Mr. Krongard has been pursuing personal interests. From March 2001 until 2004, Mr. Krongard served as Executive Director of the Central Intelligence Agency. From February 1998 until March 2001, Mr. Krongard served as Counselor to the Director of Central Intelligence. Mr. Krongard previously worked in various capacities at Alex. Brown, Incorporated. In 1991, Mr. Krongard was elected as Chief Executive Officer of Alex. Brown and assumed the additional duties of Chairman of the Board in 1994. Upon the merger of Alex. Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Chairman of the Board of Bankers Trust and served in such capacity until joining the CIA.

James W. Brinkley will become a director effective upon the completion of the spin-off. Mr. Brinkley has served as director of Legg Mason, Inc., a holding company that, through its subsidiaries, provides financial services to individuals, institutions, corporations, governments and government agencies, since its formation in 1981. Mr. Brinkley has served as a Senior Executive Vice President of Legg Mason since December 1983. Mr. Brinkley became Chairman of Legg Mason Wood Walker, Incorporated (“LMWW”), Legg Mason’s principal brokerage subsidiary, in February 2004. Mr. Brinkley previously served as LMWW’s Vice Chairman and Chief Executive Officer from July 2003 through February 2004, as its President from 1985 until July 2003 and as its Chief Operating Officer from February 1998 until July 2003.

Ann D. Logan will become a director effective upon the completion of the spin-off. Since July 2000, Ms. Logan has worked with various non-profit organizations and is currently Chair of the Annual Fund at Bryn Mawr College and a member of the College’s campaign steering committee. Ms. Logan was an Executive Vice President at Fannie Mae from January 1993 to July 2000. Ms. Logan ran the single-family mortgage business at Fannie Mae from 1998 to 2000 and was the Chief Credit Officer from 1993 to 1998. From 1989 to 1993, Ms. Logan was a Senior Vice President in charge of Fannie Mae’s Northeast

Regional Office in Philadelphia. Prior to joining Fannie Mae, Ms. Logan was Assistant Vice President at Standard & Poor’s Corporation in New York. From 1976 to 1980, Ms. Logan worked for the U.S. Senate Judiciary Committee and served as the Committee Staff Director in 1980.

Jonathan D. Mariner will become a director effective upon the completion of the spin-off. Mr. Mariner has been the Executive Vice President and Chief Financial Officer of Major League Baseball since January 2004. From March 2002 to January 2004, Mr. Mariner served as the Senior Vice President and Chief Financial Officer of Major League Baseball. From December 2000 to March 2002, Mr. Mariner served as the Chief Operating Officer of Charter Schools U.S.A., a charter school development and management company. Mr. Mariner was the Executive Vice President and Chief Financial Officer of the Florida Marlins Baseball Club from February 1992 to December 2000. Mr. Mariner currently serves on the Boards of Directors of BankAtlantic Bancorp, Inc. and Steiner Leisure, Limited, both of which file reports pursuant to the Securities Exchange Act of 1934.

Francis J. Van Kirk will become a director effective July 1, 2005. Mr. Van Kirk has been the Managing Partner of PricewaterhouseCoopers LLP’s Philadelphia office since 1996. In this role, Mr. Van Kirk oversees the integration and coordination of PricewaterhouseCoopers’ lines of service and industry groups to ensure seamless service to its clients. Mr. Van Kirk will retire as a partner of PricewaterhouseCoopers prior to joining the board of directors. Mr. Van Kirk began his career with PricewaterhouseCoopers in 1971 as Staff Auditor and has been employed by them ever since.

Composition of the Board of Directors

Prior to the completion of the spin-off, our charter will be amended to divide our board into three classes having staggered terms, with one of such classes being elected each year for a new three-year term. Class I directors will have an initial term expiring in 2006, Class II directors will have an initial term expiring in 2007 and Class III directors will have an initial term expiring in 2008. Class I will be comprised of Messrs. Van Kirk, Edwards and Krongard. Class II will be comprised of Mr. Kilroy and Ms. Logan. Class III will be comprised of Messrs. Mariner and Brinkley.

Non-Executive Chairman

We expect that, prior to the completion of the spin-off, Mr. Krongard will be elected to serve as our Non-Executive Chairman. The non-executive chairman will not be an officer of PHH and will lead all meetings of the board of directors at which he or she is present. The non-executive chairman will serve on appropriate committees as reasonably requested by the board of directors, set meeting schedules and agendas, manage information flow to the board of directors to assure appropriate understanding of and discussion regarding matters of interest or concern to the board of directors. The non-executive chairman will also have such additional powers and perform such additional duties consistent with organizing and leading the actions of the board of directors as the board of directors may from time to time prescribe.

Committees of PHH’s Board of Directors

Our board of directors will have the following committees, effective upon the completion of the spin-off:

Executive Committee

The Executive Committee will be comprised of not fewer than three directors elected by a majority of the board. The Executive Committee may exercise all of the powers of our board of directors when the board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the by-laws or any resolution or resolutions of the board of directors, (b) declare any dividend or make any other distribution to our stockholders, (c) appoint any member of the Executive Committee or (d) take any other action which legally may be taken only by the full board of directors. It is expected that Messrs. Krongard, Edwards and Kilroy will serve as the members of the Executive Committee effective as of the completion of the spin-off and that Mr. Krongard will serve as Chairman of the Executive Committee.

Audit Committee

The Audit Committee will be comprised of not fewer than three directors elected by a majority of the board. The Audit Committee will operate under a written charter that will be approved by our board of directors prior to the completion of the spin-off. The Audit Committee will assist our board of directors in overseeing our corporate accounting and reporting practices by meeting with our financial management and auditors to review our financial statements, quarterly earnings releases and financial data; reviewing and selecting the independent auditors who will audit our financial statements; reviewing the selection of the internal auditors who provide internal audit services; reviewing the scope, procedures and results of our audits; and evaluating our key financial and accounting personnel. All members of the Audit Committee will be required to be independent under the rules of the New York Stock Exchange and our director independence criteria. In addition, each member of the Audit Committee will be required to have the ability to read and understand fundamental financial statements. The Audit Committee will also be required to have at least one member that qualifies as an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission. It is expected that Messrs. Mariner and Krongard and Ms. Logan will serve as the members of the Audit Committee effective as of the completion of the spin-off. It is expected that Mr. Van Kirk will join the Audit Committee in July 2005 as Chairman and replace Mr. Krongard.

Compensation Committee

The Compensation Committee will be comprised of not fewer than three directors elected by a majority of the board. The Compensation Committee will operate under a written charter that will be approved by our board of directors prior to the completion of the spin-off. The Compensation Committee will determine, approve and report to our board of directors on all elements of compensation for our elected officers. The Compensation Committee will also assist us in developing compensation and benefit strategies to attract, develop and retain qualified employees. All members of the Compensation Committee will be required to be independent under the rules of the New York Stock Exchange and our director independence criteria. It is expected that Messrs. Brinkley and Krongard and Ms. Logan will serve as the members of the Compensation Committee effective as of the completion of the spin-off and that Mr. Brinkley will serve as Chairman of the Compensation Committee.

Corporate Governance Committee

The Corporate Governance Committee will be comprised of not fewer than three directors elected by a majority of the board. The Corporate Governance Committee will operate under charter that will be approved by our board of directors prior to the completion of the spin-off. A copy of the charter will be available on our corporate website at www.phh.com under the heading “Corporate Governance.” A copy of the charter will also be available in print to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, NJ 08054 (telephone number: 1-866-PHH-INFO or 1-856-917-1PHH).

The Corporate Governance Committee’s responsibilities with respect to its governance function will include considering matters of corporate governance and reviewing and revising our corporate governance guidelines, codes of conduct and conflict of interest policy. All members of the Corporate Governance Committee will be required to be independent under the rules of the New York Stock Exchange and our director independence criteria. It is expected that Messrs. Krongard, Brinkley and Mariner will serve as the members of the Corporate Governance Committee effective as of the completion of the spin-off and that Mr. Krongard will serve as Chairman of the Corporate Governance Committee.

The Corporate Governance Committee will identify, evaluate and recommend nominees for our board of directors for each annual meeting; evaluate the composition, organization and governance of our board of directors and its committees; and develop and recommend corporate governance principles and policies applicable to us.

Compensation Committee Interlocks and Insider Participation

None of our executive officers will serve as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Director Compensation

The following table sets forth the compensation expected to be paid to our non-employee directors following the spin-off:

	Compensation(1)(3)
Annual Director Retainer(2)	$120,000
New Director Equity Grant	60,000	(4)
Board Meeting Attendance Fees:
Board Meeting Fee (per meeting)	0
Committee Meeting Fee (Chair/Member)	0
Action By Unanimous Written Consent	0
Non-Executive Chairman	50,000
Audit Committee Chair	20,000
Audit Committee Member	12,000
Compensation Committee Chair	15,000
Compensation Committee Member	10,000
Corporate Governance Committee Chair	9,000
Corporate Governance Committee Member	7,000

(1)
Members of the board of directors who are also our or any of our subsidiaries’ officers or employees will not receive compensation for serving as a director (other than travel related expenses for meetings held outside of our headquarters).

(2)
The Annual Director Retainer (the “Retainer”) will be paid on a quarterly basis. The Retainer will be paid equally 50% in cash and 50% in shares of common stock required to be deferred under the Non-Employee Directors Deferred Compensation Plan (described below) (such deferred common stock is referred to as “deferred stock units”). A director may elect to receive the entire Retainer in the form of deferred stock units. The number of shares of common stock to be received pursuant to the common stock portion of the Retainer or any other compensation to be paid in the form of common stock will equal the value of the compensation being paid in the form of common stock, divided by the fair market value of the common stock as of the date on which the compensation would otherwise have been paid. Each deferred stock unit will entitle the director to receive one share of common stock following such director’s retirement or termination of service from the board of directors for any reason. The directors may not sell or receive value from any deferred stock unit prior to such termination of service.

(3)
The Non-Executive Chairman stipend, committee chair stipends and all committee membership stipends are to be paid 50% in cash and 50% in deferred stock units. Directors may elect to receive all of such stipends in deferred stock units.

(4)
Amount is payable in deferred stock units. The number of units will equal $60,000 divided by the fair market value of a share of our common stock on the date of grant. For the initial grant, the closing price of our common stock on the first day of trading will be the fair market value.

Non-Employee Directors Deferred Compensation Plan

We intend to adopt a Non-Employee Directors Deferred Compensation Plan which will allow us to issue deferred stock units from our 2005 Equity and Incentive Plan to our non-employee directors. Under the 2005 Equity and Incentive Plan, these deferred stock units will be referred to as “restricted stock units.” In addition to paying these directors in part in the form of deferred stock units, our non-employee directors may elect to defer under this plan all of their fees that would otherwise be payable in cash. The deferred stock units to be issued pursuant to this elective deferral would also be issued under our 2005 Equity and Incentive Plan. Under this plan, non-employee directors will be credited with dividend equivalents with respect to the number of deferred stock units credited to the director’s account, which dividend equivalents will be credited in the form of additional deferred stock units. Each participant in this plan will receive a one-time distribution of shares of our common stock with respect to all deferred stock units credited to the director’s account on the date which is 200 days immediately following the termination of the director’s service on our board of directors for any reason.

Codes of Ethics

We are currently subject to, and operate under, Cendant’s codes of ethics. In conjunction with the spin-off, we will adopt a Code of Business Conduct and Ethics for Directors and a Code of Conduct, each as described below.

Code of Business Conduct and Ethics for Directors

We are committed to conducting business in accordance with the highest standards of business ethics and complying with applicable laws, rules and regulations. In furtherance of this commitment, our board of directors intends to promote ethical behavior and to adopt, effective upon the completion of the spin-off, a Code of Business Conduct and Ethics for Directors (the “Code”), with which every director will be required to comply. The Code will provide, among other things, guidelines for directors with respect to what constitutes a conflict of interest between a director’s private interests and ours. Furthermore, the Code will set standards that must be followed by us and the applicable director when a business relationship is contemplated between us and any director. The Code will also restrict a director’s competition with us and limit the use of confidential information of us by directors for their personal benefit. A copy of the Code will be available on our corporate website at www.phh.com under the heading “Corporate Governance.”

Code of Conduct

We also intend to adopt, effective upon the completion of the spin-off, a Code of Conduct for all officers and employees (the “Code of Conduct”), with which all of our officers and employees, including our chief executive officer, chief financial officer and chief accounting officer, will be required to comply. The Code of Conduct will provide, among other things, the guidelines for our officers and employees with respect to ethical handling of conflicts of interest. The Code of Conduct will illustrate the most common types of conflicts of interest that should be avoided (e.g., receipt of improper personal benefits from us, having an ownership interest in other businesses that may compromise an officer’s loyalty to us; obtaining outside employment with a competitor of ours, etc.). The Code of Conduct also will set the standards to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us. For example, the Code of Conduct will specifically require that all accounting records must be duly preserved and must accurately reflect our assets and liabilities. Furthermore, the Code of Conduct will provide for disciplinary measures to which officers and employees may be subject if they violate the Code of Conduct or any other applicable rules or regulations. A copy of the Code of Conduct will be available on our corporate website at www.phh.com under the heading “Corporate Governance.”

BENEFICIAL OWNERSHIP

The following table sets forth the projected beneficial ownership of our outstanding common stock, immediately following the completion of the spin-off, by the individuals who are expected to be directors and executive officers of PHH, individually and as a group, and by those persons who currently are known to us to be beneficial owners of 5% or more of Cendant common stock.

To the extent our directors and officers own Cendant common stock at the time of the spin-off, they will participate in the spin-off on the same terms as other holders of Cendant common stock. In addition, following the spin-off, we expect certain Cendant stock-based awards held by these individuals will be converted to our stock-based awards, while other Cendant stock-based awards held by these individuals will not be so converted. Those stock-based awards that are expected to be converted are reflected in the table below without any adjustment. The adjustments to be made in connection with converting the Cendant stock-based awards to our stock-based awards may result in share numbers that are different from those set forth in the table below and the accompanying footnotes. For a description of the adjustments expected to be made to Cendant stock-based awards, see “Executive Compensation — Equitable Adjustments.”

The information below is based on the number of shares of Cendant common stock beneficially owned by each person or entity as of December 31, 2004. The share amounts in the table, other than those representing Cendant stock-based awards that are to be converted following the completion of the spin-off, reflect the distribution ratio of one share of our common stock for every 20 shares of Cendant common stock held by the listed person or entity. The percentage ownership of our common stock of each listed person or entity immediately following the spin-off as reflected in the table below is calculated based on the number of shares of Cendant common stock outstanding as of December 31, 2004.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the spin-off, we will have outstanding an aggregate of approximately 52.6 million shares of common stock based upon approximately 1.05 billion shares of Cendant common stock outstanding on December 31, 2004, excluding treasury shares and assuming no exercise of Cendant options, and applying the distribution ratio of one share of our common stock for every 20 shares of Cendant common stock held as of the record date.

	Shares Beneficially	Percent of Common Stock
Name	Owned	Outstanding(1)
Principal Stockholder:
Barclays Global Investors, N.A.(2)	4,222,959	8.03%
Directors and Executive Officers:**
Terence W. Edwards(3)	312,056	*
Neil J. Cashen(4)	96,240	*
George J. Kilroy(5)	625	*
Joseph E. Suter(6)	198,973	*
Mark R. Danahy(7)	72,800	*
William F. Brown(8)	92,059	*
James W. Brinkley(9)	250	*
A.B. Krongard	—	—
Ann D. Logan	—	—
Jonathan D. Mariner	—	—
Francis J. Van Kirk	—	—
All directors and officers as a group (11 persons)	773,003	1.47%

*	Represents less than one percent.
**	Address for all directors and executive officers is c/o PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054.
(1)
Figures are based upon approximately 1.05 billion shares of Cendant common stock outstanding as of December 31, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Stock options and restricted stock units that are currently exercisable or vested or will become exercisable or vested within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Reflects beneficial ownership of 84,459,188 shares of Cendant common stock by Barclays Global Investors, N.A. and its affiliated entities (“Barclays”), as derived solely from information reported in a Schedule 13F under the Securities Exchange Act of 1934, as amended, filed by Barclays with the Securities and Exchange Commission on November 12, 2004. Such Schedule 13F indicates that Barclays has sole voting power over 76,580,993 of the shares and no voting power over 7,878,195 of the shares. The principal business address for Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94015. Information is based upon the assumption that Barclays holds 84,459,188 shares of Cendant common stock as of December 31, 2004.

(3)
Represents (a) 556 shares and (b) options to purchase 311,500 shares of Cendant common stock expected to be converted to our stock-based awards. Excludes options to purchase 256,208 shares of Cendant common stock, which are not expected to be converted to our stock-based awards.

(4)
Represents (a) 96 shares, (b) 144 shares held in Mr. Cashen’s 401(k) account and (c) options to purchase 96,000 shares of Cendant common stock expected to be converted to our stock-based awards. Excludes options to purchase 223,968 shares of Cendant common stock, which are not expected to be converted to our stock-based awards.

(5)	Represents shares held in Mr. Kilroy’s 401(k) account. Excludes options to purchase 21,667 shares of Cendant common stock, which are not expected to be converted to our stock-based awards.
(6)	Represents (a) 539 shares held in Mr. Suter’s 401(k) account and (b) options to purchase 198,434 shares of Cendant common stock expected to be converted to our stock-based awards.
(7)
Represents options to purchase 72,800 shares of Cendant common stock expected to be converted to our stock-based awards. Excludes options to purchase 15,000 shares of Cendant common stock, which are not expected to be converted to our stock-based awards.

(8)
Represents (a) 111 shares and (b) options to purchase 91,948 shares of Cendant common stock expected to be converted to our stock-based awards. Excludes options to purchase 25,000 shares of Cendant common stock, which are not expected to be converted to our stock-based awards.

(9)	Represents shares held by Brinkley Investments, LLC, a partnership among Mr. Brinkley, his wife and his children.

EXECUTIVE COMPENSATION

The following table sets forth information concerning total compensation paid in the fiscal years ended December 31, 2004, 2003 and 2002 to our chief executive officer and our four other most highly compensated executive officers who served in such capacities (or other capacities) as of December 31, 2004 and whom we anticipate will serve as our most highly compensated executive officers after the completion of the spin-off. We refer to these executives as our “named executive officers” elsewhere in this document. This table includes compensation received (or expected to be received, in the case of 2004) by the named executive officers from us as well as from Cendant. All material compensation reflected in this section was paid or awarded directly by Cendant and was recorded by us as compensation expense.

Summary Compensation Table

				Long Term Compensation
				Awards
		Annual Compensation		Restricted	Securities	All Other
Name & Principal				Stock	Underlying	Compensation
Position(1)	Year	Salary ($)	Bonus ($)(2)	Awards ($)(3)	Options(4)	($)(5)
Terence W. Edwards,	2004	583,704	0	1,000,009	—	13,050
President and Chief	2003	547,780	1,097,590	449,997	24,835	70,592
Executive Officer	2002	533,680	1,118,525	—	144,000	32,089

Neil J. Cashen,	2004	271,625	135,813	519,992	—	20,088
Executive Vice President and	2003	262,620	222,364	215,935	—	11,222
Chief Financial Officer; Chief	2002	244,942	151,867	—	96,000	9,599
Financial Officer — PHH Arval

George J. Kilroy,	2004	317,885	158,942	1,000,009	—	19,823
President and Chief	2003	296,514	258,257	400,007	—	27,436
Executive Officer —	2002	280,817	175,511	—	105,600	28,014
PHH Arval

Joseph E. Suter,	2004	272,110	0	499,993	—	13,050
President and Chief	2003	255,192	238,852	249,994	—	12,750
Executive Officer —	2002	246,677	228,125	—	67,200	11,000
PHH Mortgage

Mark R. Danahy,	2004	282,698	0	550,002	—	13,050
Senior Vice President and	2003	226,927	216,506	225,005	—	12,750
Chief Financial Officer —	2002	206,923	118,125	—	52,800	11,000
PHH Mortgage

(1)
Indicates position to be held upon the completion of the spin-off. For a description of the titles of each of our named executive officers during the periods reflected in the table, see “Management of PHH Corporation Following the Spin-off.”

(2)
For 2004 (i) bonus amounts reflect for Messrs. Cashen and Kilroy profit-sharing performance-based bonuses under the fleet management services bonus program shown at target level and (ii) bonus amounts for Messrs. Edwards, Suter and Danahy reflect no payment of profit-sharing performance-based bonus under the mortgage services bonus program. Actual bonus amounts earned and paid will not be determined until fiscal year business unit performance can be measured against pre-established performance goals, which is expected to occur during the first quarter of 2005. It is currently anticipated that mortgage services executive officers will not be paid a bonus in respect of 2004. For 2003 and 2002, amounts reflect all bonuses paid in respect of the year, including performance-based profit-sharing bonuses paid in the first quarter of the year following the end of the performance year.

(3)	On June 3, 2004, each named executive officer was granted performance-vesting restricted stock units relating to shares of Cendant common stock. Upon vesting of a unit, the named executive officer becomes entitled to receive a share of Cendant common stock. Up to one-eighth of the units may vest on April 27 in each of 2005, 2006, 2007 and 2008 based upon the extent to which Cendant attains pre-established performance goals for fiscal year 2004 through the end of the most recently completed fiscal year prior to such business day (i.e., 25% of the units scheduled to vest each year will vest if performance reaches “threshold” levels; and 100% of such units will vest if performance reaches “target” levels). The performance goals relating to these units are based upon the “total unit growth” of Cendant common stock in relation to the average historic “total stockholder return” of S&P 500 (“total unit growth” is comprised of earnings before interest, taxes, depreciation and amortization, plus increases in free cash flow generation). Units which fail to vest in 2005, 2006 and 2007 may become vested in later year(s) subject to Cendant’s attainment of cumulative multi-year performance goals. In addition, up to one-half of the units may vest on April 27, 2008 based upon the extent to which Cendant attains cumulative four-year pre-established performance goals. In all cases, intermediate levels of vesting will occur for interim levels of performance. Vesting is also subject to the named executive officer remaining continuously employed with Cendant through the applicable vesting date. Each named executive officer received the following number of performance-vesting restricted stock units: Mr. Edwards, 43,253; Mr. Kilroy, 43,253; Mr. Suter, 21,626; Mr. Cashen, 22,491 and Mr. Danahy, 23,789. The number of units granted to each named executive officer was approved by the Cendant Compensation Committee. All units are eligible to receive cash dividend equivalents, which remain restricted and subject to forfeiture until the unit for which it was paid becomes vested. The value of the shares underlying the units as of the date of grant are shown in the table above and reflect a per unit value of $23.12, based upon the closing price of Cendant common stock on June 3, 2004. The value of the shares underlying all units (including units granted in 2003) held by each named executive officer as of December 31, 2004 equaled as follows: Mr. Edwards, $1,589,746; Mr. Kilroy, $1,525,475; Mr. Suter, $826,997; Mr. Cashen, $803,430; and Mr. Danahy, $845,449, and reflect a closing price of the Cendant common stock on December 31, 2004 of $23.38. The restricted stock units were granted pursuant to Cendant’s 1997 Stock Option Plan and 2004 Long Term Incentive Plan. Cendant and we expect that the restricted stock units held by the named executive officers may be equitably adjusted in connection with the spin-off, may become restricted stock units relating to our common stock, may become our obligations, and may vest subject to performance goals relating to us and continued employment with us.

(4)
Cendant and we expect that Cendant stock options held by the named executive officers may be equitably adjusted in connection with the spin-off, and that those options with exercise prices of $18.00 or higher may become options to purchase our common stock and may become our obligations.

(5)
Payments included in these amounts for fiscal year 2004 consist of (i) company matching contributions to a non-qualified deferred compensation plan and/or 401(k) plan maintained by Cendant (collectively, “Defined Contribution Match”) and (ii) executive medical benefits. Defined Contribution Match includes estimated matching contributions relating to deferred bonuses in respect of fiscal year 2004 (assumed for this purpose to have been earned and paid as described in the Summary Compensation Table above) and paid in the first quarter of 2005. For 2004, the foregoing amounts are expected to be as follows:

	Defined
	Contribution	Executive Medical
	Match	Benefits	Totals
Mr. Edwards	$12,300	$750	$13,050
Mr. Cashen	19,338	750	20,088
Mr. Kilroy	19,073	750	19,823
Mr. Suter	12,300	750	13,050
Mr. Danahy	12,300	750	13,050

Cendant Stock Options

No Cendant stock options were granted to our named executive officers during 2004. The following table sets forth information concerning the exercise of options to purchase shares of Cendant common stock during 2004 by each of our named executive officers and the year-end value of unexercised options to purchase shares of Cendant common stock, reflecting a December 31, 2004 value of $23.38 per share of Cendant common stock. The information set forth in the following table does not reflect any of the equitable adjustments to Cendant stock options that may be made in connection with the spin-off.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying	Value of Unexercised
	Shares		Unexercised Options at Fiscal	In-The-Money Options at
	Acquired on	Value	Year-End (#)	Fiscal Year End ($)
Name	Exercise (#)	Realized ($)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)
Mr. Edwards	262,500	3,628,388	567,708/18,627	2,195,157/178,819
Mr. Cashen	24,160	280,481	319,968/0	2,817,661/0
Mr. Kilroy	20,000	218,028	21,667/0	201,070/0
Mr. Suter	235,000	2,586,429	198,434/0	335,291/0
Mr. Danahy	30,000	196,719	87,800/0	463,645/0

2005 Equity and Incentive Plan

Effective as of the completion of the spin-off, we intend to adopt the PHH Corporation 2005 Equity and Incentive Plan. Our 2005 Equity and Incentive Plan will provide for the grant of annual cash bonuses and long-term cash awards, as well as equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants who are selected by our Compensation Committee for participation in the plan. The plan will also provide vehicles for deferred officer and director compensation. Unless earlier terminated by our board of directors, the plan will expire on the tenth anniversary of the date of its adoption. Termination of the plan is not intended to adversely affect any award that is then outstanding without the award holder’s consent. Our board of directors may amend the plan at any time. Plan amendments are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and we must obtain stockholder approval of a plan amendment if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

Administration

The plan will be administered by our Compensation Committee, which will have the authority, among other things, to determine who will be granted awards and all of the terms and conditions of the awards. The Compensation Committee will also be authorized to determine to what extent an award may be settled, cancelled, forfeited or surrendered, to interpret the plan and any awards granted under the plan and to make all other determinations necessary or advisable for the administration of the plan. Where the vesting or payment of an award under the plan is subject to the attainment of performance goals, the Compensation Committee will be responsible for certifying that the performance goals have been attained. Neither the Compensation Committee nor our board of directors has the authority under the plan to reprice, or to cancel and re-grant, any stock option granted under the plan, or to take any action that would lower the exercise, base or purchase price of any award granted under the plan without first obtaining the approval of our stockholders.

Cash Incentive Programs

The plan will provide for the grant of annual and long-term cash awards to plan participants selected by our Compensation Committee. The maximum value of the total cash payment that any plan participant may receive under the plan’s annual cash incentive program for any year will be $1 million, and the maximum value of the total payment that any plan participant may receive with respect to each performance period under the plan’s long-term cash incentive program will be $1 million for each year covered by the performance period. Payment of awards granted under the cash incentive programs may be made subject to the attainment of performance goals to be determined by the Compensation Committee in its discretion. The Compensation Committee may base performance goals on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•	pre-tax income or after-tax income;

•	income or earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•
net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements;

•	earnings or book value per share (basic or diluted);

•	return on assets (gross or net), return on investment, return on capital, or return on equity;

•	return on revenues;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	economic value created;

•	operating margin or profit margin;

•	stock price or total stockholder return;

•	income or earnings from continuing operations;

•	cost targets, reductions and savings, productivity and efficiencies; and

•
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to divestitures, joint ventures and similar transactions.

The performance goals may be expressed in terms of attaining a specified level of the particular criterion or an increase or decrease in the particular criterion, and may be applied to PHH or one of our subsidiaries or divisions or strategic business units. The Compensation Committee will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events, in response to changes in laws or regulations or to account for extraordinary or unusual events.

No payment may be made under either of the cash incentive programs under the plan prior to certification by the Compensation Committee that the applicable performance goals have been attained.

Equity Incentive Program

We expect that no more than 7,500,000 shares of our common stock will be available for grants pursuant to the equity incentive program under the plan, including shares underlying awards that are assumed by us in connection with any equitable adjustments. See “— Equitable Adjustments” below. We expect that no more than 1,000,000 shares of our common stock may be made subject to various types of awards to any one participant in any one year. Shares issued under the plan may be authorized but unissued shares or treasury shares. If any shares subject to an award granted under the plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares, or if shares of stock are surrendered or withheld as payment of either the exercise price of an award or withholding taxes in respect of an award, those shares of common stock will again be available for awards under the plan. In the event that the Compensation Committee determines that any corporate event, such as a stock split, reorganization, merger, consolidation, repurchase or share exchange, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of plan participants, then the Compensation Committee will make those adjustments as it deems necessary or appropriate to any or all of:

•	the number and kind of shares or other property that may thereafter be issued in connection with future awards;

•	the number and kind of shares or other property that may be issued under outstanding awards;

•	the exercise price or purchase price of any outstanding award; and

•	the performance goals applicable to outstanding awards.

The Compensation Committee will determine all of the terms and conditions of equity-based awards under the plan, including whether the vesting or payment of an award will be subject to the attainment of performance goals. The performance goals that may be applicable to the equity incentive program under the plan are the same as those discussed above under “— Cash Incentive Programs.”

The terms and conditions of stock options and stock appreciation rights granted under the plan will be determined by our Compensation Committee and set forth in an award agreement. Stock options granted under the plan may be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options. A stock appreciation right confers on the participant the right to receive an amount, in cash or shares of our common stock, equal to the excess of the fair market value of a share of our common stock on the date of exercise over the grant price of the stock appreciation right, and may be granted alone or in tandem with another award. The exercise price of a stock option or stock appreciation right granted under the plan will not be less than the fair market value of our common stock on the date of grant. The grant price of a stock appreciation right granted in tandem with a stock option will be the same as the stock option to which the stock appreciation right relates. The vesting of a stock option or stock appreciation right will be subject to such conditions as the Compensation Committee may determine, which may include the attainment of performance goals.

The terms and conditions of awards of restricted stock and restricted stock units granted under the plan will be determined by our Compensation Committee and set forth in an award agreement. A restricted stock unit confers on the participant the right to receive a share of our common stock or its equivalent value in cash, in the discretion of the Compensation Committee. These awards will be subject to restrictions on transferability which may lapse under those circumstances that the Compensation Committee determines, which may include the attainment of performance goals. The Compensation Committee may determine that the holder of restricted stock or restricted stock units may receive dividends (or dividend equivalents, in the case of restricted stock units) that may be deferred during the restricted period applicable to these awards.

The plan will provide for other equity-based awards, the form and terms of which will be as determined by the Compensation Committee, consistent with the purposes of the plan. The vesting or payment of one of these awards may be made subject to the attainment of performance goals.

The plan will provide that, unless otherwise determined by the Compensation Committee, in the event of a change in control (as defined in the plan), all awards granted under the plan will become fully vested and/or exercisable, and any performance conditions will be deemed to be fully achieved.

Equitable Adjustments

In connection with the spin-off, we expect that the Cendant Compensation Committee will make equitable adjustments to outstanding stock option and restricted stock unit awards which currently relate to Cendant common stock, but only if and to the extent necessary to maintain the value of such awards should such awards lose value as a direct result of the spin-off.

Although any adjustments are subject to Cendant Compensation Committee approval, if an equitable adjustment is approved, we expect that restricted stock units relating to Cendant common stock held by PHH employees will become restricted stock units relating to PHH common stock and will become obligations of PHH. We also expect that such converted restricted stock units will have substantially similar terms and conditions as are currently applicable, except that the number of units will be adjusted in order to maintain equivalent value, employment-based vesting requirements will become related to continued employment with PHH, and any applicable vesting criteria relating to Cendant performance goals will be converted to PHH performance goals.

If an equitable adjustment is approved with respect to Cendant stock options, we expect that stock options relating to Cendant common stock held by PHH employees with an exercise price $18.00 or higher will become stock options relating to PHH common stock and will become obligations of PHH. We also expect that such converted stock options will have substantially similar terms and conditions as are currently applicable, except that either or both of the number of shares subject to an option and the exercise price of the option will be adjusted to the extent necessary to maintain equivalent value, and any applicable vesting criteria relating to Cendant performance goals will relate to PHH performance goals. Also, employment-based vesting requirements will become related to employment with PHH. Further, the Cendant Compensation Committee may determine to maintain the options with an exercise price of less than $18.00 as relating to Cendant common stock, with or without adjustment, and/or extend the post-termination exercise period relating to such options, to the extent necessary to maintain equivalent value.

Stock options and restricted stock units held by Cendant employees may receive similar equitable adjustments, if and to the extent necessary to maintain the value of such awards should such awards lose value as a direct result of the spin-off.

Employee Stock Purchase Plan

We intend to adopt an employee stock purchase plan which will enable our eligible employees to purchase shares of our common stock at a discount using amounts deducted from their eligible wages. Amounts will be deducted during each payroll cycle and accumulated during calendar month offering periods. At the end of each offering period, accumulated amounts will be used to purchase shares of our common stock at a discount of 5% from the closing price as of the last day of the offering period. We expect that no more than 100,000 shares of our common stock will be available for issuance under our employee stock purchase plan. Our Compensation Committee will administer the plan, and will have authority, among other things, to make rules concerning the plan’s administration, to change the length of the offering period, and to modify the amount of the discount applicable to shares purchased under the plan.

Employment Agreements

We expect to enter into an employment agreement, to be effective as of the date of the spin-off, with Terence W. Edwards, who will serve as our President and Chief Executive Officer. The agreement will have a term ending on the third anniversary of the spin-off. In addition to providing for a minimum base salary of $625,000 and employee benefit plans generally available to our executive officers, Mr. Edwards’ agreement will provide for an annual incentive award with a target amount equal to no less than 100% of his base salary, subject to attainment of performance goals, and grants of long-term incentive awards upon such terms and conditions as determined by our board of directors or our Compensation Committee. In addition, Mr. Edwards will be granted an equity incentive award relating to our common stock that will vest based on the achievement of specified performance goals and will have a value on the grant date of $2.5 million, which value will be based on such criteria as our board of directors or our Compensation Committee may determine. Mr. Edwards’ agreement will provide that if his employment with us is terminated by us without “cause” or due to a “constructive discharge” (each term as defined in Mr. Edwards’ agreement), he will be entitled to a lump sum payment equal to twice the sum of his then-current base salary plus his then-current target annual bonus. In addition, in this event, all of Mr. Edwards’ then-outstanding PHH equity awards will become fully vested. Mr. Edwards’ agreement will provide for post-termination non-competition and non-solicitation covenants following Mr. Edwards’ employment with us, which will last for one or two years, depending on the circumstances of Mr. Edward’s termination.

We expect to enter into employment agreements with one or more of our other named executive officers, which will become effective as of the date of the spin-off. The agreements are expected to set forth the base salary, bonus opportunities and initial equity awards to be provided to each of these officers, in addition to other matters.

401(k) Plan

We intend to establish a 401(k) plan for the purpose of permitting our employees to save for their retirements on a tax-favored basis. We intend to establish an investment alternative under this plan which will invest in shares of our common stock (referred to as the “PHH stock fund”). Our 401(k) plan will provide that no more than 25% of an employee’s account under the plan may be invested in the PHH stock fund. The PHH stock fund will accept shares of our common stock that will be delivered to our 401(k) plan in connection with the spin-off, and our employees will be able to allocate part of their contributions and account balances to the PHH stock fund. In addition, shares of Cendant common stock currently held for the benefit of our employees under the Cendant Corporation Employee Savings Plan will be transferred to our 401(k) plan when the Cendant plan transfers our employees’ accounts directly to our 401(k) plan. We expect that no more than 200,000 shares of our common stock will be available for issuance under this plan.

Savings Restoration Plan

We intend to adopt a savings restoration plan for the benefit of certain of our employees whose contributions to our 401(k) plan are limited by certain Code rules governing the 401(k) plan. Participants in this plan will be selected by our Compensation Committee and must be, among other things, deemed a “management or highly compensated employee” (within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”)). Plan participants will be permitted to defer compensation in excess of the amounts permitted by the Code under our 401(k) plan, but will not be entitled to any matching contributions. Accounts will be established in the participant’s name, and the participant may allocate his or her deferrals to one or more deemed investments under the plan, which may include a deemed investment in our common stock. We expect that no more than 50,000 shares of our common stock will be available for issuance under this plan. We intend to establish a so-called “rabbi trust” for the purpose of holding assets to be used for the payment of benefits under the savings restoration plan. Distributions under this plan may be made in a single lump sum or in installments, at the participant’s election, generally commencing following termination of the participant’s employment.

Officer Deferred Compensation Plan

We intend to adopt an officer deferred compensation plan for the benefit of certain of our officers selected by our Compensation Committee from time to time. Under this plan, participants will be permitted to defer compensation on such terms as our Compensation Committee will determine from time to time. We intend to establish a so-called “rabbi trust” for the purpose of holding assets to be used for the payment of benefits under the officer deferred compensation plan. We will contribute amounts deferred by the participant to that trust, as well as any matching contributions that may be made by us in our discretion. Accounts will be established in the participant’s name and the participant may allocate his or her deferrals to one or more deemed investments under the plan, which may include a deemed investment in our common stock. We expect that no more than 50,000 shares of our common stock will be available for issuance under this plan. Matching contributions may be subject to such vesting provisions as we will determine from time to time; however, all of a participant’s accounts under this plan will become fully vested in the event of a change in control of us (as defined in the officer deferred compensation plan) or in the event that the participant’s service with us terminates as a result of death or disability. A participant in this plan may elect a single lump-sum payment of his or her account, or may elect payments over time;

however, the participant’s entire account balance will be paid in a single lump sum following a change in control of us.

PHH Pension Plan

Cendant sponsors and maintains the Cendant Corporation Pension Plan (the “Cendant Pension Plan”), which is a “defined benefit” employee pension plan subject to ERISA. The Cendant Pension Plan is a successor plan to the PHH Corporation Pension Plan (the “Former PHH Pension Plan”) pursuant to a transaction whereby Cendant caused a number of defined benefit pension plans to become consolidated into a single plan. A number of our employees are entitled to benefits under the Cendant Pension Plan pursuant to their prior participation in the Former PHH Pension Plan as well as subsequent participation in the Cendant Pension Plan. During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who had attained certain age and service requirements. As a result, only approximately 990 of our current employees are participants in the Cendant Pension Plan. Of these current employees participating in the Cendant Pension Plan, approximately 949 are no longer accruing additional benefits (other than their right to attain early retirement subsidies) and approximately 41 continue to accrue additional benefits (collectively, “Current Participants”). All of our other employees are not participants in the Cendant Pension Plan.

In connection with the spin-off, Cendant and PHH have agreed to separate the Cendant Pension Plan into two plans. Effective upon the spin-off, PHH will adopt a new defined benefit employee pension plan, to be named the PHH Corporation Pension Plan, which will be identical in all material respects to the Cendant Pension Plan (the “New PHH Plan”). Also effective upon the spin-off, the New PHH Pension Plan will assume all liabilities and obligations owed to Current Participants under the Cendant Pension Plan. PHH will also assume any supplemental pension obligations accrued by any Current Participant. Our employees who are not participants in the Cendant Pension Plan will not be participants in the New PHH Plan.

In consideration of the New PHH Plan accepting and assuming the liabilities and obligations owed to Current Participants under the Cendant Pension Plan, Cendant will cause the Cendant Pension Plan to make a direct transfer of a portion of its assets to the New PHH Plan. The value of the assets to be transferred from the Cendant Pension Plan to the New PHH Plan will be proportional to the liabilities assumed by the New PHH Plan, and such value will be determined based upon applicable law, including under ERISA and IRS regulations.

Pension Benefits

Each of the named executive officers, other than Mr. Danahy, was a participant in the Former PHH Pension Plan and is a participant in the Cendant Pension Plan. As discussed above, upon the spin-off, such named executive officers will no longer be participants in the Cendant Pension Plan and will become participants in the New PHH Plan. The table below shows the estimated annual benefit payable to each such named executive officer commencing at age 65 under the New PHH Plan. For Mr. Suter, the amount also includes benefits payable under a supplemental pension plan formerly sponsored by PHH which provides additional benefits which otherwise would have been payable but for IRS limitations. Following a curtailment of the Former PHH Pension Plan, the benefits payable to each of the named executive officers have been frozen and such officers may not accrue further benefits under the New PHH

Plan or under any other defined benefit plan of PHH or Cendant. The benefits set forth in the table reflect straight-life annuity amounts and reflect offset for estimated Social Security benefits.

	Years of Credited
	Service as of	Year Individual	Estimated Annual
Name	January 1, 2005	Reaches Age 65	Benefit at Age 65
Mr. Edwards	25	2020	$41,300
Mr. Cashen	26	2019	$33,200
Mr. Kilroy	28	2012	$83,500
Mr. Suter	21	2024	$32,700

Retiree Medical Program

We currently maintain a retiree medical and insurance program covering certain of our employees and retirees. In connection with the spin-off, we intend to adopt a retiree medical and insurance plan for the benefit of qualifying employees who retire from PHH following the spin-off and their eligible dependents. Those of our qualifying employees who retired from PHH prior to the spin-off will be covered by a similar Cendant-sponsored program. The retiree medical program will provide qualifying retirees and their eligible dependents the opportunity, until age 65, to participate in medical and insurance plans offered during the same period to our active employees who reside in the same geographic area. Benefits under our program may be coordinated with and limited by coverage provided under other plans. The cost to qualifying retirees of participation in this program, which cost will be determined by the plan administrator from time to time, may be as high, or higher, than the cost applicable to active employees during the same period residing in the same geographic area.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Certain affiliates of Barclays Global Investors, N.A. (collectively, “Barclays”), an 8% stockholder, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for us and our subsidiaries for which they have received, and will receive, customary fees and expenses. Fees paid to Barclays by us and our subsidiaries in 2003 were approximately $9.4 million.

Indebtedness of Management

One or more of our mortgage lending subsidiaries has made, in the ordinary course of business, mortgage loans and/or home equity lines of credit to directors and executive officers and their immediate families. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with our other customers generally, and they did not involve more than the normal risk of collectibility or present other unfavorable features. Generally, we sell these mortgage loans and/or home equity lines of credit, soon after origination, into the secondary market in the ordinary course of business.

INTERCOMPANY ARRANGEMENTS

Cendant-PHH Mortgage Venture

In connection with the spin-off, we intend to form a mortgage venture with Cendant, to be named PHH Home Loans, LLC, for the purpose of originating and selling mortgage loans primarily sourced through Cendant’s owned residential real estate brokerage and corporate relocation businesses. In the first nine months of 2004, approximately 29% of all loans originated by our mortgage services segment were derived from these sources. We will contribute to the mortgage venture certain of our assets and employees that currently support originations from these sources. The mortgage venture will have a 25-year term, subject to earlier termination upon the occurrence of certain events or at Cendant’s election at any time after the eighth anniversary of the completion of the spin-off by giving two years’ notice to us. The mortgage venture will also be renewable for an additional 25-year term by mutual agreement of Cendant and us.

All mortgage loans originated by the mortgage venture will be sold to us or to unaffiliated third party investors on a servicing-released basis, and PHH Home Loans will not hold any mortgage loans for investment purposes or perform servicing functions for any loans it originates. Through the mortgage venture, we will continue to be the exclusive recommended provider of mortgages for NRT and Cendant Mobility, as we are today.

We will be responsible for causing PHH Home Loans to make application and seek approval for all licenses and regulatory approvals necessary to conduct its loan origination, loan sales and related operations in all 50 states and the District of Columbia.

Ownership and Distributions

We and Cendant will indirectly own 50.1% and 49.9%, respectively, of the equity interests of the mortgage venture. PHH Home Loans will be consolidated with us for financial reporting purposes, and Cendant’s 49.9% interest in the mortgage venture will be reflected on our financial statements as minority interest in a consolidated subsidiary.

Net income generated by PHH Home Loans will be distributed quarterly to its members pro rata based upon their respective ownership interests in the company, less any amounts to be retained (as necessary) to meet regulatory capital requirements.

Management

The managing member of the mortgage venture will be PHH Broker Partner Corporation, a wholly-owned subsidiary of PHH. The managing member will be responsible for managing all aspects of the business of the mortgage venture. However, certain specified actions proposed to be taken by the mortgage venture will be subject to approval by Cendant. PHH Home Loans will have a board of advisors consisting of representatives of Cendant and PHH. The board of advisors will have no managerial authority, and its primary purpose will be to provide a means for Cendant to exercise its approval rights over those specified actions of PHH Home Loans for which Cendant’s approval is required.

Strategic Relationship Agreement

Concurrently with the completion of the spin-off, PHH, PHH Mortgage, Cendant and PHH Home Loans will also enter into a strategic relationship agreement. The agreement will contain detailed covenants regarding the relationship of the parties with respect to the operation of PHH Home Loans and its origination channels.

In addition, the strategic relationship agreement will contain the following covenants:

Exclusive recommended provider of mortgage loans. Cendant will agree that the mortgage venture will be the exclusive recommended provider of mortgage loans by the Cendant real estate services division to

(1) the independent sales associates affiliated with Cendant’s real estate and relocation businesses, (2) the customers of Cendant’s real estate and relocation businesses, and (3) all U.S.-based Cendant employees. Cendant will have the right to terminate such exclusivity under certain circumstances, including (x) if we materially breach any representation, warranty, covenant or other agreement contained in any of the transaction documents and such breach is not cured within the requisite cure period provided for in the mortgage venture operating agreement, and (y) if either we or PHH Home Loans become subject to a regulatory order or proceeding that prevents or materially impairs the mortgage venture’s ability to originate mortgage loans (which order or proceeding is not generally applicable to companies engaged in the mortgage lending business) in a manner that adversely affects the value of quarterly distributions to be made by PHH Home Loans to its members (a “Regulatory Event”) and such regulatory order or proceeding is not cured within the required time period. In addition, if PHH Home Loans is prohibited by law, rule, regulation, order or other legal restriction from performing its origination function in any jurisdiction, and such prohibition has not been cured within a specified cure period, Cendant will have the right to terminate exclusivity in the affected jurisdiction.

Subsequent Mortgage Company Acquisitions. The mortgage venture operating agreement will provide that, if Cendant enters into an agreement to acquire a residential real estate brokerage business that also conducts a mortgage origination business, the parties will work together to plan for the sale of such mortgage origination business to the mortgage venture pursuant to pricing parameters specified in the mortgage venture operating agreement. If the parties do not reach agreement with respect to the terms of the sale in a timely manner, Cendant will have the option to either (1) sell the mortgage business to a third party (provided that the mortgage venture will have a right of first refusal if the purchase price for the proposed sale to the third party is less than 90% of the purchase price proposed by Cendant for the sale to the mortgage venture), or (2) retain and operate the mortgage business, and, in either case, at Cendant’s option, the exclusivity provisions described above will terminate with respect to each county in which the mortgage business conducts its operations. If the parties reach agreement with respect to the terms of the sale but the mortgage venture defaults on its obligation to complete the sale transaction in a timely manner, the mortgage venture will be required to make a damage payment to Cendant.

Non-Competition. Subject to limited exceptions, we and our affiliates will agree not to engage in (1) the title, closing, escrow or other search-related services businesses for residential real estate transactions (other than the appraisal services business as currently conducted by our subsidiary, Speedy Title and Appraisal Review Services, LLC), (2) the residential real estate brokerage business, commercial real estate brokerage business or corporate relocation services business, or become or operate as a broker, owner or franchisor in any such business, or otherwise, directly or indirectly, assist or facilitate the purchase or sale of residential or commercial real estate (other than through our appraisal services business or through the origination and servicing of mortgage loans), or (3) any other business conducted by the Cendant real estate services division. Our non-competition covenant will survive for up to two years following termination of the strategic relationship agreement. We also will agree in the mortgage venture operating agreement not to directly or indirectly sell any mortgage loans or mortgage servicing to any of Cendant’s largest competitors in the residential real estate brokerage business or any company affiliated with any of them.

Other Exclusivity Arrangements. The mortgage venture operating agreement also will provide that Cendant’s real estate division will be the exclusive recommended real estate brokerage firm for our employees and our customers (other than customers subject to any other venture agreement with us), and that we will use Cendant’s real estate division on all of our commercial real estate transactions where a Cendant agent is available. In addition, we will agree in the mortgage venture operating agreement (i) to recommend Cendant’s settlement services subsidiary as the provider of title, closing, escrow and search-related services, and (ii) to utilize Cendant’s settlement services subsidiary on an exclusive basis whenever PHH has the option to choose the title or escrow agent.

Indemnification

We will agree to indemnify PHH Home Loans for any losses incurred by it arising out of or resulting from any Regulatory Event and any violation or breach by us or any of our affiliates of any representation, warranty, covenant or other agreement set forth in any mortgage venture document.

License Agreement

Cendant and PHH will enter into a trademark license agreement pursuant to which PHH Mortgage and PHH Home Loans will be granted a license to use certain of the Cendant real estate brand names in connection with the operation of their businesses in order to permit them to originate mortgage loans on behalf of customers of Cendant’s owned and franchised real estate brokerage business on a co-branded basis.

Management Agreement

PHH Mortgage will enter into a management agreement with PHH Home Loans pursuant to which we will provide certain mortgage origination processing and administrative services. The mortgage origination processing services will include seasonal call center staffing beyond PHH Home Loans’ permanent staff, secondary mortgage marketing, pricing and, for certain channels, underwriting, credit scoring and document review. Administrative services will include payroll, financial systems management, treasury, information technology services, telecommunications services and human resources and employee benefits services. In exchange for such services, PHH Home Loans will pay PHH Mortgage a fee per service based upon various metrics, primarily cost per loan. The management agreement will provide for termination by PHH Home Loans upon various events concurrent with the termination of the strategic relationship agreement between Cendant and us.

Termination

Cendant will have the right to terminate the mortgage venture upon the occurrence of certain events, including a material breach by us or our affiliates of our or their obligations under any of the venture documents (which breach is not cured within the requisite cure period), the occurrence and continuation, for six consecutive months or more, of a Regulatory Event, or the occurrence of a change in control of us involving a competitor of Cendant or certain other specified parties. In addition, beginning on the eighth anniversary of the completion of the spin-off, Cendant may terminate the venture arrangement at any time by giving two years’ notice to us. Upon termination of the mortgage venture by Cendant, Cendant will have the option either to require that we purchase Cendant’s interest in PHH Home Loans at fair value, plus, in certain cases, liquidated damages, or to cause us to sell our interest in PHH Home Loans to a third party designated by Cendant at fair value plus, in certain cases, liquidated damages. In the case of a termination by Cendant following a change in control of us, we would be required to make a cash payment to Cendant in an amount equal to its allocable share of the mortgage venture’s trailing twelve months net income multiplied by the greater of the number of years remaining in the first ten years of the mortgage venture’s term and two.

We will have the right to terminate the mortgage venture upon, among other things, a material breach by Cendant of a material provision of the mortgage venture operating agreement, in which case we will have the right to purchase Cendant’s interest in the mortgage venture at a price derived from an agreed-upon formula based upon fair market value.

Upon termination of the mortgage venture, all related agreements will terminate automatically (excluding certain privacy, non-competition, venture related transition provisions and other general provisions), including the license agreement described above, and Cendant will be released from any restrictions under the venture documents that may restrict its ability to pursue a partnership, venture or another arrangement with any third party mortgage operation.

Marketing Services Agreements

Cendant and PHH Mortgage will execute a marketing services agreement for a term of 25 years. Pursuant to the terms of the marketing services agreement, PHH Mortgage will be the exclusive recommended provider of mortgage products and services promoted by Cendant’s real estate division to the independently owned and operated franchisees of Century 21, Coldwell Banker, ERA and Sotheby’s International Realty Systems. Pursuant to this arrangement, Cendant will recommend to franchisees that they enter into marketing or other appropriate relationships with PHH Mortgage, which may provide for, among other things, promotion of PHH Mortgage through the posting of PHH Mortgage banners and signs throughout franchisee offices, mail inserts, brochures and advertisements as well as placement in company newsletters and permitting PHH mortgage presentations during sales meetings. Cendant will be paid a marketing fee for conducting such promotions based upon the fair market value of the services to be provided. Such agreement will be terminable simultaneously with the strategic relationship agreement.

In addition, Cendant and PHH Mortgage will enter into separate interim marketing services agreements with NRT and Cendant Mobility pursuant to which PHH Mortgage will be the exclusive recommended provider of mortgage products and services promoted by NRT to its independent contractor sales associates and by Cendant Mobility to its customers and clients. Such promotions will include mail inserts, brochures and advertisements as well as placement in company newsletters and permitting PHH mortgage presentations during sales meetings and, with respect to NRT, will also include the posting of PHH Mortgage banners and signs throughout NRT offices. The Cendant parties to the agreement will be paid marketing fees for conducting such promotions based upon the fair market value of the services to be provided. The interim marketing services agreements will remain in place until the mortgage venture is fully licensed. At that point, the agreements will terminate and the provisions of the strategic relationship agreement and operating agreement described above will govern the manner in which PHH Home Loans is recommended by Cendant’s real estate division to such groups.

Separation Agreement

The separation agreement will require us to exchange information with Cendant, follow certain accounting practices and resolve disputes in a particular manner. We also will agree to maintain the confidentiality of certain information and preserve available legal privileges.

The separation agreement also will contain provisions relating to the allocation of the costs of the spin-off, indemnification, non-solicitation of employees, the establishment of our pension plan, our assumption of certain Cendant stock options and restricted stock awards (as adjusted and converted into awards relating to our common stock), our assumption of certain pension obligations and certain other provisions customary for agreements of its type.

The following sets forth a summary of certain provisions of the separation agreement:

Allocation of Costs and Expenses Related to the Transaction

The separation agreement will provide that all fees and expenses incurred by us or Cendant directly related to the spin-off (other than taxes, which are allocated pursuant to the tax sharing agreement) will be paid by Cendant. Any such expenses incurred by us, however, will require the prior approval of an officer of Cendant. Additionally, we will be responsible for our own internal fees, costs and expenses, such as salaries of personnel incurred in connection with the spin-off.

Indemnification

Pursuant to the separation agreement, we will agree to indemnify Cendant for any losses (other than losses relating to taxes, indemnification for which is provided in the tax sharing agreement) that any party seeks to impose upon Cendant or its affiliates that relate to, arise or result from (i) any of our liabilities, (ii) any breach by us or our non-Cendant affiliates of the separation agreement or any ancillary agreements, and (iii) any liabilities relating to our registration on Form 8-A, other than certain specified portions of the Form 8-A relating to information about Cendant, excluding PHH. Our liabilities include, among other things, (i) all liabilities reflected in our pro forma balance sheet as of September 30, 2004 or that would be, or should have been, reflected in such balance sheet, (ii) all liabilities relating to our business whether before or after the date of the spin-off, (iii) all liabilities that relate to, or arise from any performance guaranty of Avis Group Holdings, Inc. in connection with indebtedness issued by Chesapeake Funding LLC, (iv) any liabilities relating to our or our affiliates’ employees and (v) all liabilities that are expressly allocated to us or our affiliates, or which are not specifically assumed by Cendant or any of its affiliates, pursuant to the separation agreement or any ancillary agreement.

Cendant will be obligated to indemnify us for any losses (other than losses relating to taxes, indemnification for which is provided in the tax sharing agreement) that any party seeks to impose upon us or our affiliates that relate to (i) any liabilities other than liabilities we have assumed or any liabilities relating to the Cendant business, (ii) any breach by Cendant or its non-PHH affiliates of the separation agreement or any of the ancillary agreements and (iii) any liabilities relating to our registration on Form 8-A arising from certain specified information regarding, or provided by, Cendant.

In addition, we and our pension plan will agree to indemnify Cendant and its pension plan, and Cendant and its pension plan will agree to indemnify us and our pension plan, with respect to any liabilities involving eligible participants in our and Cendant’s pension plans, respectively.

Tax Sharing Agreement

The tax sharing agreement will contain key provisions governing the allocation of liability for taxes between Cendant and us, indemnification for liability for taxes and responsibility for preparing and filing tax returns and defending tax contests, as well as other tax-related matters including the sharing of tax information and cooperating with the preparation and filing of tax returns.

Allocation of Liability for Taxes

Pursuant to the tax sharing agreement, Cendant will be responsible for all federal, state and local income taxes of or attributable to any affiliated or similar group filing a consolidated, combined or unitary income tax return of which any of Cendant or its affiliates (other than us or our subsidiaries) is the common parent for any taxable period beginning on or before the distribution date, except for taxes resulting from the failure of the spin-off or transactions relating to the internal reorganization to qualify as tax-free. Cendant will be responsible for all other income taxes and all non-income taxes attributable to Cendant and its subsidiaries (other than us or our subsidiaries), and we will be responsible for all other income taxes and all non-income taxes attributable to us and our subsidiaries. We will be responsible for any taxes resulting from the failure of the spin-off or transactions relating to the internal reorganization to qualify as tax-free, which failure was the result of our or our subsidiaries’ actions, misrepresentations or omissions. We also will be responsible for 13.7% of any taxes resulting from the failure of the spin-off or transactions relating to the internal reorganization to qualify as tax-free, which failure is not due to the actions, misrepresentations or omissions of Cendant or us or our respective subsidiaries. Such percentage is based on the relative pro forma net book values of Cendant and us as of September 30, 2004, without giving effect to any adjustments to the book values of certain long-lived assets that may be required as a result of the spin-off and the related transactions. We will indemnify Cendant and its subsidiaries and Cendant will indemnify us and our subsidiaries for any taxes for which the other is responsible.

Preparing and Filing Tax Returns

Cendant will have the right and obligation to prepare and file all consolidated, combined or unitary income tax returns with respect to any affiliated or similar group of which any of Cendant or its affiliates (other than us or our subsidiaries) is the common parent beginning on or before the distribution date. We will be required to provide information and to cooperate with Cendant in the preparation and filing of these tax returns. We will have the right and obligation to prepare and file all other income tax returns and all non-income tax returns relating to us and our subsidiaries.

Tax Contests

Cendant will have the right to control all administrative, regulatory and judicial proceedings relating to federal, state and local income taxes of or attributable to any affiliated or similar group filing a consolidated, combined or unitary income tax return of which any of Cendant or its affiliates (other than us or our subsidiaries) is the common parent and all proceedings relating to taxes resulting from the failure of the spin-off or transactions relating to the internal reorganization to qualify as tax-free. We will have the right to control all administrative, regulatory and judicial proceedings relating to other income taxes and non-income taxes attributable to us and our subsidiaries.

Tax Benefits

If we become entitled to certain tax attributes (or benefits) subsequent to the spin-off that relate to an audit adjustment for a consolidated, combined, unitary or similar income tax return for a certain tax year prior to the spin-off for which Cendant is responsible under the tax sharing agreement, we will be required to make payments to Cendant in respect of these tax attributes (or benefits) if and to the extent that we actually realize a tax benefit for a post spin-off taxable year (i.e., such tax attributes or benefits actually reduce the income taxes that we otherwise would have been required to pay had no such audit adjustment occurred).

Current and Continuing Transactions with Cendant and its Subsidiaries

We will continue to have the relationships discussed below with Cendant and certain of its subsidiaries. Under these relationships, we received approximately $6 million from Cendant and certain of its subsidiaries and we paid approximately $1 million to Cendant and certain of its subsidiaries in the fiscal year ended December 31, 2003.

Vehicle Parts Supply Agreements

Edenton Motors, Inc. and Williamsburg Ford, Inc., affiliates of PHH VMS, supply Cendant Car Rental Group, Inc. (“CCRG”) with all of its non-emergency requirements for GM, Chrysler and Ford automobile and truck parts utilized in its car and truck rental operations under the Avis and Budget brands. The agreements evidencing this supplier relationship contain mutually beneficial terms, and remain in effect unless and until terminated by either party for cause.

Vehicle Pre-delivery Car Rental Program

PHH Arval and PHH Vehicle Management Services Inc. (“PHH Canada”) have designated Avis Rent A Car System, Inc. (“Avis”) as their exclusive car rental supplier in the United States and Canada for their fleet customers who require interim car rental services prior to delivery of a fleet vehicle, and who rely on PHH Arval or PHH Canada for selection of a car rental provider. The agreements evidencing this supplier relationship contain mutually beneficial terms. These agreements may be terminated by either party for cause.

Vehicle Registration Services Agreement

PHH Arval utilizes CCRG to perform various vehicle registration renewal services for PHH Arval’s fleet customers in the United States. The agreement evidencing this supplier relationship contains mutually beneficial terms, remains in effect until December 31, 2011 (unless earlier terminated for cause), and will be renewed automatically for successive 3-year terms unless prior written notice is given by either party at least 120 days before the end of the initial or renewal term. Under this agreement, PHH Arval reimburses CCRG for all department of motor vehicle fees and other charges incurred by CCRG on behalf of PHH Arval’s customers, including registration fees, if applicable, parking tickets, and postage for mailing plates. CCRG also receives a fee for its service which may be increased by CCRG at the end of the third year of the term, and by mutual agreement during any renewal term.

Car Rental Rate Agreements

We have designated Avis and Budget Rent A Car System, Inc. (“Budget”) as the exclusive primary and secondary suppliers, respectively, of car rental services for our employees and employees of our subsidiaries. The agreements evidencing these supplier relationships provide negotiated car rental rates and discounts to our employees and our subsidiaries, which apply to their car rentals worldwide, whether for business or personal travel. These agreements contain mutually beneficial terms, and remain in effect until January 2012, thereafter renewing annually, unless earlier terminated by either party. Additionally, these agreements may be terminated by either party for cause.

Travelport Corporate Solutions Agreement

We have an agreement with Travelport Corporate Solutions, Inc. pursuant to which Travelport will provide us with travel management services, including full-service ticketing and fulfillment services, a custom—configured corporate on-line booking tool, access to a corporate travel call center, agent support 24 hours a day/7 days a week and several optional corporate travel-related services. The term of this agreement is three years.

PHH Arval/Wright Express Co-brand Card Agreement

PHH Arval has an agreement with Wright Express LLC pursuant to which Wright Express issues co-branded cards to PHH Arval’s corporate fleet customers. These customers charge fuel at gas stations participating with Wright Express. Wright Express pays the fuel charges to these service providers. Wright Express provides PHH Arval with all detailed purchase data and invoices PHH Arval for such services. PHH Arval pays Wright Express daily for these charges and uses the information provided by Wright Express to bill its customers. This agreement contains mutually beneficial terms and expires in January 2010.

PHH Arval/Wright Express Maintenance Service Agreement

PHH Arval has an agreement with Wright Express pursuant to which PHH Arval allows Wright Express universal card holders access to the PHH Arval maintenance network for automotive repair and maintenance products and services. Wright Express cardholders receive the retail or national accounts pricing on the services or products purchased. PHH Arval pays the maintenance network providers on behalf of Wright Express and then provides the transaction information to Wright Express. This agreement contains mutually beneficial terms and expires in June 2009.

Motor Vehicle Fleet Open-End Operating Lease Agreement

D.L. Peterson Trust, a subsidiary of PHH (“DLPT”), has an agreement with Cendant pursuant to which DLPT agrees to lease to Cendant certain cars, trucks and other motor vehicles. There is no minimum lease requirement in this agreement. DLPT remains the owner of the vehicles. The lease term for each vehicle generally is for a minimum of 12 months. After the 12 months, Cendant can elect to renew the lease on a monthly basis. Cendant is billed in advance monthly for the rental rate, which includes a depreciation rent factor. Cendant pays all costs for titling, registration, and vehicle operating costs. Cendant is responsible for any resale loss on the vehicle. This agreement may be terminated by either party with notice.

Wright Express Motor Vehicle Fleet Open-End Operating Lease Agreement

DLPT has a similar agreement with Wright Express. The terms are substantially identical to the agreement DLPT has with Cendant.

Mortgage Call Transfer Program with Cendant’s Fairfield Subsidiary

Calls to PHH Mortgage’s customer service center may be transferred to Fairfield Resorts Inc. with the consent of the customer. Fairfield pays a fee to PHH Mortgage for each call transferred. This agreement has no termination date.

Roadside Assistance Services Agreement

Trilegiant Corporation provides roadside assistance to PHH Arval and its clients and their drivers. PHH receives calls from their client’s drivers and initiates three-way calls to Trilegiant. Trilegiant arranges for the performance of the required roadside assistance services and payment for the services on behalf of PHH. This agreement is renewable annually.

Wright Express Corporate Card Agreement

PHH Arval has an agreement with Wright Express pursuant to which Wright Express provides a MasterCard travel and entertainment card to selected employees of PHH. This product enables employees of PHH to charge travel and entertainment services. Wright Express pays the charges to all vendors and provides detailed monthly billing to PHH, and PHH pays Wright Express monthly for such charges. This agreement renews annually.

Sub-Lease Agreements

PHH Arval has agreements with Avis to sublease office space at two locations. One of the leases terminates in November 2007 and the second terminates in December 2009, with earlier termination available at the option of either party. Additionally, Cendant subleases space at PHH Arval’s headquarters.

Web Hosting and Development Services Agreement

PHH Arval provides Wright Express with web hosting and development services in connection with their MasterCard product.

Vehicle Accident and Maintenance Agreement

Avis and Budget are suppliers for our vehicle maintenance and accident management car rental needs. This agreement contains mutually beneficial terms.

Corporate Relocation Services Agreement

We have an agreement with Cendant Mobility pursuant to which Cendant Mobility provides outsource employee relocation services which include relocation policy management, household good moving services and departure and destination real estate related services. Under the terms of this agreement, we pay a fee for each relocating employee as well as reimburse Cendant Mobility for the direct costs associated with the relocation.

Non-Continuing Transactions with Cendant and its Subsidiaries

The following arrangements currently in place with Cendant and its subsidiaries will terminate upon completion of the spin-off:

We have an agreement with Cendant Mobility under which Cendant Mobility markets our mortgage services to its corporate clients. This agreement will terminate upon consummation of the spin-off. This arrangement will be included in the interim marketing services agreement fee discussed above. In 2003, we paid approximately $2 million to Cendant Mobility in connection with this agreement.

There are a number of agreements between PHH Mortgage and Wright Express which have been, or are being unwound. Wright Express derived $200,000 from these agreements in 2003.

Transition Services Agreement

Upon the completion of the spin-off, we will enter into a transition services agreement with Cendant that will govern continuing arrangements between us and Cendant for a period of time following the spin-off so as to provide for an orderly transition of our company becoming independent of Cendant.

Pursuant to the transition services agreement, Cendant will agree to provide to us, and we will agree to provide to Cendant, various services including services relating to human resources and employee benefits, payroll, financial systems management, treasury and cash management, accounts payable services, external reporting, telecommunications services and information technology services. The transition services agreement will also contain agreements relating to indemnification, access to information and certain other provisions customary for agreements of this type. The party providing the services is referred to below as the “Service Provider,” and the party receiving the services is referred to below as the “Service Recipient.”

Under the transition services agreement, the cost of each transition service will generally reflect the same payment terms and will be calculated using the same cost allocation methodologies for the particular service as those associated with the costs on the Service Recipient’s historical financial statements where applicable, and at a rate intended to approximate an arm’s length pricing negotiation if there is no pre-existing cost-allocation methodology. The transition services agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of the spin-off. After the expiration of the arrangements contained in the transition services agreement, we may not be able to replace these services in a timely manner or on terms and conditions, including cost, as favorable as those we received from Cendant. We are developing plans to increase our internal capabilities in the future to reduce our reliance on Cendant for these services. We will have the right to receive reasonable information with respect to charges for transition services provided by Cendant.

The following sets forth a summary of certain provisions of the transition services agreement:

Indemnification. Cendant will indemnify us and our officers, directors, employees and agents against any and all losses resulting from any action (other than with respect to external reporting) in connection with any breach by Cendant of the transition services agreement.

We will indemnify Cendant and its officers, directors, employees and agents against losses resulting from any action in connection with any breach by us of the transition services agreement.

Access to Information, Litigation Cooperation and Confidentiality. The following terms will govern access to information under the transition services agreement:

•
Subject to applicable confidentiality provisions and other restrictions, we and Cendant will each give the other any information within that company’s possession that the requesting party reasonably needs in connection with services being provided by or to such requesting party:

•	to comply with requirements imposed on the requesting party by a governmental authority;

•	for use by such requesting party in any proceeding or to satisfy audit, accounting, tax or similar requirements; or

•	to comply with such requesting party’s obligations under the transition services agreement.

•
The parties agree to the extent reasonably necessary to cooperate in the defense and settlement of any threatened or filed third party action which jointly involves Cendant or us or any of their or our subsidiaries which primarily relates to the services being provided under the terms of the transition services agreement.

Human Resources Services to be Provided by Cendant to Us. Cendant will provide to us human resources services relating to employee benefits and human resources technology systems. Cendant will be required to perform the services through December 31, 2005. Fees will be consistent with charges under current allocation methodology utilized through the date of the spin-off.

Financial Systems Management Services to be Provided by Cendant to Us. Cendant will provide to us certain application processing services, including: (i) maintaining charts of accounts and normal monthly maintenance requests; (ii) maintaining current reporting environment; and (iii) modification of the roll-up structure. We will pay Cendant a monthly fee of $10,000. The term of services will be through December 31, 2005 commencing with the effective date of the transition services agreement. We may terminate the services early upon 30 days written notice.

Accounts Payable Services to be Provided by Cendant to Us. Cendant will provide accounts payable processing services to our mortgage business in accordance with a fee schedule, which ranges from $4.00 for the processing of an original invoice to $25.00 for the issuance of a manual check, a wire transfer or stop payment. The term of services will be through April 30, 2005, commencing with the date of the spin-off. We may terminate these services early upon 30 days written notice.

Payroll Services to be Provided by Cendant to Us. Cendant will provide payroll and human resources processing to us through December 31, 2005 plus associated year end tax reporting. Cendant will also provide services regarding periodic tax depository requirements and tax returns. Fees will include: (i) a $3.00 per employee per pay period payroll processing fee; (ii) a $25.00 per manual check fee; (iii) a $25,000 fee for management services rendered through December 31, 2005 to cover management services and overhead in the transition of the payroll process; and (iv) $50 per hour for payroll support; and (v) $150 per hour for systems support for any additional items.

Information Technology Services to be Provided by Cendant to Us. Prior to the spin-off, Cendant provided us with certain information technology support, equipment and services at or from their data center in Denver, Colorado, primarily through a contract with its third party outsourcer and data center manager, and will continue doing so under the transition services agreement for a period of up to two years from the date of the completion of the spin-off. We may terminate the provision of these services upon 90 days’ prior written notice to Cendant, and we would be responsible for the repayment to Cendant of any unamortized computer hardware service charges and software charges specific to our various environments (i.e., mainframe) that are the subject of the aforementioned services, as well as for any unpaid actual costs incurred by Cendant with respect to these services and any associated transition services. Cendant does not have early termination rights without cause with respect to these services, although some of the services may be contingent upon (and/or affected by any inability related to) Cendant’s and/or our obtaining of certain third party (i.e., software licensors) consents. Cendant has allocated the costs for these services to us based on actual usage and the level of support we receive from these Cendant and its service providers, and will continue to allocate costs to us in this manner under the transition services agreement.

We estimate the cost for these services under the transition services agreement will be approximately $296,000 per month, subject to changes in our actual usage of such services and/or changes in any of the pass-through costs charged by Cendant’s third party suppliers.

Telecommunications Services to be Provided by Cendant to Us. Prior to the spin-off, Cendant provided us with certain telecommunications related services, equipment and support, including our local and long distance services and other voice and data communications. These services are provided primarily through arrangements Cendant has with third-party providers. Cendant will continue doing so under the transitional agreement as an unaffiliated entity for a period up to June 30, 2008, provided, however, that some of the services may be contingent upon (and/or affected by any inability related to) Cendant’s and/or our obtaining of certain third party consents.

We have also paid to Cendant, and will continue under the transitional agreement to pay for a period of up to two years, a management fee of approximately $9,800 per month for use of the Cendant telecommunications group’s services. Cendant has allocated the costs for these services to us based on actual usage and the level of support we receive from Cendant and its service providers, and will continue to allocate costs to us in this manner under the transitional agreement.

Both Cendant and we may terminate certain management provisions of telecommunications services by Cendant, without penalty, upon 180 days written notice by the terminating party, subject to our obligation to pay Cendant for any unpaid actual costs incurred by Cendant with respect to these services and any associated transition services. Services which are subject to a minimum annual revenue commitment are not terminable prior to the expiration of their term with the third party provider. Our annual commitments to Cendant in regard to these third party providers are subject to substantial cancellation penalties. In general, we paid the third party providers directly for these voice and data services and our equipment use, and will continue to pay them in this manner under the transitional agreement, provided, however, that we are required to compensate Cendant for any costs related to any services or equipment incurred on our behalf, including any audit services.

Treasury and Cash Management Services to be Provided by Cendant to Us. Prior to the spin-off, Cendant provided us with our treasury and cash management services and will continue doing so under the transition services agreement through September 30, 2005. We may terminate the provision of these services without penalty upon 30 days’ written notice to Cendant. Cendant does not have early termination rights with respect to these services. Under the transition services agreement, we will pay Cendant a monthly fee of $10,000 for these services, which will also include assisting us in establishing our own cash management system.

External Reporting Services to be Provided by Cendant to Us. Cendant will provide assistance in connection with the preparation of certain of our filings with the SEC through May 30, 2005. Fees will include hourly rates ranging from $140 to $325.

Prior to the spin-off, Cendant provided these and other services to us. In 2003, we paid approximately $37 million for these services to Cendant.

Services to be Provided by PHH to Cendant. Prior to the spin-off, we provided Cendant and certain Cendant affiliates, subsidiaries and business units with certain information technology support, equipment and services at or from our data center, and certain PC desktop support for approximately 100 Cendant personnel, located at our facility in Sparks, Maryland, and will continue doing so under the transition services agreement for a period of up to two years from the date of the spin-off. Cendant may terminate the provision of these services upon 90 days’ written notice to us, and Cendant would be responsible for the repayment to us of any unamortized computer hardware service charges and software charges specific to their systems environments which are the subject of the aforementioned services, as well as for any unpaid actual costs incurred by us with respect to these services. We do not have early termination rights without cause with respect to these services. We have allocated the costs for these services to Cendant (and its applicable affiliates, subsidiaries and business units) based on Cendant’s (and its applicable affiliates’, subsidiaries’ and business units’) actual usage and will continue to allocate costs to Cendant (and its applicable affiliates, subsidiaries and business units) in this manner under the transition services agreement. We estimate the fees for these services under the transition services agreement will be approximately $190,000 per month, subject to changes in Cendant’s (including its applicable affiliates’, subsidiaries’ and business units’) actual usage of such services.

DESCRIPTION OF CAPITAL STOCK

Effective immediately prior to the spin-off, we intend to amend and restate our charter and by-laws. The following summary of our capital stock does not relate to our current charter or by-laws, but rather is a description of our capital stock pursuant to our amended and restated charter and amended and restated by-laws that will be in effect upon the completion of the spin-off.

General

Currently, 1,000 shares of our common stock, par value $0.01 per share, are issued and outstanding and held of record by Cendant. Effective as of the completion of the spin-off, our authorized capital stock will consist of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Following the completion of the spin-off we expect to have approximately 52.6 million shares of common stock and no shares of preferred stock outstanding.

The following summary of certain provisions of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our amended and restated articles of incorporation and our amended and restated by-laws.

Common Stock

The holders of common stock will possess exclusive voting rights in us, except to the extent the board of directors specifies voting power with respect to any other class of securities issued in the future. Each holder of common stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders will not have any right to cumulate votes in the election of directors.

Subject to preferences that may be granted to the holders of preferred stock, each holder of common stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of our common stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by the board of directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities. All shares of common stock issued pursuant to the spin-off will be fully paid and non-assessable upon issuance. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “PHH.”

Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. A Maryland corporation may provide, however, in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of all the votes entitled to be cast.

Preferred Stock

The board of directors, without further action by the holders of common stock, may issue shares of preferred stock. The board of directors is vested with authority to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference of any series of shares of preferred stock, and to fix the number of shares constituting any such series.

The authority possessed by the board of directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the corporation through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly. The board of directors may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings for the issuance of preferred stock and the board of directors has no present intention to issue any shares of preferred stock.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our capital stock into other classes or series of stock. Prior to issuance of shares of each class or series, the board is required by the Maryland General Corporation Law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms of conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our stockholders or otherwise be in the best interests of our stockholders.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded from time to time. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a change in control or other transaction which might involve a premium price for our stockholders or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND
OUR CHARTER AND BY-LAWS

Certain of the provisions of our charter, by-laws, the Maryland General Corporation Law and the stockholder rights plan described below may have the effect of delaying, deferring or preventing a change in control or other transaction which might involve a premium for our stockholders or otherwise be in the best interest of our stockholders.

Classified Board of Directors

Our by-laws provide that the corporation shall at all times have at least three directors, but no more than 15. Immediately following the spin-off, our board of directors will consist of seven members, which number may only be altered by the action of a majority of the board of directors. Our board of directors is divided into three classes serving staggered three-year terms, with the directors in one of these classes being elected each year. Further, Section 2-406(b)(3) of the Maryland General Corporation Law provides that stockholders of corporations that have classified boards may only remove directors for cause. Our charter provides that our directors may be removed from office by stockholders only for cause, and then only by the vote of the holders of not less than 66 2/3% of the outstanding shares of stock entitled to vote generally in the election of directors. The classified board provision, together with certain other provisions of our charter, including our election to be subject to Section 3-804(c) of the Maryland General Corporation Law as described below and the requirement that only our board may act to increase the size of the board of directors, could have the effect of making the replacement of incumbent directors more time consuming and difficult. For example, due to the fact that we have a classified board with staggered terms, a change in a majority of our board of directors may generally only take place over the course of two annual meetings of our stockholders.

Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions and may have the effect of delaying, deferring or preventing a change in control or other transaction which might involve a premium price for our stockholders or otherwise be in the best interest of our stockholders.

Newly Created Directorships, Vacancies and Removal

Pursuant to the Maryland General Corporation Law Title 3, Subtitle 8, “Corporations and Real Estate Investment Trusts — Unsolicited Takeovers,” a Maryland corporation with a class of equity securities registered under the 1934 Act and at least three independent directors (as defined therein) may elect to be subject to certain provisions which may have the effect of delaying, deferring or preventing an unsolicited takeover. Through a provision in our charter, we have elected to be subject to Section 3-804(c) of the Maryland General Corporation Law that requires that:

•	Any vacancy on the board of directors be filled only by a majority of the directors then in office; and

•	Any director so appointed by the directors to fill such a vacancy serve for the remainder of the full term of the class of directors in which the vacancy occurred.

Special Meetings of Stockholders

A special meeting of our stockholders may be called by the chairman of the board of directors, the president or by a majority of the board of directors by vote at a meeting or in writing (addressed to the secretary) with or without a meeting. Special meetings of our stockholders may also be called by the secretary on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting provided that such requesting stockholders satisfy the procedural requirements set forth in our amended and restated by-laws. The board of directors has sole power to fix the date and time of the special meeting.

Advance Notice of Stockholder-Proposed Business at Annual Meetings

Our by-laws provide that for business to be properly brought by a stockholder before an annual meeting, the stockholder must give timely notice thereof in writing to the secretary and such notice must contain all required information specified in our by-laws. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the last annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the last annual meeting, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition, the by-laws provide that for a stockholder entitled to vote in the election of directors to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the secretary and such notice must contain all required information specified in our by-laws. To be timely, a stockholder’s notice must be delivered to or mailed to and received at PHH’s principal executive offices:

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In the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the last annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the last annual meeting, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made; and

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With respect to a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs.

Business Combinations

Under the Maryland General Corporation Law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or by-laws of the corporation.

Our by-laws contain a provision exempting any share of our capital stock from the control share acquisition statute to the fullest extent permitted by the Maryland General Corporation Law. However, our board of directors has the exclusive right to amend our by-laws and, subject to their fiduciary duties, could at any time in the future amend the by-laws to remove this exemption provision.

Rights of an Objecting Stockholder

Under Sections 3-201 et seq. of the Maryland General Corporation Law, a stockholder has the right to demand and receive payment of the fair value of the stockholder’s stock from a successor if:

•	The corporation consolidates or merges with another corporation;

•	The stockholder’s stock is to be acquired in a share exchange;

•	There is a transfer of assets;

•	The corporation amends its charter, thus altering contract rights of outstanding stock (unless the right to do so is reserved in the charter); or

•	Certain other business combinations.

Under our charter, no stockholder will be entitled to exercise the aforementioned rights of an objecting stockholder other than such, if any, as the board of directors, in its sole discretion, may determine.

Amendments to our Charter and By-laws

Our charter may be amended only if the proposed amendment is approved by our board of directors and by stockholders holding a majority of the shares entitled to vote upon such amendment. However, any amendment to, repeal of or adoption of any provision in our charter relating to (a) our board of directors, including number, removal or classification of directors and the filling of vacancies on our board of directors, (b) indemnification of directors, officers and other employees, (c) personal liability of officers and directors, (d) notice of business to be conducted at annual meetings, (e) the board’s exclusive power to repeal, alter, amend or rescind the by-laws and (f) the provision requiring super-majority vote of the stockholders on the aforementioned matters must be authorized by not less than 80% of the aggregate votes entitled to be cast thereon, voting together as a single class.

Our charter and by-laws provide that our by-laws may be made, repealed, altered, amended or rescinded by the board of directors exclusively.

Rights Plan

After the spin-off, we will have a stockholder rights plan. Accordingly, one preferred share purchase right will be attached to each share of our common stock to be distributed in the spin-off and each share of our common stock issued at any time thereafter. These rights, if exercised, would cause substantial dilution to any person or group that attempts to acquire a significant interest in our common stock without advance approval from our board of directors and thus could make an acquisition of control of us more difficult, even if such acquisition may be in the best interests of us and our stockholders.

Indemnification of Directors and Officers

The Maryland General Corporation Law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by the Maryland General Corporation Law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland General Corporation Law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter also authorizes us, to the maximum extent permitted by the Maryland General Corporation Law, to obligate us to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our by-laws obligate us to provide such indemnification and advance of expenses.

RECENT SALES OF UNREGISTERED SECURITIES

On May 3, 2002, PHH sold $443 million aggregate principal amount of its senior notes as follows:

• $82,000,000	6.99% Senior Notes, Series A, due May 1, 2005;
• $109,000,000	7.55% Senior Notes, Series B, due May 1, 2007;
• $154,000,000	8.05% Senior Notes, Series C, due May 1, 2009;
• $20,000,000	8.31% Senior Notes, Series D, due May 1, 2012;
• $18,000,000	6.82% Senior Notes, Series E, due May 1, 2005;
• $36,000,000	7.41% Senior Notes, Series F, due May 1, 2007;
• $19,000,000	7.93% Senior Notes, Series G, due May 1, 2009; and
• $5,000,000	8.22% Senior Notes, Series H, due May 1, 2012 (collectively, the “Senior Notes”).

The offering price of the Senior Notes was equal to the principal amount of the Senior Notes and the net proceeds to PHH were approximately $440 million, after offering expenses and commission of approximately $3 million to Barclays Capital, placement agent for the offering. The sale of the Senior Notes to the institutional investors was exempt from registration in reliance on Section 4(2) under the Securities Act of 1933, as amended, as a transaction not involving a public offering.

The interest rate on the Senior Notes is payable semi-annually on May 1 and November 1 of each year, which commenced on November 1, 2002. In accordance with the terms of the Senior Notes, upon written notice to the holders of the Senior Notes, PHH may prepay the Senior Notes, in whole or in part, at any time, for cash at a prepayment price equal to 100% of the principal amount, plus accrued and unpaid interest, plus a make-whole amount determined for the prepayment date with respect to such principal amount. In January 2005, PHH intends to provide written notice to the holders of the Senior Notes that PHH elected to prepay all $443 million aggregate principal amount of its outstanding Senior Notes for cash at an aggregate prepayment price of approximately $488 million, which includes an estimated aggregate make-whole amount of approximately $45 million.

ANNUAL MEETING OF STOCKHOLDERS

We held our 2005 annual meeting of stockholders in January 2005. We intend to hold our 2006 annual meeting of stockholders in 2006 in accordance with the applicable provisions of Maryland law and our bylaws.